EXECUTION VERSION
Exhibit 2.1

PURCHASE AGREEMENT
by and among
BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC,
BLUEMOUNTAIN GP HOLDINGS, LLC,
BLUEMOUNTAIN CLO MANAGEMENT, LLC,
ASSURED GUARANTY US HOLDINGS INC.,
as Purchaser,
ASSURED GUARANTY LTD.,
solely for purposes of Sections 1.3(c)(ii), 4.1, 4.2, 4.5 and 4.9,
AFFILIATED MANAGERS GROUP, INC.,
solely for purposes of Section 12.17,
and
EACH OF THE SELLERS
DATED AS OF AUGUST 7, 2019

i

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (the “Agreement”) is entered into as of August 7, 2019, by and among:
(i)    Assured Guaranty US Holdings Inc., a Delaware corporation (“Purchaser”);
(ii)    solely for purposes of Sections 1.3(c)(ii), 4.1, 4.2, 4.5 and 4.9, Assured Guaranty Ltd., a limited company organized under the laws of Bermuda (“Purchaser Parent”);
(iii)    BlueMountain Capital Management, LLC, a Delaware limited liability company (“Management Company LLC”);
(iv)    BlueMountain GP Holdings, LLC, a Delaware limited liability company (“GP Holdings LLC”);
(v)    BlueMountain CLO Management, LLC, a Delaware limited liability company (“CLO Management LLC” and together with Management Company LLC and GP Holdings LLC, the “BlueMountain Operating Companies”, and each a “BlueMountain Operating Company”);
(vi)    BMCM Acquisition, LLC, a Delaware limited liability company (the “AMG Seller”), and each of those individuals identified on Schedule A hereto as BlueMountain Sellers (the “BlueMountain Sellers” and together with the AMG Seller, the “Sellers”); and
(vii)    solely for purposes of Section 12.17, Affiliated Managers Group, Inc., a Delaware corporation (“AMG Parent”).
W I T N E S S E T H:
WHEREAS, each of Management Company LLC, BMCP London (as defined herein) and CLO Management LLC is engaged in the business of providing Investment Management Services (as defined herein) and GP Holdings LLC holds interests, directly and indirectly, in pooled investment vehicles;
WHEREAS, the Sellers collectively own (a) all of the equity interests of each of the BlueMountain Operating Companies and (b) all of the equity interests of BMCP London not owned, directly or indirectly, by Management Company LLC (collectively, the “BlueMountain Interests”);

WHEREAS, Purchaser desires to purchase and the Sellers desire to sell, in each case on the terms and subject to the conditions set forth herein, all of the BlueMountain Interests;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Principal has entered into an Employment Agreement with AG US Group Services Inc., a Delaware corporation and an Affiliate of Purchaser, and Management Company LLC (the “Employment Agreement”), effective upon and subject to the Closing;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Principal and Purchaser Parent have entered into the lock-up agreement attached hereto as Exhibit A (the “Lock-Up Agreement”), effective upon and subject to the Closing;
WHEREAS, to induce the other parties to enter into this Agreement, the parties hereto have agreed to make certain representations, warranties, covenants and agreements as set forth herein. Initially capitalized terms used herein (and not otherwise defined herein) have the meanings given to such terms in Section 11.1 hereof.
NOW, THEREFORE, in order to consummate the transactions contemplated hereby, and in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	PURCHASE
1.1    General. Upon the terms and subject to the conditions contained in this Agreement, and on the basis of the representations, warranties, covenants and agreements set forth herein, Purchaser shall purchase (the “Purchase”) from the Sellers all of the BlueMountain Interests, and each Seller hereby agrees to sell to Purchaser all of the BlueMountain Interests owned by such Seller, in exchange for the payment of the Purchase Price.
1.2    Time and Place of Closing. The closing of the purchase and sale of the BlueMountain Interests (the “Closing”) shall take place at the offices of Purrington Moody Weil LLP, 414 West 14th Street, 4th Floor, New York, New York, at 10:00 a.m. local time on (a) the later of (i) October 1, 2019 or (ii) the third (3rd) Business Day after the last of the conditions to the Closing set forth in Section 7 and Section 8 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) is satisfied or waived (such third (3rd) Business Day, the “Satisfaction Date”) ; provided, that, in the case of this clause (a), if the Satisfaction Date occurs during the period from and including December 2, 2019 through and including December 31, 2019, then Purchaser may elect, in its sole discretion upon written notice to the Seller Representative and AMG Seller no later than the first (1st) Business Day after the last of the conditions to the Closing set forth in Section 7 and Section 8 hereof is satisfied or waived, for the Closing to occur on December 31, 2019, or (b) at such other time and place as shall be mutually agreed upon by Purchaser, the Seller Representative and the AMG Seller, subject to the satisfaction or waiver of all of the conditions to Closing set forth herein. Notwithstanding anything to the contrary in this Section 1.2, if the Closing Date occurs on a date that is after the Satisfaction Date, then interest shall accrue and be payable at the Closing on the Seller Closing Consideration from the Satisfaction Date until the Closing Date at a rate per annum equal to the Interest Rate. For all purposes under this Agreement, from and after (and subject to) the Closing having occurred hereunder, the Closing shall be deemed to have occurred as of 12:01 a.m., Eastern Time on the Closing Date (notwithstanding what time the actual Closing logistics were completed on the Closing Date) ; provided, however, that if the Closing Date is December 31, 2019, then the Closing shall be deemed to have occurred as of 11:59 p.m., Eastern Time on December 31, 2019 (notwithstanding what time the actual Closing logistics were completed on December 31, 2019).
1.3    Purchase Price; Purchase Price Allocation.
(a)    The total consideration payable by Purchaser for the sale by the Sellers of the BlueMountain Interests shall be an aggregate amount equal to the sum of (i) the Seller Closing Consideration and (ii) the Contribution Amount (together, the “Purchase Price”). Each Seller’s share of the Seller Closing Consideration shall be payable (A) in the case of each Principal Seller, in any combination of cash, shares of Parent Common Stock and/or a promissory note substantially in the form annexed hereto as Exhibit B (the “Promissory Note”) and (B) in the case of any other Seller, in cash, in each case as set forth in this Section 1.3.
(b)    Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser shall pay the Purchase Price (other than the Principal Consideration) by Wire Transfer as follows:
(i)    to the AMG Seller, an amount in cash equal to (A) $91,000,000.00 (the “AMG Seller Closing Consideration”, and together with the BlueMountain Seller Closing Cash Proceeds and the Principal Consideration, the “Seller Closing Consideration”) plus (B) any interest on such amount payable pursuant to Section 1.2 minus (C) the AMG Seller’s Interim Leakage Amount, if any; provided, that in the event that the Single Investor Consent is not obtained on or prior to Closing, the AMG Seller Closing Consideration shall be reduced by an amount equal to $1,620,000.00; provided, further, that if the Single Investor Consent is obtained at any time during the two (2) month period after the Closing Date, then no later than five (5) Business Days after receipt of the Single Investor Consent, Purchaser shall pay such amount in cash to the AMG Seller by Wire Transfer;
(ii)    to the Disbursing Agent, an aggregate amount in cash equal to (A) $23,787,861.98 (the “BlueMountain Seller Closing Cash Proceeds”) plus (B) any interest on such amount payable pursuant to Section 1.2; minus (C) the aggregate BM Seller Sale Percentages of all BlueMountain Sellers (other than the Principal Sellers) multiplied by the Unadjusted Differences Excess, if any (the sum of the amounts in clauses (A) through (C), the “Adjusted BlueMountain Seller Closing Cash Proceeds”) minus (D) the aggregate Interim Leakage Amount of all BlueMountain Sellers (other than the Principal Sellers), if any, which aggregate amount shall be further distributed by the Disbursing Agent to each BlueMountain Seller (other than the Principal Sellers) by Wire Transfer of (1) an amount in cash equal to such BlueMountain Seller’s BM Seller Sale Percentage of the Adjusted BlueMountain Seller Closing Cash Proceeds, which amount is set forth opposite each such BlueMountain Seller’s name under “BlueMountain Seller Closing Cash Proceeds” in the Funds Flow Memo minus (2) such BlueMountain Seller’s Interim Leakage Amount; provided, that in the event that the Single Investor Consent is not obtained on or prior to Closing, the BlueMountain Seller Closing Cash Proceeds shall be reduced by an amount equal to $475,757.40; provided, further, that if the Single Investor Consent is obtained at any time during the two (2) month period after the Closing Date, then no later than five (5) Business Days after receipt of the Single Investor Consent, Purchaser shall pay such amount in cash to the Disbursing Agent by Wire Transfer, for further distribution by the Disbursing Agent to each BlueMountain Seller (other than the Principal Sellers) in accordance with the written instructions of Seller Representative delivered to Purchaser promptly, and in any event within two Business Days, following receipt of notice of such Single Investor Consent; and
(iii)    to Management Company LLC, an amount in cash equal to $60,000,000 (the “Contribution Amount”), which Contribution Amount will be utilized by the BlueMountain Operating Companies to satisfy and discharge, among other costs, expenses and capital investments, the Seller Transaction Expenses and the Restructuring Costs when due and payable on or after the Closing.
(c)    Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser or Purchaser Parent, as applicable, shall pay to each Principal Seller such Principal Seller’s Sale Percentage (as between the Principal Sellers) of an aggregate amount (such amount, the “Adjusted Principal Consideration”) equal to (A) $45,212,138.02 (the “Principal Consideration”) plus (B) any interest on such amount payable pursuant to Section 1.2 minus (C) the aggregate BM Seller Sale Percentages of the Principal Sellers multiplied by the Unadjusted Differences Excess, if any, minus (D) the aggregate Interim Leakage Amount of the Principal Sellers, if any, minus (E) the R&W Insurance Costs; provided, that in the event that the Single Investor Consent is not obtained on or prior to Closing, the Principal Consideration shall be reduced by an amount equal to $904,242.60; provided, further, that if such Single Investor Consent is obtained at any time during the two (2) month period after the Closing Date, then no later than five (5) Business Days after receipt of such Single Investor Consent, Purchaser shall pay such amount to the Principal Sellers in the manner contemplated by this Section 1.3(c). With respect to each Principal Seller, Purchaser may elect, in its sole discretion at any time prior to Closing, to pay, or cause to be paid, the Adjusted Principal Consideration to which such Principal Seller is entitled in any combination of cash, shares of Parent Common Stock and/or the Promissory Note, and, at the Closing:
(i)    Purchaser shall pay to the Disbursing Agent an amount in cash equal to the portion of the Adjusted Principal Consideration that Purchaser elects to pay to such Principal Seller in cash, for further distribution by the Disbursing Agent to such Principal Seller by Wire Transfer of such amount;
(ii)    Purchaser Parent shall issue to such Principal Seller a number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (i) the portion of the Adjusted Principal Consideration that

Purchaser elects to pay to such Principal Seller in the form of shares of Parent Common Stock, if any, divided by (ii) the Share Price; and/or
(iii)    Purchaser shall issue to such Principal Seller the Promissory Note in a principal amount equal to the portion of the Adjusted Principal Consideration that Purchaser elects to pay to such Principal Seller in the form of the Promissory Note, if any.
(d)    On the date that is two (2) Business Days prior to the Closing Date:
(i)    the AMG Seller shall deliver to Purchaser written notice setting forth Wire Transfer instructions designating the account to which payment of the AMG Seller Closing Consideration (as such amount may be adjusted in accordance with Section 1.3(b)(i)) shall be made at the Closing pursuant to Section 1.3(b)(i);
(ii)    the Seller Representative shall deliver to Purchaser a “funds flow memorandum” (the “Funds Flow Memo”) in such format as the Disbursing Agent reasonably requires setting forth:
(A) the aggregate amount to be paid by the Purchaser to the Disbursing Agent pursuant to each of Section 1.3(b)(ii) and Section 1.3(c)(i);
(B) with respect to each BlueMountain Seller (other than the Principal Sellers), (1) the name of such BlueMountain Seller, (2) the amount to be paid in cash to such BlueMountain Seller pursuant to Section 1.3(b)(ii) if the Single Investor Consent has not been obtained prior to the date on which the Funds Flow Memo is required to be delivered, (3) the amount to be paid in cash to such BlueMountain Seller pursuant to Section 1.3(b)(ii) if the Single Investor Consent has been obtained or is obtained prior to Closing, (4) the amount to be paid in cash to such BlueMountain Seller in the event that Single Investor Consent is obtained at any time during the two (2) month period after the Closing Date and (5) Wire Transfer instructions designating the account(s) to which the Disbursing Agent shall pay the applicable amounts contemplated by the foregoing clauses (2) through (4) to such BlueMountain Seller;
(C) with respect to each Principal Seller, (1) the pro rata portion of the Adjusted Principal Consideration to which such Principal Seller is entitled, (2) the amount to be paid in cash to such Principal Seller pursuant to

Section 1.3(c)(i) if the Single Investor Consent has not been obtained prior to the date on which the Funds Flow Memo is required to be delivered, (3) the amount to be paid in cash to such Principal Seller pursuant to Section 1.3(c)(i) if the Single Investor Consent has been obtained or is obtained prior to Closing, (4) the amount to be paid in cash to such Principal Seller in the event that Single Investor Consent is obtained at any time during the two (2) month period after the Closing Date, and (5) Wire Transfer instructions designating the account(s) to which the Disbursing Agent shall pay the applicable amounts contemplated by the foregoing clauses (2) through (4) to such Principal Seller; and
(D) with respect to each payee of Seller Transaction Expenses to which payment shall be made at Closing pursuant to Section 1.3(b)(iii), (1) the name of such payee, (2) the amount(s) of such payments and (3) Wire Transfer instructions designating the account(s) of such payee to which such payments shall be made at the Closing;
(iii)    the BlueMountain Operating Companies shall deliver to Purchaser a certificate (the “Leakage Certificate”), executed by a senior officer of the BlueMountain Operating Companies on behalf of the BlueMountain Operating Companies, setting forth, with respect to each Seller, the Leakage Amount of such Seller’s Locked Box Group during the period from the Locked Box Date until the day immediately preceding the delivery of the Leakage Certificate, and each Seller’s Leakage Amount set forth on the Leakage Certificate shall be such Seller’s “Interim Leakage Amount”;
(iv)    the Seller Representative shall deliver to Purchaser the Disbursing Agent Agreement, duly executed by Seller Representative (on behalf of itself and the BlueMountain Sellers); and
(v)    Purchaser shall deliver to the Seller Representative the Disbursing Agent Agreement, duly executed by Purchaser and the Disbursing Agent.
The parties agree that Purchaser and the Disbursing Agent shall be entitled to rely on the Funds Flow Memo and the Leakage Certificate in making payments under Section 1.3(b)(ii), Section 1.3(b)(iii) and Section 1.3(c)(i) and Purchaser shall not be responsible for the calculations or the determinations regarding such calculations in the Funds Flow Memo or the Leakage Certificate.
(e)    No later than sixty (60) days after the Closing Date, Seller Representative and the AMG Seller shall (acting jointly) deliver to Purchaser for its review a schedule that sets forth the allocation of the total consideration paid for the BlueMountain Interests (as determined for U.S. federal income tax purposes) (the “Total Consideration”) among the assets of the BlueMountain Operating Companies (and other assets acquired or deemed acquired pursuant to this Agreement) in accordance with the applicable provisions of the Code and Treasury Regulations thereunder (as finally determined, and subject to any further amendment, in each case pursuant to this Section 1.3(e), the “Purchase Price Allocation”). Purchaser shall have the right to review and provide to the Seller Representative any objections to the Purchase Price Allocation within thirty (30) days following the receipt of such schedule, in which case Purchaser and the Seller Representative shall negotiate in good faith and use reasonable efforts to resolve such dispute. If Purchaser and Seller Representative fail to resolve such dispute within fifteen (15) days after the Purchaser timely raised its objections, or such later date as may be agreed, then Purchaser and Sellers (and their respective Affiliates) may each report the allocation of the Total Consideration its sole discretion. Any adjustment to the Total Consideration made pursuant to this Agreement shall be allocated in accordance with the provisions of this Section 1.3(e). The parties shall notify and provide each other with reasonable assistance in the event of an examination, audit, or other proceeding relating to Taxes regarding the allocation of the Total Consideration.
1.4    Closing Deliverables. At the Closing:
(a)    The BlueMountain Operating Companies shall deliver (or cause to be delivered) to Purchaser:
(i)    the executed officer’s certificate required pursuant to Section 7.3(e)(i), in form and substance reasonably satisfactory to Purchaser;
(ii)    the executed certificate required pursuant to Section 7.8(c); and
(iii)    a certificate from each BlueMountain Operating Company, duly executed by an authorized officer of such BlueMountain Operating Company and dated as of the Closing Date, (A) attaching a good standing certificate for such BlueMountain Operating Company as of a date within ten (10) days of the Closing Date, and the certificate of formation of such BlueMountain Operating Company, certified by the Secretary of State of the State of Delaware and (B) certifying, as to such BlueMountain Operating Company, (1) the incumbency of managers or officers executing this Agreement; and (2) resolutions of the board of managers and/or members, as applicable, authorizing the execution, delivery and performance of this Agreement and approving the consummation of the transactions contemplated herein.

(b)    Each Seller shall deliver (or cause to be delivered):
(i)    to Purchaser, a Transfer Instrument substantially in the form attached hereto as Exhibit C-1 (in the case of BlueMountain Interests in the BlueMountain Operating Companies) and/or Exhibit C-2 (in the case of BlueMountain Interests in the BMCP London), duly executed by each such Seller;
(ii)    to Purchaser, the executed certificate of such Seller required pursuant to Section 7.3(e)(ii), in form and substance reasonably satisfactory to Purchaser; and
(iii)    in the case of a Seller that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, to Purchaser, (1) an affidavit prepared in accordance with Treasury Regulations Section 1.1445‑2 certifying that such Seller is not a foreign person (each such affidavit, a “FIRPTA Certificate”) and (2) a valid IRS Form W-9 certifying its non-foreign status for purposes of Proposed Treasury Regulations Section 1.1446(f)‑2(b)(2) (or any successor provision thereto).
(c)    Purchaser shall deliver (or cause to be delivered):
(i)    to the AMG Seller, payment in cash of the AMG Seller Closing Consideration (as such amount may be adjusted in accordance with Section 1.3(b)(i));
(ii)    to each BlueMountain Seller, payment in cash of such Seller’s share of the BlueMountain Seller Closing Cash Proceeds (as such amount may be adjusted in accordance with Section 1.3(b)(ii)) set forth in the Funds Flow Memo;
(iii)    to Management Company LLC, payment in cash of the Contribution Amount in accordance with Section 1.3(b)(iii);
(iv)    to each Principal Seller, if applicable, payment in cash of all or a portion of the Adjusted Principal Consideration;
(v)    if applicable, to the Seller Representative, evidence in form and substance reasonably satisfactory to the Seller Representative of the issuance of the number of shares of Parent Common Stock contemplated by Section 1.3(c)(ii), if any, in book entry form, registered in the name of the applicable Principal Seller, and bearing customary legends noting that such securities constitute restricted securities under the Securities Act;
(vi)    to each Principal Seller, if applicable, the Promissory Note in a principal amount equal to a portion of the Adjusted Principal Consideration in accordance with Section 1.3(c)(iii);
(vii)    to the Seller Representative and the AMG Seller, the executed officer’s certificate required pursuant to Section 8.3(d), in form and substance reasonably satisfactory to the Seller Representative and the AMG Seller; and
(viii)    to the Seller Representative and the AMG Seller, a certificate from Purchaser, duly executed by an authorized officer of Purchaser and dated as of the Closing Date, (A) attaching a good standing certificate for Purchaser as of a date within ten (10) days of the Closing Date, and the certificate of incorporation of Purchaser, certified by the Secretary of State of the State of Delaware and (B) certifying, as to the Purchaser, (1) the incumbency of directors or officers executing this Agreement; and (2) resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and approving the consummation of the transactions contemplated herein.
1.5    Further Assurances. Each of the BlueMountain Sellers and Purchaser shall, from time to time after the Closing, at the request of any other party hereto and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as such other party may reasonably request to fully implement the provisions of this Agreement and the Transaction Documents.
1.6    Transfer Taxes. All transfer, documentary, sales, use, registration, stamp and other Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be timely paid 50% by the Purchaser, on the one hand, and 50% by the AMG Seller and the BlueMountain Sellers, severally among such Sellers based upon their respective Sale Percentages, on the other hand. The party responsible under applicable law for filing a Tax Return or other documentation with respect to any such Transfer Taxes shall prepare and timely file such Tax Return and promptly provide a copy of such Tax Return to the other party. Each party shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Tax.

1.7    Withholding. Notwithstanding any other provision of this Agreement, Purchaser and the Disbursing Agent shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or non-U.S. Laws and Regulations; provided, however, that no amounts shall be deducted or withheld under Code Sections 1445 or 1446 from amounts payable to Sellers that provide FIRPTA Certificates and valid IRS Forms W-9 in accordance with Section 1.4(b)(iii). To the extent such amounts are so deducted or withheld and are timely remitted to the applicable governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE BLUEMOUNTAIN OPERATING COMPANIES
Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the BlueMountain Operating Companies to Purchaser on or prior to the date of this Agreement (the “Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Disclosure Schedule shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on its face to be so applicable to such other section or subsection), the BlueMountain Operating Companies hereby represent and warrant to Purchaser, as of the date hereof and the Closing (or, in the case of any representation or warranty made as of a specified date, as of such specified date), as follows:
2.1    Organization and Qualification of the BlueMountain Operating Companies. Each of the BlueMountain Operating Companies is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority under the Delaware LLC Act to own or lease its material properties and to conduct its business in the manner currently conducted. Each of the BlueMountain Operating Companies is duly qualified to do business as a foreign limited liability company under the laws of each jurisdiction in which the ownership or leasing of its properties or the conduct of its business in the manner and in the places where such properties are owned or leased or such business is currently conducted requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. A true and correct list of all of the jurisdictions in which each BlueMountain Operating Company is so licensed or qualified to do business is set forth on Schedule 2.1. True and complete copies of each of the BlueMountain Operating Company’s Organizational Documents and, if applicable, minute books and equity transfer ledgers, have been made available to Purchaser. None of the BlueMountain Operating Companies are in default under or in violation of any provision of their Organizational Documents, and all such documents are in full force and effect.

2.2    Ownership Interests of the BlueMountain Operating Companies.
(a)    All of the BlueMountain Interests have been duly authorized and issued under the Governing Agreements. Such BlueMountain Interests constitute (x) the only outstanding partnership, membership or other ownership interests in the BlueMountain Operating Companies and (y) the only outstanding partnership interests in BMCP London not owned, directly or indirectly, by Management Company LLC, in each case as of the execution and delivery of this Agreement. Except for the obligations created by this Agreement and as set forth in agreements listed in Schedule 2.2(a) that will be of no further force and effect following the Closing, (i) there are no rights, options, warrants, commitments, agreements or understandings obligating or which might obligate the BlueMountain Operating Companies or BMCP London or any of their respective partners or members to issue, transfer, sell, repurchase or redeem any securities or interests in the BlueMountain Operating Companies or BMCP London and (ii) there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional partnership interests, membership interests or other ownership interests of any of the BlueMountain Operating Companies or BMCP London. Other than as set forth on Schedule 2.2(a), there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any BlueMountain Interests. None of the BlueMountain Operating Companies has any outstanding debt securities.
(b)    As of the date hereof, all of the outstanding BlueMountain Interests are owned exclusively by the Persons listed on Schedule 2.2(b)-1 hereto in the respective amounts set forth on Schedule 2.2(b)-1 hereto, and as of the Closing Date, all of the outstanding BlueMountain Interests will be owned exclusively by the Persons listed on Schedule 2.2(b)-2 hereto in the respective amounts set forth on Schedule 2.2(b)-2 hereto. As of the date hereof, each Person listed on Schedule 2.2(b)-1 owns of record and beneficially the respective BlueMountain Interests set forth opposite such Person’s name on Schedule 2.2(b)-1 hereto, free and clear of any Claims (other than the contractual provisions of the Governing Agreements and Claims created by Purchaser), and such membership interests or partnership interests, as applicable, are the only membership interests or partnership interests, as applicable, (or other ownership interests) of the BlueMountain Operating Companies or BMCP London held by such Person or with respect to which such Person has any rights, and as of the Closing Date, each Person listed on Schedule 2.2(b)-2 will own of record and beneficially the respective BlueMountain Interests set forth opposite such Person’s name on Schedule 2.2(b)-2 hereto, free and clear of any Claims (other than the contractual provisions of the Governing Agreements and Claims created by Purchaser), and such membership interests or partnership interests, as applicable, are the only membership interests or partnership interests, as applicable, (or other ownership interests) of the BlueMountain Operating Companies or BMCP London held by such Person or with respect to which such Person has any rights. At the Closing, the Sellers will sell, transfer and deliver to Purchaser all of their right, title and interest in and to the BlueMountain Interests, free and clear of any Claims.
2.3    Subsidiaries; Investments.
(a)    Schedule 2.3(a) sets forth the names, jurisdictions of incorporation, formation or organization and the issued share capital and beneficial ownership, of all Subsidiaries of the BlueMountain Operating Companies (the “BlueMountain Subsidiaries”). The BlueMountain Operating Companies have no Subsidiaries other than the BlueMountain Subsidiaries. Other than as set forth on Schedule 2.3(a), none of the BlueMountain Operating Companies and the BlueMountain Subsidiaries owns for its own account, either directly or indirectly, any of the capital of, or other equity or proprietary interest in, any corporation, or any such interest in any association, trust, partnership, joint venture or similar entity, or in any other entity or enterprise (other than interests in the BlueMountain Funds). All the issued share capital, partnership interests, membership interests or other equity interests, as applicable, of each BlueMountain Subsidiary are validly issued, fully paid (and no money or other obligation is owing in respect of them), have not been issued in violation of any preemptive or similar rights, and, other than the BlueMountain Interests in BMCP London, which are addressed in Section 2.2, are owned, legally and beneficially, by one or more of the BlueMountain Operating Companies or other BlueMountain Subsidiaries, free and clear of any Claims. None of the BlueMountain Subsidiaries has any outstanding debt securities.
(b)    Each BlueMountain Subsidiary is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation or organization with full power and authority under such laws to own or lease its properties and to conduct its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to adversely affect the BlueMountain Operating Companies and BlueMountain Subsidiaries, taken as a whole, in any material respect. Each of the BlueMountain Subsidiaries is duly qualified to do business as a foreign limited liability company, foreign limited partnership or foreign limited liability partnership under the laws of each jurisdiction in which the ownership or leasing of its properties or the conduct of its business in the manner and in the places where such properties are owned or leased or such business is currently conducted requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. True and complete copies of each of the BlueMountain Subsidiary’s Organizational Documents and, if applicable, minute books, certificates representing the equity interests of such BlueMountain Subsidiary and equity transfer ledgers, have been made available to Purchaser. None of the BlueMountain Subsidiaries are in default under or in violation of any provision of their Organizational Documents, and all such documents are in full force and effect.

2.4    Authority of the BlueMountain Operating Companies. Each BlueMountain Operating Company has full right, authority and power under its Governing Agreement and the Delaware LLC Act to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by each BlueMountain Operating Company of this Agreement has been duly authorized by all necessary action of such BlueMountain Operating Company, and no other action on the part of such BlueMountain Operating Company is required in connection therewith. This Agreement constitutes a valid and binding obligation of each BlueMountain Operating Company, enforceable against such BlueMountain Operating Company in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or similar laws affecting creditors’ rights generally. The execution, delivery and performance by each BlueMountain Operating Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not, except as set forth on Schedule 2.4:
(i)    violate any provision of the Organizational Documents of the BlueMountain Operating Companies or any BlueMountain Subsidiary;
(ii)    (A) violate any Laws and Regulations applicable to any BlueMountain Operating Company or any BlueMountain Subsidiary or by which such BlueMountain Operating Company’s or any BlueMountain Subsidiary’s assets are bound, or (B) except as required pursuant to the HSR Act and the FSMA, require such BlueMountain Operating Company or any BlueMountain Subsidiary to obtain any approval, consent or waiver of any Governmental Authority which has not been obtained; or
(iii)    (A) require any BlueMountain Operating Company or any BlueMountain Subsidiary to obtain any approval, consent or waiver of any Person that is not a Governmental Authority which has not been obtained, (B) require any BlueMountain Operating Company or any BlueMountain Subsidiary to deliver any notification to, or make any filing with, any Person which has not been delivered or made, or (C) or result in a breach of, constitute a default under, accelerate any obligation under, give rise to a reduction of fees under, or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any BlueMountain Operating Company or any BlueMountain Subsidiary is a party or by which the property of any BlueMountain Operating Company or any BlueMountain Subsidiary is bound, or result in the creation or imposition of any Claim on any of the BlueMountain Interests or the assets of a BlueMountain Operating Company or BlueMountain Subsidiary, including the interests of a BlueMountain Operating Company in any BlueMountain Subsidiary;
except for, in the case of the foregoing clauses (ii) and (iii), any violation, requirement, breach, default, acceleration, reduction of fees, right of termination or Claim that would not reasonably be expected to adversely affect the BlueMountain Operating Companies and the BlueMountain Subsidiaries, taken as a whole, in any material respect.
2.5    Real Property. None of the BlueMountain Operating Companies or BlueMountain Subsidiaries owns any real property. All of the real property leased by the BlueMountain Operating Companies and BlueMountain Subsidiaries is identified in Schedule 2.5 hereto (herein referred to as the “Leases”). All Leases of the BlueMountain Operating Companies and the BlueMountain Subsidiaries are identified in Schedule 2.5, and true and complete copies thereof have been delivered to Purchaser. Each of said Leases has been duly authorized and executed by the parties thereto and is in full force and effect, and the applicable BlueMountain Operating Company or BlueMountain Subsidiary has a valid, leasehold interest under each Lease, free and clear of any Claims (except for the Permitted Encumbrances). Since January 1, 2017, the applicable BlueMountain Operating Company or BlueMountain Subsidiary has performed and complied with all of its covenants and obligations under each Lease in all material respects. None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries is in material default under any of said Leases, nor has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to such a material default. To the Knowledge of the BlueMountain Operating Companies, each other party to each of said Leases is not in material default under any of said Leases and there is no event which, with the giving of notice or the passage of time, or both, would give rise to such a material default. The Leases constitutes all of the real property used in the business of the BlueMountain Operating Companies and BlueMountain Subsidiaries as currently conducted.
2.6    Assets Under Management.
(a)    Set forth in Schedule 2.6(a) is a complete and correct list as of June 1, 2019 (the “Base Date”) of all Advisory Contracts in effect on such date, setting forth with respect to each such Advisory Contract:
(i)    the name of the Client under such Advisory Contract and the type of Client (e.g., private fund, CLO, separate account);
(ii)    the amount of assets under management pursuant to such Advisory Contract at the Base Date;

(iii)    the fee schedule(s) and any other compensation arrangements in effect with respect to such Advisory Contract (including without limitation investment management fees, performance fees and incentive fees); and
(iv)    the identity of which of the BlueMountain Operating Companies or the BlueMountain Subsidiaries are parties to such Advisory Contract (or are relying advisers in relation thereto) and the capacity in which they are acting.
Except as set forth in Schedule 2.6(a), there are no contracts, agreements, arrangements or understandings pursuant to which any of the BlueMountain Operating Companies or BlueMountain Subsidiaries has undertaken or agreed to cap, waive, offset, reimburse, refund, clawback, giveback or otherwise reduce any fees payable or paid by or with respect to any of the Clients set forth in Schedule 2.6(a) or pursuant to any of the contracts set forth in Schedule 2.6(a). As of the date hereof, except as is set forth in Schedule 2.6(a), no Client or investor in any Client has provided written notice to the BlueMountain Operating Companies or BlueMountain Subsidiaries of an intention to terminate, negotiate or renegotiate its investment relationship with the BlueMountain Operating Companies or BlueMountain Subsidiaries or replace any such BlueMountain Operating Company or BlueMountain Subsidiary in that respect.
(b)    Except as set forth on Schedule 2.6(b)(i), no Client is, or within the past six (6) years has been, (i) an “employee benefit plan,” as defined in Section 3(3) of ERISA or “plan” as defined in Section 4975 of the Code that is subject to Title I of ERISA or Section 4975 of the Code; (ii) a person acting on behalf of such a plan; or (iii) an entity whose assets constitute “plan assets” subject to Title I of ERISA or Section 4975 of the Code (each of the foregoing, an “ERISA Investor”). Schedule 2.6(b)(ii) sets forth a correct and complete list of each BlueMountain Fund which has, or within the past six (6) years has had, one or more investors which is an ERISA Investor. With respect to each such BlueMountain Fund set forth on Schedule 2.6(b)(ii), (A) all investors in such BlueMountain Fund have provided such BlueMountain Fund with a subscription document which requires the investor to represent whether or not they are an ERISA Investor, (B) each such subscription document has been reviewed for accuracy and completeness by such BlueMountain Fund’s administrator; and (C) the underlying assets of each BlueMountain Fund do not constitute, and have never constituted, assets of an ERISA Investor because less than 25% of the total value of each class of equity interests in such BlueMountain Fund (calculated in accordance with 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA) are held and have been held by ERISA Investors.
(c)    No exemptive orders, “no-action” letters or similar exemptions or regulatory relief or guidance have been obtained, nor are any requests pending therefor as of the date of this Agreement, by or with respect to the BlueMountain Operating Companies or the

BlueMountain Subsidiaries, in connection with the business of the BlueMountain Operating Companies or the BlueMountain Subsidiaries, or by or with respect to any BlueMountain Fund in connection with the provision of Investment Management Services to such BlueMountain Fund by the BlueMountain Operating Companies or the BlueMountain Subsidiaries.
(d)    With respect to each BlueMountain Fund, copies of any and all current Offering Documents, Side Letters and Organizational Documents of such BlueMountain Fund have been provided to Purchaser by the BlueMountain Operating Companies or the BlueMountain Subsidiaries.
(e)    With respect to each Client, since January 1, 2017, each investment by or for such Client has been made in all material respects in accordance with such Client’s investment policies and restrictions set forth in its Advisory Contract and in its Offering Document and Organizational Documents in effect at the time the investments were made, and has been held in all material respects in accordance with its respective investment policies and restrictions, to the extent applicable and in effect at the time such investments were held and to the extent such investments were made, directly or indirectly, by the BlueMountain Operating Companies or the BlueMountain Subsidiaries.
2.7    Financial Statements.
(a)    The BlueMountain Operating Companies have made available to Purchaser true, correct and complete copies of the following financial statements:
(i)    audited combined statements of financial condition (including any notes thereto) at each of the years ended December 31, 2016 and December 31, 2017, and audited combined statements of operations, comprehensive income, changes in members’ or partners’ equity and cash flows (including any notes thereto) for each of the years ended December 31, 2016 and December 31, 2017, together with a copy of the auditor’s report thereon (such audited statements of financial condition of each of the BlueMountain Operating Companies at December 31, 2016 and December 31, 2017 (in each case, including the notes thereto), the “Base Financial Statements”);
(ii)    an unaudited combined balance sheet at December 31, 2018, and unaudited combined statements of operations, comprehensive income, changes in members’ or partners’ equity and cash flows for such year; and
(iii)    an unaudited combined balance sheet (the “Base Interim Balance Sheet”) at the Locked Box Date and unaudited combined statements of operations, comprehensive income, changes in members’ or partners’ equity and cash flows for the three (3) months ended the Locked Box Date.
Such financial statements have been prepared in accordance with GAAP, applied consistently during the periods covered thereby (except that such unaudited financial statements do not include footnote disclosure (which, if presented, would not differ materially in nature or amount from those presented in the Base Financial Statements) and are subject to normal year-end audit adjustments which are not in the aggregate material), and present fairly in all material respects, the financial condition of each of the BlueMountain Operating Companies, as applicable, at the dates of said statements and the results of its operations, income, changes in partners’ capital and cash flows for the periods covered thereby.
(b)    None of the BlueMountain Operating Companies nor any of the BlueMountain Subsidiaries has any liabilities, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, except: (i) liabilities specifically reflected and adequately reserved against on the Base Interim Balance Sheet; (ii) liabilities consisting of contractual performance or payment obligations in the ordinary course of business consistent with past practice; and (iii) liabilities incurred after the Locked Box Date in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the BlueMountain Operating Companies and BlueMountain Subsidiaries, taken as a whole, in each case, which are not resulting from or arising out of any breach of contract, breach of warranty, tort, infringement misappropriation or violation of Laws and Regulations.
(c)    Each of the BlueMountain Operating Companies maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2017, there has not been (A) any significant deficiency or material weakness in any system of internal accounting controls used by any of the BlueMountain Operating Companies, (B) any Fraud or other wrongdoing that involves any of the management or other employees of the BlueMountain Operating Companies who have a role in the preparation of financial statements or the internal accounting controls used by the BlueMountain Operating Companies, or (C) any written claim or, to the Knowledge of the BlueMountain Operating Companies, any allegation regarding any of the foregoing.

(d)    Schedule 2.7(d) sets forth a correct list of all Indebtedness of each BlueMountain Operating Company outstanding as of the Locked Box Date and identifies for each item of Indebtedness the outstanding amount thereof as of the Locked Box Date.
(e)    Schedule 2.7(e) sets forth the aggregate amount of all obligations of the BlueMountain Operating Companies for deferred compensation as of the Locked Box Date.
2.8    Taxes. Except as set forth on Schedule 2.8:
(a)    Each BlueMountain Operating Company, each BlueMountain Subsidiary and each BlueMountain Fund has, in accordance with applicable law, filed or furnished all material Tax Returns required to be filed or furnished by it, and all such returns are correct and complete in all material respects. Each of the BlueMountain Operating Companies, each BlueMountain Subsidiary and each BlueMountain Fund has paid or caused to be paid all Taxes required to be paid by it through the date hereof, other than Taxes being disputed in good faith through appropriate proceedings. The unpaid Taxes of each BlueMountain Operating Company and of each BlueMountain Subsidiary (i) did not, as of the Locked Box Date, exceed the reserve for Tax liability (other than the reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the unaudited statements of financial condition of each BlueMountain Operating Company and of each BlueMountain Subsidiary at the Locked Box Date and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof and the date of the Closing in accordance with the past custom and practice of each BlueMountain Operating Company and of each BlueMountain Subsidiary in filing its Tax Returns. All material Taxes required to be collected or withheld by each BlueMountain Operating Company, each BlueMountain Subsidiary and each BlueMountain Fund including, but not limited to, Taxes arising as a result of payments, including salaries and wages, to employees of each BlueMountain Operating Company and of each BlueMountain Subsidiary or to the partners of each BlueMountain Fund, have been collected and withheld, and have either been paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered on the books and records of the applicable BlueMountain Operating Company, BlueMountain Subsidiary or BlueMountain Fund.
(b)    Neither the IRS nor any other governmental authority responsible for the imposition or collection of any Tax (a “Taxing Authority”) is now asserting or, to the Knowledge of the BlueMountain Operating Companies, threatening to assert against any of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds any deficiency or claim for additional Taxes. No claim has ever been made in writing by a Taxing Authority in a jurisdiction where a BlueMountain Operating Company, a BlueMountain Subsidiary or a BlueMountain Fund does not file reports or returns that a BlueMountain

Operating Company, a BlueMountain Subsidiary or a BlueMountain Fund, as applicable, is or may be subject to taxation by that jurisdiction. There are no Tax liens or security interests on any of the assets of the BlueMountain Operating Companies or the BlueMountain Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes (other than liens for Taxes not yet due and payable). None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has ever entered into a “closing agreement” with any Taxing Authority pursuant to Section 7121 of the Code or similar provision of state, local or foreign law.
(c)    There has not been any audit of any Tax Return filed by the BlueMountain Operating Companies or the BlueMountain Subsidiaries, no such audit is in progress, and none of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has been notified by any Taxing Authority in writing that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by the BlueMountain Operating Companies or the BlueMountain Subsidiaries is in force, and no waiver or agreement by the BlueMountain Operating Companies or the BlueMountain Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes.
(d)    None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) or any comparable provision of state, local, or foreign law governing affiliated groups. None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries is a party to, or has any obligation under, any Tax sharing agreement other than pursuant to a contract entered into in the ordinary course of business the principal subject matter of which is not Taxes (a “Commercial Contract”). None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or pursuant to any contractual obligation, other than a Commercial Contract.
(e)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any Taxing Authority with respect to a BlueMountain Operating Company or a BlueMountain Subsidiary.
(f)    None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has been a party to a “reportable transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.
(g)    Since the Locked Box Date, none of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has (i) amended any material Tax Return, (ii) filed any Tax Return in a jurisdiction where it did not file a Tax Return of the same type in the immediately preceding Tax period, (iii) made, changed or rescinded any election relating to Taxes, (iv) surrendered any claim for a refund of Taxes, (v) made any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return or (vi) settled any claim relating to Taxes.
(h)    None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries (or the Purchaser on account of its tax ownership of the BlueMountain Operating Companies or the BlueMountain Subsidiaries) will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws) for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) any prepaid amount outside the ordinary course of business received on or prior to the Closing Date; or (v) an election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) made on or prior to the Closing Date.
(i)    At all times since its formation, each BlueMountain Operating Company has been classified for U.S. federal income Tax purposes either as a partnership or as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(i), and each BlueMountain Subsidiary has been classified for U.S. federal income Tax purposes as an entity disregarded as separate from its owner within the meaning of such Treasury Regulation.
(j)    Each BlueMountain Operating Company and each BlueMountain Subsidiary has either (i) filed or caused to be filed with the appropriate Governmental Authority all material unclaimed property reports required to be filed and has remitted to the appropriate Governmental Authority all material unclaimed property required to be remitted or (ii) delivered and paid all material unclaimed property to its proper recipient.
(k)    BMCP London does not own any United States real property interest as defined in Section 897(c) of the Code.
Notwithstanding anything in this Agreement to the contrary: (i) the representations and warranties set forth in Sections 2.8 and 2.19 shall be the only representations or warranties in this Agreement regarding Taxes; (ii) the Sellers and the BlueMountain Operating Companies make no representations or warranties, and no Seller shall be liable for any indemnity obligations hereunder, directly or indirectly, for the amount, value, or condition of, or any limitations on, any

Tax asset or attribute of the BlueMountain Operating Companies or the BlueMountain Subsidiaries available for any taxable period ending after the Closing Date; and (iii) except for Sections 2.8(d), 2.8(f), 2.8(h) and 2.8(i), nothing in this Section 2.8 shall be deemed to apply, directly or indirectly, with respect to any taxable period (or portion thereof) beginning after the Closing Date or shall be construed as a representation or warranty with respect to any Tax position that Purchaser or its Affiliates (including, following the Closing, the BlueMountain Operating Companies and the BlueMountain Subsidiaries) may take after the Closing Date.
2.9    Absence of Certain Changes.
(a)    Since the Locked Box Date, none of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has suffered any condition, event or occurrence which has had or would reasonably be expected to have a Material Adverse Effect.
(b)    Since the Locked Box Date, none of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has taken any action which, had it occurred after the date of this Agreement, would have required the consent of Purchaser under clauses (a)-(z) of Section 5.2.
2.10    Ordinary Course. Except as otherwise specifically contemplated by this Agreement, since the Locked Box Date, each of the BlueMountain Operating Companies and the BlueMountain Subsidiaries has conducted its business in the ordinary course consistent with its prior practices in all material respects.
2.11    Intellectual Property.
(a)    Each of the BlueMountain Operating Companies and the BlueMountain Subsidiaries has ownership of or license or other legally enforceable right to use (other than as set forth on Schedule 2.11 or in the case of computer software that is available to the public in the retail marketplace, for which the licenses are non-exclusive) all material Intellectual Property used in the businesses of the BlueMountain Operating Companies and the BlueMountain Subsidiaries as presently conducted. There are no claims or demands of any other Person pertaining to any of such Intellectual Property owned by any of the BlueMountain Operating Companies and the BlueMountain Subsidiaries, that are pending or, to the Knowledge of the BlueMountain Operating Companies, threatened, which challenge the rights of any of the BlueMountain Operating Companies and the BlueMountain Subsidiaries in respect of the Intellectual Property used in connection with its business. Each of the BlueMountain Operating Companies and the BlueMountain Subsidiaries has the right to use, free and clear of any claims or rights of other Persons except, with respect to licensed assets, the rights of the owner/licensor thereof, all customer lists (subject to applicable confidentiality restrictions), investment and other processes, computer software (other than rights of other Persons in computer software that is generally available to the public in the retail marketplace), systems, data compilations, research results and other information required for or incident to their services and their businesses as presently conducted.
(b)    All items of Intellectual Property that are material to the businesses or operations of the BlueMountain Operating Companies or the BlueMountain Subsidiaries are listed in Schedule 2.11. None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has any patents, patent applications, trademark registrations, trademark applications or registered copyrights.
(c)    All licenses or other agreements under which any of the BlueMountain Operating Companies or the BlueMountain Subsidiaries have been granted rights in items of Intellectual Property which are material to the businesses or operations of the BlueMountain Operating Companies or the BlueMountain Subsidiaries are listed in Schedule 2.11 or Schedule 2.12. All said licenses or other agreements are in full force and effect, and there is no material default by any party thereto. To the Knowledge of the BlueMountain Operating Companies, the licensors under said licenses and other agreements have all requisite power and authority to grant the rights purported to be conferred thereby.
(d)    None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has granted material rights to others in Intellectual Property owned or licensed by any BlueMountain Operating Company or BlueMountain Subsidiary.
(e)    The BlueMountain Operating Companies and the BlueMountain Subsidiaries have taken commercially reasonable measures to maintain the secrecy of, and protect the value of, its Trade Secrets. To the Knowledge of the BlueMountain Operating Companies, since January 1, 2017, no confidential information, Trade Secrets or other confidential Intellectual Property of the BlueMountain Operating Companies has been disclosed by any BlueMountain Operating Company or any BlueMountain Subsidiary to any Person, except pursuant to valid and appropriate non-disclosure and/or license agreements that to the Knowledge of the BlueMountain Operating Companies have not been breached. All former and current officers, directors, employees, personnel, consultants, advisors, agents, independent contractors and contract manufacturers of the BlueMountain Operating Companies and the BlueMountain Subsidiaries (or any of their predecessors), who have contributed to or actively participated in the conception or development of any Intellectual Property of the BlueMountain Operating Companies have entered into a written agreement with the BlueMountain Operating Companies or one of the BlueMountain Subsidiaries transferring to the BlueMountain Operating Companies or such BlueMountain Subsidiary all such Intellectual Property by operation of law or by valid written assignment.

(f)    To the Knowledge of the BlueMountain Operating Companies, there is no infringement by other Persons of any Intellectual Property rights of any of the BlueMountain Operating Companies or the BlueMountain Subsidiaries.
(g)    The present businesses, activities and products of the BlueMountain Operating Companies and the BlueMountain Subsidiaries do not infringe upon any rights of any other Person in Intellectual Property. No proceeding charging any of the BlueMountain Operating Companies or the BlueMountain Subsidiaries with infringement of any Intellectual Property of any other Person has been filed or, to the Knowledge of the BlueMountain Operating Companies, is threatened as of the date of this Agreement. None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries is making unauthorized use of any confidential information or Trade Secrets of any Person. Except as set forth in Schedule 2.11, none of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has any agreements or arrangements with any Persons (other than the BlueMountain Operating Companies and the BlueMountain Subsidiaries) related to confidential information or Trade Secrets of such Persons, other than non-disclosure and confidentiality agreements entered into in the ordinary course with respect to the investment activities of the BlueMountain Funds. To the Knowledge of the BlueMountain Operating Companies, the activities of employees of the BlueMountain Operating Companies and BlueMountain Subsidiaries on behalf of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds, do not violate any such agreements or arrangements.
(h)    No source code prepared by any of the BlueMountain Operating Companies or BlueMountain Subsidiaries has been delivered or licensed to any Person other than the BlueMountain Operating Companies, the BlueMountain Subsidiaries, their Affiliates and their respective employees, or is subject to any source code escrow or assignment obligation.
(i)    Each of the BlueMountain Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds have at all times since January 1, 2017, complied in all material respects with all applicable data protection laws. No notice or allegation has been received since January 1, 2017, by any of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds from a competent authority alleging that the BlueMountain Operating Companies or the relevant BlueMountain Subsidiary or BlueMountain Fund has not complied with all applicable data protection laws, guidelines and industry standards. No individual has claimed since January 1, 2017, and, to the Knowledge of the BlueMountain Operating Companies, no grounds exist for an individual to claim, compensation from any of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds for breaches of applicable data protection laws.

2.12    Contracts. Schedule 2.12 sets forth a correct list of all of the contracts, commitments, plans, agreements and licenses of the following types to which any of the BlueMountain Operating Companies or the BlueMountain Subsidiaries is, as of the date hereof, a party or by which any of their respective properties or assets are bound (such list, together with those contracts, commitments, plans, agreements and licenses described in Schedule 2.5 (Real Property), Schedule 2.6(a) (Advisory Contracts), Schedule 2.11 (Intellectual Property), Schedule 2.12 (Contracts), Schedule 2.16 (Insurance), Schedule 2.19(a) (Employee Programs), Schedule 2.20(b) (Employee Arrangements) and Schedule 2.21(a) (BlueMountain Fund Agreements), the “Contracts”):
(i)    Advisory Contract or any other contract for the provision of Investment Management Services;
(ii)    any contract relating to “soft-dollar” arrangements (i.e., providing for benefits relating to commissions generated from financial transactions executed by broker-dealers on behalf of any Clients) or similar arrangements;
(iii)    administration agreement or any other contract for the provision of administrative services or other similar services, including with any Client;
(iv)    custodial agreement or any other contract for the provision of custodial services or other similar services;
(v)    contract or agreement for the provision of services to Clients of the BlueMountain Operating Companies or any BlueMountain Subsidiary, other than Investment Management Services (e.g., brokerage services, tax preparation or similar services);
(vi)    plan or contract providing for bonuses, pensions, options, stock (or other beneficial interest) purchases (or other securities or phantom equity purchases), deferred compensation, retirement payments, profit sharing, or the like;
(vii)    employment contract or contract for services which is not terminable at will by the BlueMountain Operating Companies or the applicable BlueMountain Subsidiary without liability for any penalty or severance payment (excluding any liability or obligation imposed by statute (e.g., COBRA));

(viii)    contract or agreement for the purchase of any assets, material or equipment for any of the BlueMountain Operating Companies, BlueMountain Subsidiaries or BlueMountain Funds except purchase orders in the ordinary course for less than $10,000 each, such orders not exceeding $50,000 in the aggregate;
(ix)    contract creating any obligations of any of the BlueMountain Operating Companies or the BlueMountain Subsidiaries of $200,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;
(x)    contract for the sale of all or any portion of the assets in excess of $200,000 of any of the BlueMountain Operating Companies or BlueMountain Subsidiaries, or any contract for the purchase of all or any portion of the assets in excess of $200,000 of any other entity;
(xi)    contract with any investment or research consultant, solicitor or sales agent, or otherwise with respect to the referral of business to any BlueMountain Operating Company, BlueMountain Subsidiary or BlueMountain Fund (including without limitation any agreement with respect to solicitation of prospective investors in any of the BlueMountain Funds);
(xii)    contract containing covenants (i) limiting the freedom of the BlueMountain Operating Companies or the BlueMountain Subsidiaries (or their respective Affiliates) to compete in any line of business or with any Person or (ii) granting exclusive rights to any Person to sell, distribute or promote in any geographical area any particular product of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds;
(xiii)    material license agreement (as licensor or licensee);
(xiv)    contract: (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) to pay the deferred purchase price of property or services, (iv) under leases that would, in accordance with GAAP, appear on the balance sheet of the lessee as a liability, (v) secured by a Claim, (vi) in respect of letters of credit, or bankers acceptances, contingent or otherwise, or (vii) in respect of any guaranty or endorsement or other obligations to be liable for the debts of another Person (other than contracts or arrangements entered into by the BlueMountain Funds in the ordinary course of their portfolio investment, trading, hedging and related activities not exceeding $100,000);

(xv)    contract relating to any joint venture, partnership, strategic alliance or similar relationship;
(xvi)    contract under which any of the BlueMountain Operating Companies or BlueMountain Subsidiaries has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person, including any of the BlueMountain Funds;
(xvii)    contract materially restricting the ability of any BlueMountain Operating Company or BlueMountain Subsidiary to solicit or hire any other Person;
(xviii)    contract with any Governmental Authority;
(xix)    contract which contains (i) a “most favored nation,” right of first refusal or similar provisions running against any of the BlueMountain Operating Companies, BlueMountain Subsidiaries or BlueMountain Funds, (ii) ”clawback,” “giveback” or similar obligations running against any of the BlueMountain Operating Companies, BlueMountain Subsidiaries or BlueMountain Funds, (iii) reimbursements, refunds, caps or waivers on fees or expenses or (iv) ”key person” provisions (including any such “key person” provisions giving rights of termination to other parties) running against any of the BlueMountain Operating Companies, BlueMountain Subsidiaries or BlueMountain Funds;
(xx)    contract that restricts payment of dividends or any distributions in respect of BlueMountain Interests or the equity interests of the BlueMountain Subsidiaries;
(xxi)    contract entered into in the last three (3) years providing for a merger or consolidation or acquisition of, or sale of all or a material portion of the assets of, or other extraordinary transaction in respect of, any of the BlueMountain Operating Companies or BlueMountain Subsidiaries with or to any other Person;
(xxii)    contract relating to any swap, forward, futures, warrant, potion, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract or other hedging or derivative transaction, including any such contract to which a BlueMountain Funds is a party, involving a notional exposure by or liability to any BlueMountain Operating Company or BlueMountain Subsidiary of more than $100,000 as of March 31, 2019; or
(xxiii)    contract with an Affiliate that is material to the business of any BlueMountain Operating Company, BlueMountain Subsidiary or Client.
A true and correct copy of each Contract (including all amendments, modifications, exhibits and schedules thereto) has been made available to Purchaser. The applicable BlueMountain Operating Company or BlueMountain Subsidiary has performed or complied with all of its covenants and obligations under each Contract in all material respects, and neither the applicable BlueMountain Operating Company or BlueMountain Subsidiary, nor, to the Knowledge of the BlueMountain Operating Companies, any other party to a Contract is in, or is alleged to be in, breach or violation of or default under such Contract. The BlueMountain Operating Companies and BlueMountain Subsidiaries have not received any written or, to the Knowledge of the BlueMountain Operating Companies, oral notice from any counterparty to a Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Contract and no BlueMountain Operating Company or BlueMountain Subsidiary has given any such written notice to any counterparty to a Contract except for notice given in the ordinary course of business with respect to Contracts involving data and research services. The BlueMountain Operating Companies and the BlueMountain Subsidiaries have not waived any of their material rights under any Contract with effect after the date hereof.
2.13    Litigation.
(a)    Except as set forth in Schedule 2.13(a), there is not, and since January 1, 2017, there has not been, any litigation or other action, suit or proceeding or, to the Knowledge of the BlueMountain Operating Companies, any investigation, examination or audit, at law or in equity, by or before any Governmental Authority (including, without limitation, any voluntary or involuntary proceedings under the Bankruptcy Code or any action, suit, proceeding or investigation under any federal or state securities law, rule or regulation), in which any of the BlueMountain Operating Companies, the BlueMountain Subsidiaries, the BlueMountain Funds or, to the Knowledge of the BlueMountain Operating Companies, any other officer, director, member, partner, investor or employee of any such Person is a party or otherwise engaged or, to the Knowledge of the BlueMountain Operating Companies, with which any of them is threatened, in connection with the businesses, affairs, properties or assets of the BlueMountain Operating Companies or the BlueMountain Subsidiaries, or which would reasonably be expected to hinder the enforceability or performance of this Agreement or the consummation of the transactions contemplated hereby and thereby.

(b)    Except as set forth on Schedule 2.13(b), none of the BlueMountain Operating Companies or BlueMountain Subsidiaries are, or since January 1, 2017, have been, subject to any Order. None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries is a party to or bound by any contract to settle or compromise any litigation or other action, suit or proceeding against it which has involved any obligation other than the payment of money or under which any of the BlueMountain Operating Companies or BlueMountain Subsidiaries has any continuing liability.
2.14    Compliance with Laws.
(a)    Except as set forth in Schedule 2.14(a), each of the BlueMountain Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds is, and at all times since January 1, 2017, has been, in material compliance with all applicable laws and governmental rules and regulations, domestic or foreign, including, without limitation, the Advisers Act, ERISA, the Exchange Act, the Investment Company Act, the Securities Act and the regulations promulgated under each of the foregoing; all laws regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment; the rules and regulations of self-regulatory organizations including, without limitation, FINRA and each applicable exchange (as defined under the Exchange Act); and all other foreign, federal or state securities laws and regulations, in each case applicable to the business or affairs or properties or assets of any of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds (collectively, “Laws and Regulations”).
(b)    None of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds or, to the Knowledge of the BlueMountain Operating Companies (solely in connection with the business of any of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds), any other director, officer or employee of any of the foregoing Persons, is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any Governmental Authority relating to or otherwise affecting any of the foregoing Persons that, individually, or in the aggregate, would reasonably be expected to be material to the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds. None of the BlueMountain Operating Companies, the BlueMountain Subsidiaries, the BlueMountain Funds or, to the Knowledge of the BlueMountain Operating Companies, any other director, officer or employee of any of the foregoing Persons, has at any time since January 1, 2017, been, or is as of the date hereof, charged with any violation of any Laws and Regulations or has received any written notice asserting any violation of any Laws and Regulations affecting or relating to the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds or their businesses or the transactions contemplated hereby that, individually, or in the aggregate, would reasonably be expected to be material to the

BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds.
(c)    Except as set forth in Schedule 2.14(c), none of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds is subject to any cease-and-desist or other Order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Authority that materially restricts the conduct of the foregoing Persons and that in any manner relates to the businesses of any of the foregoing Persons or has received written notice of any of the foregoing.
(d)    Each of the BlueMountain Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds conducts and at all times since January 1, 2017, has conducted its business in all material respects in accordance with, and at all times since January 1, 2017, has otherwise complied in all material respects with, the relevant BlueMountain Funds’ Offering Documents and Organizational Documents.
(e)    None of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds, nor, to the Knowledge of the BlueMountain Operating Companies, any Affiliate, director, officer or employee thereof, or any agent, representative, sales intermediary or other third party acting on behalf of any member of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds: (i) has taken any action in violation of or prohibited by any applicable anticorruption, anti-money laundering or anti-bribery Laws and Regulations, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd 1 et seq.) and the U.K. Bribery Act and any such Laws and Regulations, or executive orders administered by the U.S. Department of the Treasury, the Office of Foreign Assets Control, the United Nations Security Council, The European Union or Her Majesty’s Treasury; (ii) has offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any Public Official or other Person, for purposes of (A) influencing any act or decision of any Public Official or other Person in his or her official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty; (C) securing any improper benefit; or (D) inducing such Public Official or other Person to use his or her influence with a government, Governmental Authority, commercial enterprise owned or controlled by any government (including state owned or controlled facilities), or any other Person in order to assist the business of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds, or any Person related in any way to the business of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds, in obtaining or retaining business or directing any business to any Person. None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries or any “covered associate” (as defined under the Advisers Act) of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has made a contribution to an official of a government entity (as such terms are defined in Rule 206(4)-5 of the Advisers Act) in excess of the de minimis limits set forth in Rule 206(4)-5 of the Advisers Act.
2.15    Business; Registrations.
(a)    Each BlueMountain Operating Company has at all times since its inception been engaged solely in the business of providing Investment Management Services, holding interests in Persons that provide Investment Management Services or holding interests in BlueMountain Funds.
(b)    Each of Management Company LLC (and any predecessors thereto), Fuji Management LLC (and any predecessors thereto) and CLO Management LLC (and any predecessors thereto) (collectively, the “RIAs”) has at all times since January 1, 2017, been duly registered as an investment adviser under the Advisers Act and registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business required or requires such registration, licensing or qualification. None of the other BlueMountain Operating Companies or BlueMountain Subsidiaries is required to be registered as an investment adviser under the Advisers Act or any other applicable Law or Regulation. Each RIA has delivered to Purchaser true and complete copies of its most recent Form ADV, as amended as of the date hereof, and each of the BlueMountain Operating Companies has delivered or made available to Purchaser true and complete copies of all of its other foreign and domestic registration forms, likewise as amended as of the date hereof. At all times since January 1, 2017, the information contained in such forms (and in any such forms filed by any predecessors thereto) was true and complete in all material respects at the time of filing and each RIA has made all material amendments to such forms as they are required to make under applicable Laws and Regulations. Each BlueMountain Operating Company and each of its supervised persons (as that term is defined in the Advisers Act) have all permits, registrations, qualifications, licenses, notice or other filing, franchises, certifications and other approvals (collectively, “Licenses”) required from foreign, federal, state or local authorities in order for them to conduct the businesses presently conducted by the BlueMountain Operating Companies and the BlueMountain Subsidiaries, as the case may be, and such supervised persons in the manner presently conducted. Each such License is and has been since January 1, 2017, valid, is in full force and effect and is not the subject of any pending or, to the Knowledge of the BlueMountain Operating Companies, threatened administrative or judicial proceeding to revoke, cancel, suspend, modify or declare such License invalid or deficient in any respect. The books and records of the BlueMountain Operating Companies and BlueMountain Subsidiaries, as

applicable, relating to Investment Advisory Services are complete and correct in all material respects and, have been maintained, in all material respects, in accordance with applicable Laws and Regulations.
(c)    None of the BlueMountain Operating Companies, the BlueMountain Subsidiaries, the BlueMountain Sellers or, to the Knowledge of the BlueMountain Operating Companies, any Person “associated” (within the meaning of Section 202(a)(17) of the Advisers Act) with the foregoing, has at any time since January 1, 2017, been convicted of any crime or is or has at any time since January 1, 2017, been engaged in any conduct that would be a basis for (i) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder, or ineligibility to serve as an associated person of an investment adviser, or (ii) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act, and to the Knowledge of the BlueMountain Operating Companies there is no proceeding or investigation that is reasonably likely to become the basis for any such ineligibility, disqualification, denial, suspension or revocation. To the Knowledge of the BlueMountain Operating Companies, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act is applicable to any of the BlueMountain Operating Companies, the BlueMountain Subsidiaries, any BlueMountain Seller or any Person listed in the first paragraph of Rule 506(d)(1) promulgated under the Securities Act (in each case with respect to a BlueMountain Operating Company, a BlueMountain Subsidiary or a BlueMountain Fund as an issuer).
(d)    None of the BlueMountain Operating Companies (or any predecessor thereto) or the BlueMountain Subsidiaries (or any predecessor thereto) has at any time been a “broker” or “dealer” within the meaning of the Exchange Act. Except as set forth on Schedule 2.15(d), none of the BlueMountain Operating Companies or the BlueMountain Subsidiaries (or any predecessor thereto) has at any time since January 1, 2017, been a “commodity pool operator” or “commodity trading adviser” within the meaning of the Commodity Exchange Act or the regulations of the Commodity Futures Trading Commission, or a trust company. Except as set forth on Schedule 2.15(d), none of the BlueMountain Operating Companies or the BlueMountain Subsidiaries (or any predecessor thereto), the BlueMountain Sellers, or the BlueMountain Operating Companies’ other directors, officers or employees, (i) is registered or required to be registered as a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a retail forex dealer, a broker, a dealer, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, FINRA or the securities commission of any state or any self-regulatory body; or (ii) is a member or member firm of a U.S. designated contract market, as such term is defined in the Commodity Exchange Act. No Person renders Investment

Management Services to or on behalf of Clients of any BlueMountain Operating Company or BlueMountain Subsidiary, other than full-time employees of the RIAs (or a relying adviser thereof).
(e)    BMCP London is duly authorized by the FCA as an authorized person under the FSMA. At all times since January 1, 2017, BMCP London has timely filed all documents required to be filed with the FCA under applicable law (each, an “FCA Document”) and has paid all fees and assessments due and payable in connection therewith. At all times since January 1, 2017, as of the date of its filing or amendment, each such FCA Document complied in all material respects with applicable Laws and Regulations. Except for BMCP London, none of the BlueMountain Operating Companies or the BlueMountain Subsidiaries is required to be, or at any time since January 1, 2017, has been, authorized by any Governmental Authority of the United Kingdom, whether under the FSMA or otherwise.
(f)    Since January 1, 2017, each BlueMountain Operating Company and each BlueMountain Subsidiary (and any and all predecessors of either) has filed (after giving effect to any extensions and immaterial delays) all material forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority pursuant to applicable Laws and Regulations. To the Knowledge of the BlueMountain Operating Companies, no such filing contained any material misstatement or omission at the time of filing.
(g)    Investment Performance Record. All investment performance records used by any BlueMountain Operating Company or BlueMountain Subsidiary (“Track Records”) are owned by such company or subsidiary, and such company or subsidiary has the right to use the Track Records. The BlueMountain Operating Companies and the BlueMountain Subsidiaries have possession of, or ready access to, all books and records and other documentation necessary or desirable to calculate and substantiate the Track Records for purposes of the Advisers Act. To the Knowledge of the BlueMountain Operating Companies, there exist no other limitations other than those provided under applicable Laws and Regulations on the ability of Purchaser to use the Track Records after consummation of the transactions contemplated by this Agreement, and except as set forth on Schedule 2.15(g), no other Person (other than, with respect to the Track Records, each Client to which a Track Record relates) has the right to use the Track Records. No BlueMountain Operating Company, BlueMountain Subsidiary or BlueMountain Fund has given any guarantee, warranty or assurance as to the future investment performance of any BlueMountain Fund (or investment thereof) or the investment performance resulting from the Investment Advisory Services meeting or exceeding any particular level or target of investment performance.

2.16    Insurance. Each of the BlueMountain Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds (a) has, and will have as of the Closing, in full force and effect all insurance coverage and bonds required by ERISA and other applicable Laws and Regulations and by any contract or other agreement to which any of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds is a party and (b) has provided to Purchaser copies of (i) all insurance policies, binder, bonds or risk management agreements maintained by the BlueMountain Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds and (ii) documentation or correspondence, including any reservation of rights letters, relating to any pending or outstanding claims under such insurance coverages and bonds. All insurance policies maintained by the BlueMountain Operating Companies and the BlueMountain Subsidiaries and the BlueMountain Funds as of the date of this Agreement are listed in Schedule 2.16 hereto, and such policies have been selected based on, among other things, a market check, including an assessment of the insurance coverage maintained by comparable investment advisory firms. All applications for insurance coverage by the BlueMountain Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds, have been materially accurate. None of the BlueMountain Operating Companies, BlueMountain Subsidiaries or BlueMountain Funds is in material default under any such insurance policy and all premiums thereunder have been paid in full. Except as set forth on Schedule 2.16, no claim is outstanding by any of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds under any such insurance policy. None of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds have received since January 1, 2017, notice from any insurer or agent of any material changes in the terms or premium under such insurance policy or bond or intent to cancel any such insurance policy or bond or have otherwise been denied by an insurer thereunder, except for such notices received in the ordinary course of business.
2.17    Finder’s Fee. Except as set forth on Schedule 2.17, none of the BlueMountain Operating Companies has incurred, become liable for or otherwise entered into any contract or agreement with respect to any broker’s commission, finder’s fee or similar payment relating to or in connection with the transactions contemplated by this Agreement.
2.18    Transactions with Interested Persons. Except for Employee Programs, since January 1, 2017, none of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds has been a party to any transaction or contract or arrangement with any of the BlueMountain Sellers, any other director, officer or employee of the BlueMountain Operating Companies or any of the BlueMountain Subsidiaries, or any of the respective Affiliates or Immediate Family members of any such Persons, and, to the Knowledge of the BlueMountain Operating Companies, none of such Persons owns, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded; provided that such Person’s holdings therein, together with any holdings of such Person’s Affiliates and Immediate Family members, are less than five percent (5%) of the outstanding shares or comparable interest in such entity in the aggregate) in, or serves as an employee, independent contractor, officer, director or in another similar capacity of, any competitor or Client of the BlueMountain Operating Companies.
2.19    Employee Programs.
(a)    Schedule 2.19(a) hereto lists each Employee Program (as defined below).
(b)    Each Employee Program which is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section, and has in fact been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program’s assets were distributed). No event or omission has occurred which would reasonably be expected to cause any such Employee Program to lose its qualification under the applicable section of the Code.
(c)    Each Employee Program other than a Foreign Plan has been established and administered in accordance with its terms in all material respects, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws and Regulations. With respect to any Employee Program, there has occurred no non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any fiduciary duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would reasonably be expected to result, directly or indirectly, in any taxes or penalties or other liabilities to Purchaser, and none of the Sellers or the BlueMountain Operating Companies or any of its ERISA Affiliates has engaged in any such “prohibited transaction.” No litigation, arbitration, or governmental administrative proceeding (or, to the Knowledge of the BlueMountain Operating Companies, investigation) or other proceeding (other than those relating to routine claims for benefits or domestic relations orders) is pending or, to the Knowledge of the BlueMountain Operating Companies, threatened with respect to any such Employee Program.
(d)    None of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or their ERISA Affiliates (as defined below) (i) has ever maintained any employee benefit plan, program or arrangement (including, without limitation, the Employee Programs) which has been subject to Title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever contributed to or had any liability to any Multiemployer Plan. None of the Employee Programs is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of section 3(40) of ERISA). Neither the BlueMountain Operating Companies nor the BlueMountain Subsidiaries is obligated to provide or has any liability with respect to any health care or life insurance benefits to employees after their employment is terminated (other than (i) as required by part 6 of subtitle B of Title I of ERISA or similar state or local Laws and Regulations, (ii) benefits through the end of the month of termination of employment, or (iii) a subsidy provided in an employment agreement or separation agreement for all or a portion of the premium payment for coverage required by part 6 of subtitle B of Title I of ERISA or similar state or local Laws and Regulations).
(e)    With respect to each Employee Program complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Purchaser: (i) all material documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (iv) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; and (v) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.
(f)    None of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds is in default with respect to any material term or condition of any Employee Program, nor will the Closing (or the transactions contemplated hereby or thereby) result in any such default, including, without limitation, after the giving of notice, lapse of time or both.
(g)    None of the assets of any Employee Program are invested in securities issued by, or real property leased by, the BlueMountain Operating Companies.
(h)    There have been no acts or omissions by the BlueMountain Operating Companies or any ERISA Affiliates which have given rise to or may give rise to material interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the BlueMountain Operating Companies or any ERISA Affiliates may be liable or under Section 409A of the Code for which the BlueMountain Operating Companies or any ERISA Affiliates or any participant in any Employee Program that is a nonqualified deferred compensation plan (within the meaning of section 409A of the Code) may be liable. The BlueMountain Operating Companies, and each Employee Program that is a

“group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and the regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”) and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010.
(i)    Neither consummation of the transactions contemplated by this Agreement nor this Agreement (whether separately or together with any other action) will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any current or former director, officer, or employee (including partners who perform services) of BlueMountain Operating Companies or any ERISA Affiliates. None of the payments contemplated by the Employee Programs would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to section 162(m) of the Code. None of the BlueMountain Operating Companies or any ERISA Affiliates is a nonqualified entity within the meaning of section 457A of the Code.
(j)    The BlueMountain Operating Companies (i) have withheld and reported all amounts required by law or by contract to be withheld and reported with respect to wages, salaries and other payments to employees and former employees, consultants and independent contractors, (ii) are not liable for any arrearage of wages or any Taxes or any interest, fine or penalty for failure to comply with any of the foregoing and (iii) are not liable for any unpaid amounts due to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees or former employees.
(k)    Each Employee Program maintained or contributed to by any BlueMountain Operating Companies or any BlueMountain Subsidiary or ERISA Affiliate under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed on Schedule 2.19(k). Except as disclosed on Schedule 2.19(k), as regards each Foreign Plan, (i) such Foreign Plan is, and has been operated, in material compliance with its terms and the provisions of the Laws and Regulations of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws and Regulations are applicable to such Foreign Plan, (ii) all material contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Laws and Regulations of the jurisdiction in which such Foreign Plan is maintained, have been timely made or accrued, (iii) such Foreign Plan has obtained from the Government Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Laws and Regulations of the relevant jurisdictions if such determinations are required in order to give effect to such Foreign Plan, (iv) to the Knowledge of the BlueMountain Operating Companies, there are no pending investigations by any Governmental Authority involving such Foreign Plan, (v) there are no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by themselves create or otherwise result in any liability with respect to such Foreign Plan, and (vii), such Foreign Plan has no unfunded liabilities that will not be offset by insurance.
(l)    For purposes of this section:
(i)    “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all employment agreements, collective bargaining agreements, fringe benefits, consulting agreements, stock option or other equity plans, bonus or incentive award plans, severance pay policies, severance agreements, change in control agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, retention plan or agreement, unemployment compensation plan, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements and all other material employee benefit plans, agreements, programs, policies and arrangements not described in (A) above, whether formal or informal, oral or written, that are maintained by any of the BlueMountain Operating Companies, the BlueMountain Subsidiaries, the BlueMountain Funds or any ERISA Affiliate. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.
(ii)    An entity or trade or business “maintains” an Employee Program if such entity or trade or business sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or any liability or contingent liability to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees or former employees of such entity or trade or business, or their spouses, dependents, or beneficiaries.

(iii)    An entity or person or trade or business is an “ERISA Affiliate” with respect to a BlueMountain Operating Company if, together with any BlueMountain Operating Company, such entity or person or trade or business is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.
(iv)    “Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.
2.20    Managers, Directors, Officers and Employees.
(a)    Schedule 2.20(a) hereto contains a true and complete list of all current directors, officers and employees of the BlueMountain Operating Companies, the BlueMountain Subsidiaries and BlueMountain Funds.
(b)    None of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth in Schedule 2.20(b), none of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds would, by reason of the transactions contemplated by this Agreement, be liable to any employee of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds for any payments. Except as set forth in Schedule 2.20(b), none of the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. There are no charges of employment discrimination or unfair labor practices, or other employment-related claims against or involving the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds pending, or, to the Knowledge of the BlueMountain Operating Companies, threatened. To the Knowledge of the BlueMountain Operating Companies, there are no grievances, complaints or charges that have been filed against the BlueMountain Operating Companies, the BlueMountain Subsidiaries or the BlueMountain Funds under any dispute resolution procedure , and there is no arbitration or similar proceeding pending.
(c)    Each of the BlueMountain Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds has in place all material employee policies required by applicable Laws and Regulations, and there have been no material violations or alleged violations of any of such policies since January 1, 2017. Each of the BlueMountain

Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds that has employees is, and at all times since January 1, 2017, has been, in material compliance with the requirements of the Immigration Reform and Control Act of 1986. Each of the BlueMountain Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds has been and is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes. All independent contractors and consultants providing personal services to each of the BlueMountain Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of each of the BlueMountain Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds have been properly classified under the Fair Labor Standards Act and similar state laws.
(d)    (i) There is not currently pending, and to the Knowledge of the BlueMountain Operating Companies, in the last seven (7) years there have not been, any allegations of sexual harassment or other sexual misconduct made against any manager, officer, executive or other employee of any BlueMountain Operating Company, BlueMountain Subsidiary or BlueMountain Fund, (ii) in the past five (5) years, none of the BlueMountain Operating Companies, the BlueMountain Subsidiaries and the BlueMountain Funds has entered into a settlement agreement to resolve any allegations of sexual harassment or other sexual misconduct by any of its managers, officers, executives or other employees, and (iii) to the Knowledge of the BlueMountain Operating Companies, there are no circumstances or conduct by any manager, officer, executive or other employee of any BlueMountain Operating Company, BlueMountain Subsidiary or BlueMountain Fund that would lead to material liability related to allegations of sexual harassment or other sexual misconduct.
2.21    BlueMountain Funds; BlueMountain Fuji Agreements.
(a)    Schedule 2.21(a) lists each of the Advisory Contracts, arrangements for the payment of service fees and all administrative services and other service agreements, if any, pertaining to any of the BlueMountain Funds. As to each BlueMountain Fund, there has been in full force and effect an Advisory Contract at all times since January 1, 2017, that any of the BlueMountain Operating Companies or the BlueMountain Subsidiaries (or predecessors thereto) were performing such services for such BlueMountain Fund, and each such Advisory Contract pursuant to which any of the BlueMountain Operating Companies or the BlueMountain Subsidiaries has at any time since January 1, 2017, received compensation in respect of its activities in connection with any of the BlueMountain Funds was duly approved in accordance with all applicable Laws and Regulations (as applicable to such BlueMountain Fund).
(b)    None of the BlueMountain Operating Companies or the BlueMountain Subsidiaries (or any predecessors thereto) has at any time since January 1, 2017, (i) sponsored or served as the principal underwriter of any collective investment vehicle required to be registered as an investment company under the Investment Company Act and, in the case of any BlueMountain Fund domiciled outside of the United States, the similar laws of its jurisdiction of domicile, (ii) provided Investment Management Services to or through any investment company registered under the Investment Company Act, or (except for the BlueMountain Funds) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) except for Cayman Mutual Funds and CLOs, provided Investment Management Services to or through any issuer or other Person that is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities. Schedule 2.21(b) sets forth with respect to each BlueMountain Fund the exemption from registration under the Investment Company Act and, in the case of any BlueMountain Fund domiciled outside of the United States, the similar laws of its jurisdiction of domicile, and identifies each Cayman Mutual Fund and CLO. None of the BlueMountain Operating Companies or BlueMountain Subsidiaries provides Investment Management Services to any pooled investment fund other than the BlueMountain Funds.
(a)    None of the BlueMountain Operating Companies, the BlueMountain Subsidiaries, the BlueMountain Sellers, or any Person who is an “affiliated person” (as defined in the Investment Company Act) or any other “interested person” of the BlueMountain Operating Companies (as defined in the Investment Company Act), receives or is entitled to receive any compensation directly or indirectly from any of the BlueMountain Funds or their security holders for other than bona fide investment advisory, administrative or other services. None of the foregoing is an “affiliated person” of an investment company that is registered or required to be registered under the Investment Company Act.
(b)    Schedule 2.21(d) hereto sets out a complete and accurate list, as of the date hereof, of the name and jurisdiction of formation or organization of each BlueMountain Fund, and each BlueMountain Fund is in good standing in such jurisdiction. True and complete copies of the Organizational Documents for each BlueMountain Fund have been made available to the Purchaser

(c)    Each of the BlueMountain Funds has a separate prime broker, custodian or trustee which is a third-party entity independent of any of the BlueMountain Operating Companies or BlueMountain Subsidiaries undertaking asset management services for the BlueMountain Funds.
(d)    Other than in the capacity of a general partner or in a similar capacity, none of the BlueMountain Operating Companies or the BlueMountain Subsidiaries is liable in connection with, on behalf of, or for, any obligation of any of the BlueMountain Funds, and none of the BlueMountain Operating Companies or the BlueMountain Subsidiaries is in a position in which it may become so liable, including on any insolvency, liquidation, transformation, amalgamation, merger or split-up of any of the BlueMountain Funds.
(e)    Since January 1, 2017, each BlueMountain Fund offers and has offered its securities in compliance with all applicable Laws and Regulations in all material respects.
(f)    Each BlueMountain Fund is duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its assets and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Laws and Regulations except where the failure to be so registered would not have a material adverse effect on such BlueMountain Fund.
(g)    As of the Base Date, there were no outstanding notices of redemption, refinancing, reset, repricing, supplemental indenture, amendment to management agreement (other than the transaction contemplated by this Agreement), actions by noteholders or similar actions (in each case, other than actions undertaking in the ordinary course and not at the behest of third parties) (“Material CLO Action”) with respect to any CLO Client and no Material CLO Action is ongoing or currently under consideration with respect to any CLO Client. Since the Base Date, no investor in a CLO Client has notified a BlueMountain Operating Company or BlueMountain Subsidiary, the manager of such company, or the trustee of such company that such investor intends to submit a notice of Material CLO Action. No notices regarding potential Material CLO Actions (which have not closed) have been published under Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC.
(h)    The BlueMountain Fuji Agreements are the only agreements, contracts or arrangements (i) pursuant to which any BlueMountain Operating Company or

BlueMountain Subsidiary receives or is entitled to receive, or otherwise generates fees from or shares fees with Fuji Management LLC or any BlueMountain Fuji CLO or (ii) that require any consent of Fuji Management LLC or any BlueMountain Fuji CLO as a result of or in connection with the consummation of the transactions contemplated by this Agreement.
2.22    Assets.
(a)    Except for assets disposed of in the ordinary course of business since the Locked Box Date or as set forth on Schedule 2.22(a), the BlueMountain Operating Companies and the BlueMountain Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid license to use all of the properties and assets (tangible or intangible, real or personal) reflected on the Base Interim Balance Sheet or acquired, leased, or licensed by the BlueMountain Operating Companies and the BlueMountain Subsidiaries since the Locked Box Date, free and clear of any Claims (other than Permitted Encumbrances).
(b)    The properties and assets owned, leased, or licensed by the BlueMountain Operating Companies and the BlueMountain Subsidiaries constitute all of the properties and assets used in or necessary to conduct their business immediately after the Closing in the manner conducted during the twelve (12) month period prior to Closing.
2.23    Environmental Matters. The BlueMountain Operating Companies and the BlueMountain Subsidiaries are, and since January 1, 2017, have been, in compliance in all material respects with all Environmental Laws. As of the date hereof: (a) since January 1, 2017, no BlueMountain Operating Company or the BlueMountain Subsidiary has received written notice of any violation or potential liability under any Environmental Law, (b) none of the BlueMountain Operating Companies or BlueMountain Subsidiaries are subject to any Orders arising under Environmental Laws, and (c) to the Knowledge of the BlueMountain Operating Companies, none of the BlueMountain Operating Companies or the BlueMountain Subsidiaries have received written notice of any pending or threatened administrative, civil or criminal actions, suits, proceedings or investigations under any Environmental Laws which would result in the BlueMountain Operating Companies or the BlueMountain Subsidiaries incurring material liability under Environmental Laws.
2.24    Bank Accounts. Schedule 2.24 sets forth a correct list of all bank accounts, safe deposit boxes, and lock boxes maintained by or on behalf of the BlueMountain Operating Companies and the BlueMountain Subsidiaries and the persons authorized to sign or otherwise act with respect thereto.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in a correspondingly labeled section of the Disclosure Schedule (it being agreed that any matter disclosed in any section or subsection of a Disclosure Schedule shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on its face to be so applicable to such other section or subsection), each Seller, severally and not jointly, hereby represents and warrants to Purchaser, as of the date hereof and the Closing (or, in the case of any representation or warranty made as of a specified date, as of such specified date), as follows:
3.1    Ownership Interests. As of the execution and delivery of this Agreement and as of immediately prior to the Closing, such Seller owns of record and beneficially the BlueMountain Interests set forth opposite such Seller’s name in Schedule 2.2(b) hereto, free and clear of any Claims, and such BlueMountain Interests are the only ownership interests in any of the BlueMountain Operating Companies or BMCP London held by such Seller. Upon the sale, transfer and delivery of such Seller’s BlueMountain Interests to Purchaser pursuant to this Agreement, Purchaser will acquire all interests of such Seller in and to all of Seller’s BlueMountain Interests, free and clear of any Claims.
3.2    Authority of Sellers. Such Seller has full right, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby. In the case of a Seller that is not a natural person, the execution, delivery and performance by such Seller of this Agreement has been duly authorized by all necessary action of such Seller, and no other action on the part of such Seller is required in connection therewith. This Agreement and the transactions contemplated hereby are approved by such Seller, and this Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not:
(i)    in the case of a Seller that is not a natural person, violate any provision of the Organizational Documents of such Seller;
(ii)    (A) violate any Laws and Regulations applicable to such Seller or (B) except as required pursuant to the HSR Act and the FSMA, require such Seller to obtain any approval, consent or waiver of any Governmental Authority which has not been obtained; or
(iii)    (A) require any Seller to obtain any approval, consent or waiver of any Person that is not a Governmental Authority which has not been obtained, (B) require any Seller to deliver notification to, or make any filing with, any Person which has not been delivered or made, or (C) result in a breach of, or constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Seller is a party or by which the property of such Seller is bound, or result in the creation or imposition of any Claim on such Seller’s BlueMountain Interests;
except for, in the case of the foregoing clauses (ii) and (iii), any violation, requirement, breach, default, acceleration, right of termination or Claim that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by Seller of the transactions contemplated hereby or Seller’s compliance with its obligations hereunder in a timely manner.
3.3    Litigation. As of the date of this Agreement, there is not any litigation or other action, suit or proceeding or, to the Knowledge of such Seller, any investigation, examination or audit, at law or in equity, by or before any Governmental Authority (including, without limitation, any voluntary or involuntary proceedings under the Bankruptcy Code or any action, suit, proceeding or investigation under any federal or state securities law, rule or regulation), in which such Seller is a party or is otherwise engaged or with which any of them is threatened except, in each case that (i) would reasonably be expected to prevent or materially delay the ability of such Seller to perform its obligations hereunder or (ii) as of the date hereof, challenge the validity of the transactions contemplated by this Agreement. There are no Orders currently in effect against such Seller or any of its Affiliates that would reasonably be expected to prevent or materially delay the ability of such Seller to perform its obligations hereunder.
3.4    Finder’s Fee. Such Seller has not incurred, become liable for or otherwise entered into any contract or agreement with respect to any broker’s commission, finder’s fee or similar payment relating to or in connection with the transactions contemplated by this Agreement.
3.5    No Securities Matters. To the extent such Seller is receiving Parent Common Stock hereunder:
(a)    Such Seller is financially able to hold the Parent Common Stock received by such Seller for long-term investment and to suffer a complete loss of such Seller’s investment in Parent Common Stock received by such Seller hereunder. The Parent Common Stock received by such Seller hereunder is being obtained by it for his own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable securities Laws and Regulations. Such Seller has had the opportunity to ask questions of Purchaser Parent and its respective officers and employees and to receive to such Seller’s satisfaction such information about the business and financial condition of Purchaser Parent as such Seller considers necessary or appropriate for deciding whether to acquire the Parent Common Stock, and such Seller is fully capable of understanding and evaluating the risks associated with the ownership of the Parent Common Stock received by such Seller hereunder.
(b)    Such Seller has conducted his own diligence investigation with respect to the merits and risks associated with his investment in the Parent Common Stock to be received by such Seller hereunder. Notwithstanding that Purchaser Parent may have provided information to such Seller, such Seller is not relying on, and has not relied on, any representation by Purchaser Parent or any Affiliate of Purchaser Parent (including Purchaser) with respect to the Parent Common Stock other than the representations and warranties of Purchaser Parent hereunder.
(c)    Such Seller understands and acknowledges that the shares of Parent Common Stock received by such Seller hereunder are “restricted securities” under U.S. federal Securities Laws inasmuch as they are being acquired from Purchaser Parent in a transaction not involving a public offering. Accordingly, such Seller understands and acknowledges that, under such laws and applicable regulations, such securities may be resold without registration under the applicable U.S. Securities Laws only in certain limited circumstances and the Parent Common Stock received by such Seller hereunder will bear a customary legend noting that such securities constitute restricted securities under the Securities Act.
(d)    Such Seller is acquiring the shares of Parent Common Stock solely for his own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Such Seller acknowledges that the shares of Parent Common Stock are not registered under the Securities Act, or any state Securities Laws, and that the shares of Parent Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state Securities Laws and regulations, as applicable. Such Seller is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. Such Seller is able to bear the economic risk of holding the shares of Parent Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser (as to itself) and, solely for purposes of Sections 4.1, 4.2, 4.5 and 4.9, Purchaser Parent (as to itself) hereby represent and warrant to the BlueMountain Operating Companies and each Seller, as of the date hereof and the Closing (or, in the case of any representation or warranty made as of a specified date, as of such specified date), as follows:
4.1    Organization of Purchaser and Purchaser Parent. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full power and authority under the Delaware General Corporation Law to own or lease its material properties and to conduct its business in the manner currently conducted. Purchaser Parent is an exempted company limited by shares duly organized, validly existing and in good standing under the laws of Bermuda with full power and authority under the Bermuda Companies Act 1981, as amended, to own or lease its material properties and to conduct its business in the manner currently conducted.
4.2    Authority of Purchaser and Purchaser Parent. Each of Purchaser and Purchaser Parent has full right, authority and power under its Governing Agreement, the Delaware General Corporation Law (in the case of Purchaser) and the Bermuda Companies Act 1981, as amended (in the case of Purchaser Parent) to enter into this Agreement, and to carry out the transactions contemplated hereby. The execution, delivery and performance by each of Purchaser and Purchaser Parent of this Agreement have been duly authorized by all necessary action of Purchaser and Purchaser Parent, as applicable, and no other action on the part of Purchaser or Purchaser Parent is required in connection therewith. This Agreement constitutes a valid and binding obligation of Purchaser and Purchaser Parent, enforceable against Purchaser and Purchaser Parent, as applicable, in accordance with their terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or similar laws affecting creditors’ rights generally. The execution, delivery and performance by each of Purchaser and Purchaser Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not:
(i)    violate any provision of the Organizational Documents of Purchaser or Purchaser Parent, as applicable;
(ii)    (A) violate any Laws and Regulations applicable to Purchaser or Purchaser Parent, as applicable, or by which the assets of Purchaser or Purchaser Parent, as applicable, are bound, or (B) except as required pursuant to the HSR Act and the FSMA, require Purchaser or Purchaser Parent to obtain any approval, consent or waiver of any Governmental Authority which has not been obtained; or

(iii)    (A) require Purchaser or Purchaser Parent to obtain any approval, consent or waiver of any Person that is not a Governmental Authority which has not been obtained, (B) except as set forth on Schedule 4.2(iii), require Purchaser or Purchaser Parent to deliver a notification to, or make any filing with, any Person which has not been delivered or made, or (C) result in a breach of or constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Purchaser is a party or by which the property of Purchaser or Purchaser Parent, as applicable is bound;
except for, in the case of the foregoing clauses (ii) and (iii), any violation, requirement, breach, default or Claim that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by Purchaser or Purchaser Parent, as applicable, of the transactions contemplated hereby or Purchaser’s or Purchaser Parent’s, as applicable, compliance with its obligations hereunder in a timely manner.
4.3    Litigation. As of the date of this Agreement, there is no litigation or other action, suit or proceeding or, to the Knowledge of Purchaser, any investigation, examination or audit, at law or in equity, by or before any Governmental Authority (including, without limitation, any voluntary or involuntary proceedings under the Bankruptcy Code or any action, suit, proceeding or investigation under any federal or state securities law, rule or regulation), to which Purchaser or, to Purchaser’s Knowledge, any officer, director, member, partner or employee thereof is a party or is otherwise engaged or with which any of them is threatened, in each case, that (i) would reasonably be expected to prevent or materially delay the ability of Purchaser to perform its obligations hereunder or (ii) as of the date hereof, challenges the validity of the transactions contemplated by this Agreement. There are no Orders currently in effect against Purchaser or any of its Affiliates that would reasonably be expected to prevent or materially delay the ability of Purchaser to perform its obligations hereunder.
4.4    Acquisition for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the BlueMountain Interests. Purchaser represents and warrants that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Purchaser confirms that it has been provided with the opportunity to ask questions of the BlueMountain Operating Companies and their officers and employees, and to acquire additional information about the business and financial condition of the BlueMountain Operating Companies. Purchaser is acquiring the BlueMountain Interests for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such shares in violation of any federal or state securities or “blue sky” law. Purchaser understands and agrees that the BlueMountain Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.
4.5    Finder’s Fee. Neither Purchaser nor Purchaser Parent has incurred, become liable for or otherwise entered into any contract or agreement with respect to any broker’s commission, finder’s fee or similar payment relating to or in connection with the transactions contemplated by this Agreement.
4.6    Ineligible Persons. Neither Purchaser, nor any Person related to the Purchaser as of immediately prior to the Closing that will be a “person associated with” (within the meaning of Section 202(a)(17) of the Investment Advisers Act) Management Company LLC as of immediately following the Closing, is ineligible pursuant to Section 203(e) of the Advisers Act to serve as an investment adviser or a “person associated with” an investment advisor, nor is there, to the Knowledge of Purchaser, any Proceeding pending by any Governmental Authority that would result in the ineligibility of Purchaser or any such related Person to serve in any such capacity pursuant to Section 203(e) of the Investment Advisers Act. Purchaser is not subject to any of the disqualifying events listed in Section 506 of Regulation D under the Securities Act, and, to the Knowledge of Purchaser, there is no Proceeding pending against Purchaser that would reasonably be expected to result in any such disqualifying event.
4.7    Financing. Purchaser has, and at the Closing will have available, all funds necessary (a) to pay in immediately available funds the portion of the Purchase Price required to be paid in cash at Closing and all other amounts payable under this Agreement, and (b) to pay in immediately available funds any fees and expenses payable by Purchaser in connection with the transactions contemplated by this Agreement. Purchaser acknowledges that its obligations set forth in this Agreement are not contingent or conditioned upon Purchaser’s ability to obtain or have at the Closing sufficient funds necessary to make the payments required pursuant to Section 1.
4.8    R&W Insurance Policy. Purchaser has obtained the R&W Insurance Policy bound and effective as of the date hereof, and all amounts required to be paid thereunder as of the date hereof have been paid. Purchaser has provided the Seller Representative and the AMG Seller with a true, correct and complete copy of the R&W Insurance Policy on or prior to the date hereof.
4.9    Purchaser Parent Representations.

(a)    Capitalization of Purchaser Parent. As of the date hereof, the authorized capital stock of Purchaser Parent consists of 500,000,000 shares of Parent Common Stock. As of March 31, 2019, there were 102,270,409 shares of Parent Common Stock (all of which were duly authorized, validly issued, fully paid and non-assessable) issued and outstanding. The Parent Common Stock being issued to the Principal Sellers, if any, is and shall be duly authorized and, if and when issued and delivered to the applicable Principal Sellers in accordance with the terms of this Agreement, validly issued, fully paid, nonassessable, and free and clear of all Claims other than those arising under generally applicable securities Laws and Regulations, the Organizational Documents of Purchaser Parent, as created by the applicable Principal Sellers, or as provided for in this Agreement.
(b)    Purchaser Parent SEC Reports. Purchaser Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2018 (all such documents, collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal year-end adjustments which are not material in the aggregate, and (v) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Purchaser Parent as of the dates and for the periods indicated therein, except any unaudited Parent Financial Statements are subject to normal year-end adjustments which are not material in the aggregate.
(c)    Listing. The Parent Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE, and Purchaser Parent has not received any notice of delisting.
(d)    Absence of Changes. Since the date of the filing by Purchaser Parent with the SEC of its most recent annual or quarterly report required to be filed prior to the date hereof, there has not occurred any change, event, or development that, individually or in the aggregate, has had, or would reasonably be excepted to have, a material adverse effect on the condition, financial or otherwise, or in the earnings, business or operations of Purchaser Parent and its subsidiaries, taken as a whole.

SECTION 5.	COVENANTS
5.1    Actions of the BlueMountain Operating Companies. The BlueMountain Sellers, jointly and severally, hereby agree to cause the BlueMountain Operating Companies and the BlueMountain Subsidiaries to comply with the covenants and agreements contained in this Section 5.
5.2    Pre-Closing Conduct of Business. During the period from the date of this Agreement and continuing through the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 10 (the “Interim Period”), except (A) as expressly contemplated by this Agreement (including the Restructuring) and actions constituting Permitted Leakage, (B) as set forth in Schedule 5.2, (C) as may be required by applicable Laws and Regulations or (D) with the prior written consent of Purchaser, the BlueMountain Operating Companies shall and shall cause the BlueMountain Subsidiaries to (i) conduct in all material respects their business in the ordinary course consistent with past practice and (ii) use their reasonable best efforts to preserve intact their material business and rights, franchise, goodwill and relationships with all Clients (including the BlueMountain Funds), investors, landlords, employees and other Persons having business relationships with them; provided that (x) subject to compliance with clause (i) hereof, any change in Clients, assets under management or Client revenues shall not constitute a breach of this clause (ii), with such matters governed exclusively by Sections 1.3 and 7.4, and (y) the obligations of the parties to obtain consent from any Clients shall be governed exclusively by Section 5.3. To facilitate the fulfillment of the BlueMountain Operating Companies’ obligations under the first sentence of this Section 5.2, the Purchaser will consult with the BlueMountain Operating Companies from time to time during the Interim Period upon the request of the BlueMountain Operating Companies, and the BlueMountain Operating Companies will be deemed not to have violated their obligations under this Section 5.2 with respect to actions taken by them in reliance upon such consultations. Without limiting the generality of the foregoing, except (1) as expressly contemplated by this Agreement (including the Restructuring) and actions constituting Permitted Leakage, (2) as may be required by applicable Laws and Regulations, (3) as set forth in Schedule 5.2 or (4) with the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed), the BlueMountain Operating Companies shall not and shall cause each BlueMountain Subsidiary not to:

(a)    merge with or into or consolidate with any other Person, adopt a plan or agreement of complete or partial liquidation, liquidate, dissolve, restructure or recapitalize, make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency;
(b)    amend or waive the Organizational Documents of any BlueMountain Operating Company, any BlueMountain Subsidiary or any BlueMountain Fund, except, in the case of a BlueMountain Fund, to the extent resulting from the execution a Side Letter between such BlueMountain Fund and an investor therein in the ordinary course of business that is substantially consistent in form and substance with Side Letters entered into by such BlueMountain Fund with similarly situated investors in the ordinary course of business consist with past practice;
(c)    split, combine or reclassify any limited liability company interests, limited partnership interests, shares of capital stock or other equity interest in any BlueMountain Operating Company or BlueMountain Subsidiary;
(d)    make any distribution or declare, pay or set aside any dividend with respect to any equity interest in any BlueMountain Operating Company or BlueMountain Subsidiary, other than cash dividends or distributions from a BlueMountain Operating Company or BlueMountain Subsidiary to another BlueMountain Operating Company or BlueMountain Subsidiary;
(e)    redeem, purchase or otherwise acquire, directly or indirectly, any equity interest in any BlueMountain Operating Company or BlueMountain Subsidiary, including any Common Equity Interest, Common Equity Unit, Profit Interest or Profit Unit of any BlueMountain Operating Company, other than in connection with the formation of a BlueMountain Fund;
(f)    issue, sell or grant, or authorize the issuance, sale or grant of (i) any equity interests or voting interests in any BlueMountain Operating Company or BlueMountain Subsidiary, (ii) any option, restricted share unit, profits interest or other equity-based compensation award, call, warrant or right to acquire any equity interests or voting interest in any BlueMountain Operating Company or BlueMountain Subsidiary or (iii) other securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire any equity interests or voting interests in any BlueMountain Operating Company or BlueMountain Subsidiary, in each case including, without limitation, any Common Equity Interest, Common Equity Unit, Profit Interest or Profit Unit of any BlueMountain Operating Company;
(g)    incur any Indebtedness (including by issuing or selling any debt securities or rights to acquire any debt securities), guarantee the Indebtedness of any Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than (i) solely among the BlueMountain Operating Companies and BlueMountain Subsidiaries, (ii) obligations for clawback liability assumed in connection with the formation of a BlueMountain Fund, or (iii) aggregate Indebtedness, guarantees, “keep well” and other such agreements incurred, assumed or otherwise entered into in the ordinary course of business or for additional amounts up to $100,000;
(h)    make any loan or advance other than to another BlueMountain Operating Company or BlueMountain Subsidiary;
(i)    sell, transfer, lease or otherwise dispose of or pledge (other than Permitted Encumbrances) any of their material assets, other than in the ordinary course of business consistent with past practices;
(j)    settle, or offer or propose to settle, any litigation or other action, investigation, arbitration, suit or proceeding involving a BlueMountain Operating Company or a BlueMountain Subsidiary other than (i) settlements involving only the payment of monetary damages by a BlueMountain Operating Company or a BlueMountain Subsidiary not exceeding, in the aggregate, $50,000 or (ii) any settlement that would not prohibit or restrict a BlueMountain Operating Company or a BlueMountain Subsidiary from operating its business in substantially the same manner as operated on the date of this Agreement;
(k)    make any material change to (i) their accounting methods, practices or policies, other than as required by GAAP or applicable Laws and Regulations or (ii) their practices in respect of cash management and collection of accounts receivable;
(l)    (i) make, revoke or change any material election relating to Taxes, (ii) change or revoke any material Tax accounting method, (iii) change any material Tax accounting period, (iv) amend any material Tax Return or (v) settle or compromise any material Tax liability with any Taxing Authority;
(m)    (i) modify, amend, terminate or waive any Primary Lease, (ii) subject to clause (i) hereof, modify, amend, terminate or waive any Contract, in each case in a manner that would reasonably be expected to be material and adverse to the BlueMountain Operating Companies and BlueMountain Subsidiaries, taken as a whole, or (iii) enter into any contract, agreement, or arrangement that would have been a Contract if entered into prior to the date hereof (other than replacement contracts, agreements or arrangements to replace expired or terminated Contracts on substantially similar terms) requiring an annual payment in excess of $50,000 by the BlueMountain Operating Company or BlueMountain Subsidiary party to such contract, agreement or arrangement;

(n)    amend or otherwise modify, or permit any waiver under, any Advisory Contract; provided that nothing in this Section 5.2(n) shall restrict the amendment or modification of any Advisory Contract (i) in the ordinary course of business, as long as such amendment or modification does not (A) reduce the applicable fee rate, (B) introduce or adversely amend or modify (1) a most favored nation provision or (2) any agreement by any BlueMountain Operating Company or BlueMountain Subsidiary to cap, waive, offset, reimburse, rebate, discount or otherwise reduce or defer any or all fees or charges thereunder resulting in an effective fee rate lower than that stated in such Advisory Contract (other than (x) any Side Letter entered into between a BlueMountain Fund and an investor therein in the ordinary course of business that is substantially consistent in form and substance with Side Letters entered into by such BlueMountain Fund with similarly situated investors in such BlueMountain Fund in the ordinary course of business consistent with past practice and (y) fee waivers provided in connection with the investment by a Client in another Client to avoid “double dipping”), or (C) obligate any BlueMountain Operating Company or BlueMountain Subsidiary to provide a materially broader scope of services, or be subject to materially broader obligations, under such Advisory Contract, or (ii) to modify the investment guidelines under such Advisory Contract;
(o)    enter into any Advisory Contract that obligates a BlueMountain Operating Company, a BlueMountain Subsidiary or any of their respective Affiliates to guarantee the obligations or performance of the BlueMountain Operating Company or BlueMountain Subsidiary party to such Advisory Contract; provided that, for the avoidance of doubt, nothing in this Section 5.2(o) shall restrict the ability of GP Holdings LLC to guarantee the obligations of any BlueMountain Subsidiary that is the general partner of a BlueMountain Fund;
(p)    enter into any Advisory Contract with a Client that contains any most favored nation provision or any agreement by any BlueMountain Operating Company or BlueMountain Subsidiary to cap, waive, offset, reimburse, rebate, discount or otherwise reduce or defer any or all fees or charges thereunder resulting in an effective fee rate lower than that stated in such Advisory Contract (other than any Side Letter entered into between a BlueMountain Fund and an investor therein in the ordinary course of business that is substantially consistent in form and substance with Side Letters entered into by such BlueMountain Fund with similarly situated investors in such BlueMountain Fund in the ordinary course of business consistent with past practice);
(q)    other than in the ordinary course of business consistent with past practices or as required by any existing Employee Program, (i) enter into or materially amend any Employee Program (or any arrangement that would be an Employee Program if in effect on the date hereof), (ii) grant, increase or take any action to accelerate any rights or benefits under any Employee Program, or (iii) make any material increase in salaries or other compensation payable to any employee of the BlueMountain Operating Companies or BlueMountain Subsidiaries;
(r)    except in the ordinary course of business consistent with past practice, grant or increase any retention, change in control or similar payment or benefit to, or enter into or amend any existing retention, change in control or similar payment or benefit arrangement with, any current or former officers, directors, employees, independent contractors or service providers of any of the BlueMountain Operating Companies or BlueMountain Subsidiaries (including, in each case, any payment or benefit that is contingent on the consummation of the transactions contemplated by this Agreement, whether “single trigger” or “double trigger”);
(s)    enter into a new line of business not related to Investment Management Services;
(t)    acquire any business or Person, by merger, consolidation, or otherwise, or acquire any material asset or any equity of any other Person (other than commitments for capital expenditures, which shall be governed exclusively by Section 5.2(u));
(u)    make or incur any new non-cancelable financial commitment or capital expenditure requiring payments in excess of $100,000 annually;
(v)    enter into any material transaction with any of their respective Affiliates (other than any BlueMountain Operating Company or BlueMountain Subsidiary) or the AMG Seller other than (i) service agreements entered into in connection with the launch of new collateralized loan obligations managed by Fuji Management LLC, provided that any such services agreement are in form and substance consistent with service agreements entered into by the BlueMountain Operating Company and BlueMountain Funds with the CLO Clients; and (ii) pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise permitted pursuant to this Section 5.2;
(w)    sell or transfer any Intellectual Property material to the conduct of the business of any of the BlueMountain Operating Companies and the BlueMountain Subsidiaries, taken as a whole;
(x)    (i) except in the ordinary course of business consistent with past practice in terms of amount and frequency and after prior consultation with Purchaser, commit any seed capital to any BlueMountain Fund or (ii) form any BlueMountain Fund or establish any new Client except to the extent that its applicable Advisory Contract includes an affirmative consent to the “assignment” (as defined in the Advisers Act) of such Advisory Contract in connection with the consummation of the transactions contemplated hereby;
(y)    solely with respect to the period from the date on which the Leakage Certificate is delivered until the Closing Date, incur or otherwise cause any Leakage; or
(z)    agree or commit to do, or otherwise enter into any Contract to do, any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Agreement is intended to give to Purchaser, directly or indirectly, rights to Control or direct the operations of the BlueMountain Operating Companies or BlueMountain Subsidiaries or any BlueMountain Funds prior to the Closing.
5.3    Client Consents; BlueMountain Fuji Consents.
(a)    With respect to each Client, the BlueMountain Operating Companies shall use their reasonable best efforts to obtain, as promptly as reasonably practicable following the date hereof, the consent of such Client to the “assignment” (as defined in the Advisers Act) of such Client’s Advisory Contract resulting from the consummation of the transactions contemplated hereby, in each case in accordance with, and in the manner required by the terms of such Advisory Contract and all applicable Laws and Regulations (each such consent, a “Client Consent”). In furtherance of the foregoing, the parties agree that:
(i)    in the case of each Fund Client, such Fund Client shall be deemed to have provided Client Consent for all purposes of this Agreement if written consent has been obtained from each individual that is not a Seller or an employee of a Seller, a BlueMountain Operating Company, a BlueMountain Subsidiary or any of their respective Affiliates (each such individual, an “Unaffiliated Party”) serving on the board of directors, managers or similar governing body (a “Governing Body”) of such Fund Client;
(ii)    in the case of each CLO Client, such CLO Client shall be deemed to have provided Client Consent for all purposes of this Agreement if (A) written consent has been obtained from each individual serving on the Governing Body of such CLO Client that is an Unaffiliated Party, (B) consent has been obtained from (1) holders of a majority of the controlling class of notes of such CLO Client, and (2) holders of a majority of the subordinated notes of such CLO Client and (C) each relevant rating agency has confirmed that the transactions contemplated hereby will not result in the immediate withdrawal or reduction with respect to its then-current rating of any class of secured notes of such CLO Client, in each of the cases of clauses (B) and (C), solely to the extent such consent or confirmation is required under the terms of the applicable portfolio management agreement of such CLO Client; and
(iii)    in the case of the Single Investor Fund, the Single Investor Fund shall be deemed to have provided Client Consent for all purposes of this Agreement if (A) written consent has been obtained from each individual serving on the Governing Body thereof that is an Unaffiliated Party and (B) written consent has been obtained from the investor therein. For the avoidance of doubt, if the Single Investor Consent is not obtained on or prior to Closing, Purchaser shall, during the period of two (2) months following the Closing Date, cause the BlueMountain Operating Companies to continue using their reasonable best efforts to obtain, as promptly as reasonably practicable, the Single Investor Consent.
(b)    With respect to each BlueMountain Fuji CLO, the BlueMountain Operating Companies shall use their reasonable best efforts to obtain, as promptly as reasonably practicable following the date hereof, the BlueMountain Fuji Consent with respect to such BlueMountain Fuji CLO, in each case in accordance with, and in the manner required by the terms of the applicable BlueMountain Fuji Agreements and all applicable Laws and Regulations. In furtherance of the foregoing, the parties agree that Fuji Management LLC shall be deemed to have provided the BlueMountain Fuji Consents for all purposes of this Agreement if written consent has been obtained from each Unaffiliated Party serving on the Governing Body of Fuji Management LLC.
(c)    As soon as reasonably practicable following the date hereof, the BlueMountain Operating Companies shall send a written notice to each Client and each BlueMountain Fuji CLO (including, where applicable, its Governing Body) and the limited partners, shareholders or other investors thereof (as applicable) informing them of the proposed transactions hereunder and requesting Client Consent or BlueMountain Fuji Consent, as applicable. Purchaser shall have the reasonable opportunity to review drafts of any such material written notices and any other material written communications with any Client or BlueMountain Fuji CLO (including, where applicable, its Governing Body) or the partners, shareholders or other investors thereof (as applicable) regarding the transactions contemplated by this Agreement (including any Client Consent or BlueMountain Fuji Consent solicitation materials), and to have Purchaser’s comments to any such drafts considered in good faith, in advance of dissemination of such materials to the applicable recipients thereof (other than, for the avoidance of doubt, ordinary course communications with the foregoing which do not refer to Purchaser or the transactions contemplated by this Agreement). The foregoing review process shall not apply to materials that are substantively similar to prior materials already disseminated to any Client or

BlueMountain Fuji CLO (including, where applicable, its Governing Body) or the partners, shareholders or other investors thereof (as applicable) in accordance with the foregoing.
(d)    Subject to the limitations set out in Section 5.3(e) below, Purchaser shall reasonably cooperate with the BlueMountain Operating Companies in connection with the obtaining of Client Consents and BlueMountain Fuji Consents under this Section 5.3. Without limiting the generality of the foregoing, upon the request of any BlueMountain Operating Company, Purchaser shall assist and cooperate with the BlueMountain Operating Companies in seeking and obtaining Client Consents and BlueMountain Fuji Consents under this Section 5.3, including, if reasonably requested by a BlueMountain Operating Company, participating during normal business hours with the BlueMountain Operating Companies in calls and meetings with any Client or BlueMountain Fuji CLO (including, where applicable, its Governing Body) or any of the partners, shareholders or other investors thereof (as applicable). The BlueMountain Operating Companies shall take reasonable steps to keep Purchaser reasonably informed of the status of the BlueMountain Operating Companies’ efforts to obtain the Client Consents and the BlueMountain Fuji Consents.
(e)    Prior to Closing, without the prior written consent of the Company, none of Purchaser or its Affiliates or their respective employees, directors, officers or agents shall, directly or indirectly, contact or communicate with any Client or BlueMountain Fuji CLO, any investor in a Client or BlueMountain Fuji CLO, any Affiliate of a Client or BlueMountain Fuji CLO or any such investor or any investment consultant or similar Person representing any Client or BlueMountain Fuji CLO or any investor in a Client or BlueMountain Fuji CLO regarding the transactions contemplated by this Agreement.
5.4    Pre-Closing Access.
(a)    During the Interim Period, subject to the other provisions of this Section 5.4, upon the reasonable request of Purchaser, the BlueMountain Operating Companies shall and shall cause each BlueMountain Subsidiary to provide access to Purchaser and its representatives to the properties, employees, books and records and Contracts of the BlueMountain Operating Companies and BlueMountain Subsidiaries to the extent reasonably requested by Purchaser in furtherance of a bona fide business purpose reasonably related to the transactions contemplated hereby. Such access shall occur only during normal business hours upon reasonable advance notice by Purchaser to the BlueMountain Operating Companies, under the supervision of the BlueMountain Operating Companies’ personnel and shall be conducted in a manner that does not unreasonably interfere with the operations of the BlueMountain Operating Companies or BlueMountain Subsidiaries. Notwithstanding the obligations contained in this Section 5.4, the BlueMountain Operating Companies shall not be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client privilege of it or its Affiliates (provided that the BlueMountain Operating Companies shall use their reasonable best efforts to provide such access or disclosure in a manner and to such extent as would not, in the reasonable determination of the BlueMountain Operating Companies, give rise to a colorable claim that such privilege has been waived or is lost as a result of such access or disclosure) or contravene any applicable Laws and Regulations, fiduciary duty or Contract (provided that the BlueMountain Operating Companies shall consider any reasonable alternatives to provide such information in a manner so as to not result in such contravention) or (ii) cause material competitive harm to the BlueMountain Operating Companies and BlueMountain Subsidiaries if the transactions contemplated hereby are not consummated. All information provided or accessed under this Section 5.4 (or otherwise) shall be subject to the terms of the Confidentiality Agreement.
(b)    Prior to the Closing, none of Purchaser or its Affiliates or their respective employees, directors, officers or agents shall contact or communicate with the owners, employees, representatives, suppliers, lenders or service providers of any BlueMountain Operating Company or BlueMountain Subsidiary (other than the Sellers) in connection with the transactions contemplated hereby without the prior written consent of Management Company LLC.
5.5    Regulatory Matters; Antitrust Notifications; Third Party Consents.
(a)    Purchaser and the BlueMountain Operating Companies shall, and shall cause its respective Affiliates to, cooperate with each other and use its reasonable best efforts to as promptly as practicable after the date hereof prepare and file, or cause to be prepared and filed, all applications, notices and filings with, and use its reasonable best efforts to obtain as promptly as practicable after the date hereof all consents, approvals and waivers of, all third parties and Governmental Authorities that are necessary for it to timely consummate the transactions contemplated by this Agreement. Purchaser and the BlueMountain Operating Companies agree to take all reasonable steps necessary to satisfy any conditions or requirements imposed on it by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement. Each of the BlueMountain Operating Companies and Purchaser (each, a “Reviewing Party”) will have the right to review in advance, and the other party (each, a “Filing Party”) will consult with the Reviewing Party on, all the information relating to the Reviewing Party and its Affiliates that appears in any filing or written materials submitted by the Filing Party to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will keep the other parties apprised in a timely manner of the status of matters referred to in this Section 5.5(a). This Section 5.5(a) shall not apply to the obtaining of Client Consents, which shall be governed exclusively by Section 5.3, or to the obtaining of any Insurance Approval.

(b)    Except in respect of any Insurance Approval, Purchaser and the BlueMountain Operating Companies shall promptly advise the other upon receiving any communication from any Governmental Authority relating to the transactions contemplated by this Agreement or otherwise materially affecting its ability to timely consummate the transactions contemplated hereby or thereby. Notwithstanding anything herein to the contrary, except in respect of any Insurance Approval, each of the BlueMountain Operating Companies and Purchaser shall, and shall cause each of its Affiliates, to (i) provide the other with advance copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its Affiliates and any Governmental Authority in connection with the transactions contemplated this Agreement and (ii) not agree to participate in any substantive meeting or communication with any Governmental Authority in respect of any filing or any investigation or inquiry related to the transactions contemplated by this Agreement unless it consults with the other party in advance and provides the other party the opportunity to attend and participate thereat.
(c)    Without limitation of the generality of the provisions of this Section 5.5, as promptly as possible after the date of this Agreement, but in any event within ten (10) Business Days following the date of this Agreement, each of Management Company LLC and Purchaser shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice a pre-merger notification in accordance with the HSR Act with respect to the transactions contemplated by this Agreement, and shall file an antitrust notification in any other jurisdiction if required by any Laws and Regulations. Each of Management Company LLC and Purchaser shall request, in such party’s pre-merger notification filed in accordance with the HSR Act, early termination of the applicable waiting period under the HSR Act. Each of Management Company LLC and Purchaser shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by either of them pursuant to the HSR Act or any other antitrust notification in connection with such filings. Subject to applicable Laws and Regulations and all privileges, including the attorney-client privilege, Management Company LLC and Purchaser shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. The Purchaser shall bear the filing fees associated with any applicable premerger notification and report form filing required under the HSR Act and any filings required under any foreign investment or competition law.
(d)    Without limitation of the generality of the provisions of this Section 5.5, Management Company LLC and Purchaser shall use their respective reasonable best efforts to obtain any necessary approval from any Governmental Authority responsible for merger control, antitrust or competition Laws and Regulations or to prevent the initiation of any lawsuit by any Governmental Authority under any merger control, antitrust or competition Laws and Regulations or to prevent the entry of any decree, judgment, injunction, preliminary or permanent, or any Order that would otherwise make the transactions contemplated by this Agreement unlawful under any merger control, antitrust or competition Laws and Regulations; provided that the foregoing shall not require Purchaser to: (i) dispose or transfer any material asset, including those of Purchaser, Management Company LLC or their respective Affiliates; (ii) hold separate any material assets or operations (either before or after the Closing Date) of Purchaser, Management Company LLC and Purchaser or their respective Affiliates; (iii) materially change or modify any course of conduct or otherwise make any commitment to any Governmental Authority regarding future operations of Purchaser, Management Company LLC and Purchaser or their respective Affiliates’ business; or (iv) defend, contest, or resist any action or proceeding instituted (or threatened to be instituted) by any Governmental Authority under any merger control, antitrust or competition Laws and Regulations.
(e)    Anything to the contrary in this Agreement notwithstanding, to the extent that the transactions contemplated by this Agreement requires the consent or waiver of a third party (other than a Client Consent or BlueMountain Fuji Consent) pursuant to any contract or arrangement to which a BlueMountain Operating Company or any BlueMountain Subsidiary is a party, including pursuant to any Leases, the BlueMountain Operating Companies shall use reasonable best efforts to obtain such consent or waiver (which shall be in form and substance reasonably satisfactory to the Purchaser) prior to the Closing Date in accordance with the terms of such contract or arrangement. To the extent that any such consent or waiver is not obtained prior to the Closing Date, the BlueMountain Operating Companies shall use reasonable best efforts to (i) obtain any such consent or waiver after the Closing Date and (ii) enter into or facilitate lawful arrangements reasonably acceptable to Purchaser to provide or cause to be provided to Purchaser the benefits and use of such contract or arrangement with respect to which such consent or waiver has not been obtained, as though the requisite consent or waiver had been obtained as of the Closing Date. For the avoidance of doubt, the obligations contemplated by this Section 5.5(e) shall not apply to any Client Consents or BlueMountain Fuji Consents, which shall be governed by the terms of Section 5.3.
5.6    Financial Information. During the Interim Period, the BlueMountain Operating Companies shall provide (or cause to be provided) to Purchaser, (a) within thirty (30) Business Days following the end of each calendar month during such Interim Period, or, if later, as promptly as practicable after the same are available to the BlueMountain Operating Companies, (i) in the case of a month end that is the end of a calendar quarter, copies of any regularly prepared quarterly financial information of the BlueMountain Operating Companies and BlueMountain Subsidiaries prepared in accordance with GAAP in a manner consistent with the Base Financial Statements (but only to the extent such Base Financial Statements are in accordance with GAAP and subject to year-end audit adjustments which are not in the aggregate material) and (ii) in the case of each other month end, copies of any regularly prepared monthly financial information of the BlueMountain Operating Companies and BlueMountain Subsidiaries and (b) as promptly as practicable after the delivery to Sellers, any other periodic financial reports prepared and delivered to Sellers in the ordinary course of business in respect of any BlueMountain Operating Company, BlueMountain Subsidiary or BlueMountain Fund.
5.7    Notifications. During the Interim Period, (a) each Seller and each BlueMountain Operating Company shall promptly notify Purchaser in writing of the occurrence of any event of which it has knowledge that would reasonably be expected to result in any of the conditions set forth in Section 7 of this Agreement becoming incapable of being satisfied and (b) Purchaser shall promptly notify the AMG Seller and the Seller Representative in writing of the occurrence of any event of which it has knowledge that would reasonably be expected to result in any of the conditions set forth in Section 8 of this Agreement becoming incapable of being satisfied. The delivery of written notification pursuant to this Section 5.7 shall not affect any conditions precedent to Closing under Section 7 or Section 8.
5.8    Efforts of Parties to Close. During the Interim Period, Purchaser, the Sellers and the BlueMountain Operating Companies agree to use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and Regulations or otherwise to fulfill or obtain the fulfillment of all conditions precedent to be fulfilled by each such Person under this Agreement in order to effect the consummation of the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement. Purchaser and the Seller Representative shall execute and deliver the Disbursing Agent Agreement prior to the Closing, and each BlueMountain Seller shall deliver to the Disbursing Agent prior to the Closing a valid IRS Form W-9 or equivalent form for purposes of satisfying the Disbursing Agent’s withholding requirements, if applicable. Upon the request of the Seller Representative or the AMG Seller, Purchaser will provide the requesting Person with evidence of the effectiveness of the R&W Insurance Policy.
5.9    Indemnification; D&O Insurance.
(a)    Purchaser agrees that, for a period of six (6) years after the Closing Date, it will not amend the Organizational Documents of any BlueMountain Operating Company or BlueMountain Subsidiary with respect to any rights to indemnification, advancement of expenses and exculpation in favor of the current or former owners, partners, members, directors, officers or employees of the BlueMountain Operating Companies or BlueMountain Subsidiaries as in effect on the date hereof to the extent that any such amendment would adversely affect the rights, protections or exculpation in favor of any such owner, partner, member, director, officer or employee.

(b)    Subject to Section 5.9(c), for a period of six (6) years from and after the Closing, Purchaser shall either (i) cause to be maintained in effect the current policies of directors’ and officers’ liability, errors and omissions liability, professional liability, employment practices liability and employee benefit plan fiduciary liability of the BlueMountain Operating Companies and BlueMountain Subsidiaries in effect as of the Closing or (ii) provide substitute polices providing for not less than the existing coverage in effect as of the Closing and have other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred at or before the Closing (including consummation of the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the BlueMountain Operating Companies and BlueMountain Subsidiaries’ and their respective current and former owners, partners, members, directors, officers and employees existing policies with respect to matters existing or occurring at or prior to the Closing Date.
(c)    At the request of Purchaser (and subject to the Purchaser’s written approval of the cost therefor), the BlueMountain Operating Companies shall, on or prior to Closing, purchase a run off (i.e., “tail”) policy or endorsement with respect to the current policies of directors’ and officers’ liability, errors and omissions liability, professional liability, employment practices liability and employee benefit plan fiduciary liability insurance of the BlueMountain Operating Companies and BlueMountain Subsidiaries in effect as of the Closing covering claims asserted within six (6) years after the Closing arising from facts or events that occurred at or before the Closing (including consummation of the transactions contemplated by this Agreement). The entire premium for such “tail” policy, if applicable, shall be paid by the BlueMountain Operating Companies in a single lump sum on or prior to the Closing Date. The Purchaser shall cause the BlueMountain Operating Companies and BlueMountain Subsidiaries to not amend, cancel or otherwise terminate such “tail” policy if so obtained by the BlueMountain Operating Companies or BlueMountain Subsidiaries. In the event that the BlueMountain Operating Companies purchase the “tail” policy in accordance with this Section 5.9(c), the obligations of Purchaser pursuant to Section 5.9(b) shall be terminated and of no further force or effect.
(d)    The covenants contained in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the parties hereto and each indemnified or insured party and shall not be deemed exclusive of any other rights to which such Person is entitled, whether pursuant to law, Contract or otherwise.
5.10    No Solicitation of Other Offers. During the Interim Period, none of the Sellers, the BlueMountain Operating Companies or any of their respective Affiliates, nor any of their respective directors, officers, managers, partners, shareholders, owners, employees, representatives or agents, shall (and the BlueMountain Operating Companies and the Sellers shall cause them not to), directly or indirectly, (a) solicit, encourage, or initiate any inquiries, proposals, submissions or offers for, or negotiate or otherwise engage or participate in discussions or communications with any Person with respect to, any Alternative Proposal, (b) furnish or cause to be furnished any non-public information concerning the BlueMountain Operating Companies or the BlueMountain Subsidiaries, their respective businesses, operations, properties or assets to any Person in connection with any Alternative Proposal or (c) execute or enter into any agreement, understanding, letter of intent or arrangement with respect to any Alternative Proposal. Effective as of the date hereof, each Seller and each BlueMountain Operating Company shall, and shall cause each BlueMountain Subsidiary and all Persons acting on behalf of it to, immediately cease any existing activities, discussions and negotiations with any Persons with respect to any Alternative Proposal and to notify Purchaser of any Alternative Proposals that such Seller or BlueMountain Operating Company receives following the date hereof. “Alternative Proposal” for purposes of this Agreement means any offer or proposal by any Person other than the Purchaser or any of its Affiliates concerning any (i) merger, consolidation, other business combination or similar transaction involving the BlueMountain Operating Companies or the BlueMountain Subsidiaries, (ii) sale, lease, license or other disposition directly or indirectly of any BlueMountain Operating Company or any BlueMountain Subsidiary, (iii) issuance or sale or other disposition of equity interests representing 20% or more of the voting power of any BlueMountain Operating Company, (iv) transaction or series of transactions in which any Person will acquire beneficial ownership, or the right to acquire beneficial ownership or any group (as defined in Section 13(d) of the Exchange Act) has been formed which beneficially owns or has the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of any BlueMountain Operating Company or (v) combination of the foregoing.
5.11    Restructuring. During the Interim Period, (a) the BlueMountain Operating Companies shall use their respective reasonable best efforts to continue to implement the Restructuring, (b) the BlueMountain Operating Companies shall keep Purchaser reasonably informed regarding the status of the implementation of the Restructuring and (b) upon the reasonable request of Purchaser, the BlueMountain Operating Companies shall provide Purchaser with copies of the documentation being used to implement the Restructuring (to the extent materially different from the documentation attached as exhibits to Schedule 5.11) and updates on the amount of Restructuring Costs incurred or expected to be incurred. In connection with the implementation of the Restructuring during the Interim Period, without the prior written consent of Purchaser, the BlueMountain Operating Companies shall not take any action that is reasonably likely to result in the incurrence of Restructuring Costs greater than those set forth on Schedule 5.11.

5.12    Confidentiality.
(a)    Each Seller acknowledges that during the course of its ownership of interests in the BlueMountain Operating Companies, such Seller has had access to Confidential Information, as defined herein, of the BlueMountain Operating Companies and the BlueMountain Subsidiaries, as the case may be, and in particular, Trade Secrets of the BlueMountain Operating Companies and the BlueMountain Subsidiaries, as the case may be. For a period of three (3) years after the Closing, each Seller shall hold in confidence, and not use or disclose to any Person (other than such Seller’s clients, officers and employees who need to know such information in connection with his or her normal job function) without written authorization of Purchaser, any Confidential Information of the BlueMountain Operating Companies or the BlueMountain Subsidiaries; provided, that such obligations shall be in effect for a period of five (5) years after the Closing to the extent that the Confidential Information relates to (i) financial and/or performance information of the BlueMountain Operating Companies and the BlueMountain Subsidiaries and (ii) compensation information concerning members or employees of the BlueMountain Operating Companies and the BlueMountain Subsidiaries. “Confidential Information” means, with respect to any Seller, any proprietary and non-public information, technical data, Trade Secrets or know-how of any BlueMountain Operating Company and any BlueMountain Subsidiary, including, but not limited to, proprietary research, technical services, products, services, pricing, techniques, operating systems, client lists, leads, customer lists and confidential information regarding clients, customers and suppliers, non-public terms of agreements with clients, customers or suppliers, proprietary processes, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information, in each case, disclosed to such Seller by any BlueMountain Operating Company or BlueMountain Subsidiary either directly or indirectly in writing. Confidential Information with respect to the applicable Seller does not include any of the foregoing items which (A) are or become generally known in the industry and not specific to the BlueMountain Operating Companies and the BlueMountain Subsidiaries or are or become generally known by or available to the public through no breach of this Agreement by such Seller, (B) are or become available to such Seller on a non-confidential basis from a source other than the BlueMountain Operating Companies and BlueMountain Subsidiaries that, to such Seller’s knowledge, is not bound by a confidentiality obligation to the BlueMountain Operating Companies and the BlueMountain Subsidiaries with respect to such items or (C) have been or are independently developed by such Seller without use of, or reference to, Confidential Information. Notwithstanding the foregoing, the restrictions in this Section 5.12(a) shall not apply to the disclosure of any Confidential Information (x) as required by any Laws and Regulations or rules of any stock exchange or any Order from any Governmental Authority or legal process or as required or requested to be made available to any Governmental Authority or any of its Affiliates

or (y) in connection with any actual or threatened dispute, proceeding or action related to this Agreement or the transactions contemplated hereby; provided that in the case of clause (x), to the extent legally permissible, such Seller gives Purchaser prior written notice of any such disclosure and cooperates with Purchaser, at the sole cost of Purchaser, in a reasonable manner to protect the confidentiality of such information to the fullest extent possible.
(b)    Each Seller acknowledges and agrees that (i) Purchaser and its Affiliates would suffer irreparable harm in the event that any provision of Section 5.12(a) were not performed in accordance with its terms or otherwise were breached; and (ii) monetary damages, even if available, alone may not be an adequate remedy for any such non-performance or breach. Accordingly, each Seller agrees that in the event of any breach or threatened breach of any provision of Section 5.12(a), Purchaser shall be entitled, in addition to all other rights and remedies that it may have existing in its favor at law, in equity or otherwise, to obtain injunctive or other equitable relief, including a temporary restraining order, a preliminary injunction and a final injunction, to prevent any such breach or threatened breach and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages.
5.13    Insurance. The BlueMountain Operating Companies and the BlueMountain Subsidiaries shall use their reasonable best efforts to maintain in effect until the Closing Date (and shall pay all premiums due thereon), the insurance policies and fidelity bonds listed on Schedule 2.16, or use their reasonable best efforts to procure comparable replacement policies and bonds (or such replacement coverage as is obtainable) and maintain such policies and bonds in effect until the Closing.
5.14    Section 401(k) Plan Termination. In the event that the Purchaser elects to terminate the BlueMountain Capital Management, LLC 401(k) Plan (the “Savings Plan”), Purchaser shall provide written notice to such effect to the Seller Representative and the AMG Seller no later than five (5) Business Days prior to the Closing Date, and the BlueMountain Operating Companies shall adopt, prior to the Closing, resolutions to terminate the Savings Plan effective as of immediately prior to the Closing.
5.15    R&W Insurance Policy. Purchaser acknowledges and agrees that the R&W Insurance Policy provides that the insurer providing the same shall have no right of subrogation against the Seller Representative, any Seller, or their respective Affiliates, except in the case of Fraud. Purchaser shall not: (a) permit the R&W Insurance Policy to be amended, supplemented, or otherwise modified, and shall not grant any waiver or consent thereunder, in each case in a manner that would reasonably be expected to be adverse to the Seller Representative, any Seller or their respective Affiliates; (b) cancel the R&W Insurance Policy or permit it to lapse; or (c) take action that would reasonably be expected to cause the R&W Insurance Policy to lapse or to be rescinded or canceled.
5.16    Resignations. Upon the written request of Purchaser delivered to Management Company LLC not less than ten (10) Business Days prior to the Closing Date, the BlueMountain Operating Companies and the BlueMountain Subsidiaries shall promptly request each of the managers, managing members and officers of the BlueMountain Operating Companies and the BlueMountain Subsidiaries identified by Purchaser in such written request to resign, effective as of the Closing, from his or her position(s) as managers, managing members and officers with the BlueMountain Operating Companies and the BlueMountain Subsidiaries by executing and delivering a resignation letter in form and substance reasonably satisfactory to Purchaser to the applicable BlueMountain Operating Company(ies) and/or BlueMountain Subsidiary(ies); provided, however, that any manager, managing member or officer of a BlueMountain Operating Company or a BlueMountain Subsidiary that is an employee or designee of the AMG Seller shall deliver such resignation letter on or prior to the Closing.

SECTION 6.	CERTAIN TAX MATTERS
6.1    Tax Treatment. The parties hereto agree that the purchase and sale of the BlueMountain Interests pursuant to this Agreement shall each be treated, for all U.S. federal and corresponding state and local income Tax purposes, as a taxable sale governed by IRS Revenue Ruling 99-6, Situation 2 and that the transactions contemplated by this Agreement will result in a termination of each BlueMountain Operating Company as a partnership under Section 708(b)(1) of the Code, which termination shall close the taxable year of each such entity as of the Closing Date. None of the Parties shall take any position (whether in audits, on any Tax Returns or otherwise) that is inconsistent with the treatment described in this Section 6.1 except as required by a “determination” within the meaning of Section 1313(a) of the Code.
6.2    Tax Indemnification. Following the Closing, subject to the terms and conditions of this Section 6, the Principal agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against Indemnified Taxes; provided, however, that the Principal shall not be required to indemnify Purchaser pursuant to this Section 6.2 for any amounts to the extent attributable to any Taxes arising out of or resulting from any transaction or action taken or caused by Purchaser or any of its Affiliates outside the ordinary course of business on the Closing Date after the Closing or any Transfer Taxes for which Purchaser is responsible pursuant to Section 1.6.
6.3    Tax Returns.
(a)    The Seller Representative shall timely prepare and file (or cause to be timely prepared and filed) (i) IRS Form 1065 and all comparable state and local partnership information Tax Returns for each of the BlueMountain Operating Companies for taxable periods ending on or before the Closing Date and (ii) all other Tax Returns of the BlueMountain Operating Companies and BlueMountain Subsidiaries for taxable periods ending on or before the Closing Date (collectively, “BlueMountain Tax Returns”). All BlueMountain Tax Returns shall be prepared and filed in a manner consistent with past practice, provided that any tax deductions attributable to expenses borne directly or indirectly by Sellers or any BlueMountain Operating Company or any BlueMountain Subsidiary in connection with the transactions contemplated by this Agreement shall be attributed to the taxable period (or portion thereof) ending on the Closing Date and shall be allocated to the Sellers to the maximum extent permitted by law.
(b)    Without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the BlueMountain Sellers shall not make, change or rescind any Tax election of a BlueMountain Operating Company or a BlueMountain Subsidiary, amend any Tax Return of a BlueMountain Operating Company or a BlueMountain Subsidiary or take any position on any Tax Return of a BlueMountain Operating Company or a BlueMountain Subsidiary, in each case to the extent such action would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser, a BlueMountain Operating Company or a BlueMountain Subsidiary in respect of any Post-Closing Tax Period.
(c)    Purchaser shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the BlueMountain Operating Companies and BlueMountain Subsidiaries not described in Section 6.3(a) (each, a “Purchaser Tax Return”); provided that, not later than thirty (30) days prior to the due date (including extensions) of any such Purchaser Tax Return for a Straddle Period, Purchaser shall submit a draft of such Purchaser Tax Return, together with all material supporting documentation and work papers to the Seller Representative and the AMG Seller for their comment and approval. The Seller Representative or the AMG Seller shall, no later than fifteen (15) days following receipt of each such Purchaser Tax Return, provide written notice (the “Tax Dispute Notice”) to Purchaser of any items in such Purchaser Tax Returns that the Seller Representative or the AMG Seller (as applicable) disputes in good faith including the reasons for such dispute. During the thirty (30) day period following delivery of a Tax Dispute Notice, Purchaser and the Seller Representative and the AMG Seller shall negotiate in good faith with a view to resolving their disagreements over the disputed items. If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Purchaser, the Seller Representative and the AMG Seller shall forthwith jointly request that the Accounting Firm make a binding determination as to the disputed items in accordance with this Agreement. If any dispute with respect to a Purchaser Tax Return is not resolved prior to the applicable filing due date (including extensions), such Purchaser Tax Return shall be filed in the manner requested by Seller Representative and the AMG Seller; provided that such Purchaser Tax Return shall subsequently be amended to reflect the determination of the Accounting Firm. The costs of the Accounting Firm with respect to such determination shall be borne equally by the Sellers (pro rata based on each Seller’s Sale Percentage), on the one hand, and Purchaser, on the other hand.
(d)    Without the prior written consent of the Seller Representative and the AMG Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not permit any of its Affiliates to take any of the following actions with respect to a Pre-Closing Tax Period or a Straddle Period of any BlueMountain Operating Company or BlueMountain Subsidiary (i) file, re-file or amend any Tax Return; (ii) enter into discussions regarding any voluntary disclosure involving Taxes; (iii) change any method or period of accounting; (iv) enter into any closing agreement or settle any Tax claim or assessment; (v) extend or waive the limitation period applicable to any Tax claim or assessment; (vi) surrender any right to claim a refund of Taxes; (vii) make or change any Tax election (including under Code Section 6226 or any comparable applicable provisions of state, local, or foreign Tax law); or (viii) take any other similar action, or omit to take any action, relating to the filing of any Tax Return or the payment of any Tax.
6.4    Apportionment. For all purposes under this Agreement, in the case of any real property, personal property, ad valorem or other Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any such Taxes that are not allocated to the Pre-Closing Tax Period shall be allocated to the Post-Closing Tax Period. In the case of any other Taxes for a Straddle Period, the allocation of such Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be made on the basis of an interim closing of the books as of close of business on the Closing Date. If any such Taxes shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned as described above.
6.5    Tax Contests.
(a)    Purchaser shall notify the Seller Representative and the AMG Seller within five (5) days after receipt by Purchaser or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination (each a “Tax Proceeding”) relating to any BlueMountain Tax Return (each, a “Pre-Closing Tax Proceeding”).
(b)    The Seller Representative and the AMG Seller shall have the sole right, at Sellers’ expense and with counsel of their choosing, to control, contest, resolve, and defend against any Pre-Closing Tax Proceeding. In the event of any such Pre-Closing Tax Proceeding, Purchaser and Sellers shall cause Seller Representative and the AMG Seller to be designated as (i) the “partnership representative” of each BlueMountain Operating Company for each taxable period ending on or prior to the Closing Date, in accordance with Section 6223 of the Code and any similar provision under any state or local or non-U.S. tax laws, and (ii) the “tax matters partner” of each BlueMountain Operating Company, in accordance with Section 6231 of the Code as in effect before the enactment of the Bipartisan Budget Act of 2015, and any similar provision under any state or local or non-U.S. tax laws, for any such period, as applicable.
(c)    Purchaser shall have the sole right at its own expense and with counsel of its choosing to control all Tax Proceedings of any BlueMountain Operating Company or BlueMountain Subsidiary other than any Pre-Closing Tax Proceeding with respect to which Seller Representative or the AMG Seller has exercised its control rights pursuant to Section 6.5(a); provided that, with respect to any such Tax Proceeding in respect of which any Seller could be liable or the Principal could be obligated to indemnify Purchaser under Section 6.2, (i) Purchaser shall offer Seller Representative and the AMG Seller a reasonable opportunity to comment before submitting to any Taxing Authority any written materials prepared or furnished in connection with such Tax Proceeding, and allow Seller Representative and the AMG Seller to participate at their own expense in any related meeting or telephonic conference with the applicable Taxing Authority and (ii) Purchaser shall keep Seller Representative and the AMG Seller reasonably apprised of such Tax Proceeding.
(d)    Purchaser shall not, and shall not permit its Affiliates to, concede, settle, or compromise any Tax Proceeding (or portion thereof) controlled by Purchaser under Section 6.5(c) without the prior written consent of Seller Representative and the AMG Seller, which consent shall not be unreasonably withheld, conditioned or delayed; it being understood and agreed that Seller Representative’s or the AMG Seller’s withholding of consent shall not be deemed to be unreasonable to the extent such concession, settlement, or compromise would reasonably be expected to adversely affect Sellers or their respective Affiliates.
6.6    Refunds. Any refunds (or credits in lieu thereof) of Taxes (net of any (i) Taxes imposed on Purchaser or any BlueMountain Operating Company or any BlueMountain Subsidiary as a result of the receipt of such refund and (ii) any reasonable costs and expenses incurred by Purchaser or any BlueMountain Operating Company or any BlueMountain Subsidiary in obtaining such refund) of, or with respect to, any BlueMountain Operating Company or any BlueMountain Subsidiary that are received or claimed after the Closing Date by Purchaser or any BlueMountain Operating Company or any BlueMountain Subsidiary and are attributable or allocable to any Pre-Closing Tax Period (each, a “Tax Refund”) shall be payable to the Seller Representative, for the benefit of the BlueMountain Sellers, and the AMG Seller (pro rata in accordance with their respective Sale Percentages) within ten (10) days after the receipt of such refund; provided, however, that in the event that any such Tax Refund is subsequently reduced or denied by any governmental authority, the Seller Representative and the AMG Seller shall repay such Tax Refund (including the after-Tax amount of any interest payable to the applicable Taxing Authority with respect to such reduced or denied Tax Refund) to Purchaser within ten (10) days after receiving Purchaser’s demand therefor. Purchaser shall, upon request, permit Seller Representative and the AMG Seller to participate at their own expense in the prosecution of any such Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of Seller Representative and the AMG Seller, which consent shall not be unreasonably withheld.
6.7    Tax Sharing Agreements. All Tax allocation, sharing or indemnity agreements or arrangements involving any BlueMountain Operating Company or any BlueMountain Subsidiary (other than any Commercial Contract, and excluding for the avoidance of doubt, this Agreement) shall be terminated as of the Closing Date and, after the Closing Date, no BlueMountain Operating Company or BlueMountain Subsidiary shall be bound thereby or have any liability thereunder.
6.8    Books and Records; Cooperation. Purchaser and the BlueMountain Operating Companies shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation and filing of any Tax Return or any audit or other examination by any Taxing Authority or any judicial or administrative proceeding relating to Taxes and (b) retain (and provide the other party and its Affiliates (at their own cost and expense) with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. Any information obtained under this Section 6.8 shall be kept confidential except (i) as may be necessary in connection with the filing of Tax Returns or claims for refund of in conducting an audit or other proceeding, or (ii) with the consent of the Seller Representative and the AMG Seller or Purchaser, as the case may be.
6.9    Section 754 Elections. At the request of the Purchaser, and in connection with the Closing, the BlueMountain Sellers, the BlueMountain Operating Companies and their respective Affiliates shall cause any entity treated as a partnership for U.S. federal income tax purposes in which a BlueMountain Operating Company is treated as a partner to make a timely election under Section 754 of the Code to the extent such election has not already been made prior to the Closing.
6.10    Inconsistency. In the event of any inconsistency between this Section 6 and Section 9, this Section 6 shall control as to Tax matters.

SECTION 7.	CONDITIONS TO THE OBLIGATIONS OF PURCHASER
The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or, to the extent permitted by applicable Laws and Regulations, waiver in writing by Purchaser) at or prior to the Closing of each of the following conditions:
7.1    Litigation; No Opposition. (a) No Order by any Governmental Authority of competent jurisdiction enjoining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect; and (b) no statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated hereby.
7.2    HSR Approval. Any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.
7.3    Representations, Warranties and Covenants.
(a)    Each of the representations and warranties of the BlueMountain Operating Companies or any Seller contained in this Agreement (other than the representations and warranties set forth in Section 2.1 (Organization and Qualification of the BlueMountain Operating Companies), Section 2.2(b) (Ownership Interests of the BlueMountain Operating Companies), the first two sentences of Section 2.3(a) (Subsidiaries; Investments), the first sentence of Section 2.3(b) (Subsidiaries; Investments), the first three sentences of Section 2.4 (Authority of the BlueMountain Operating Companies), Section 2.17 (Finder’s Fee), Section 3.1 (Ownership Interests), the first three sentences of Section 3.2 (Authority of Sellers), and Section 3.4 (Finder’s Fee) (collectively, the “Seller Fundamental Representations”) and the representation and warranty set forth in Section 2.9(a) (Absence of Certain Changes)) shall be true and correct in all respects (determined without regard to any qualifications as to materiality or Material Adverse Effect or words of similar effect), in each case on the date hereof and on the Closing Date (except for any representation or warranty made as of a specific date, which shall be so true and correct as of such specific date), except for any failure(s) to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(b)    (i) Each of the Seller Fundamental Representations (other than the representations and warranties set forth in Section 2.2(b) (Ownership Interests of the BlueMountain Operating Companies)) shall be true and correct in all material respects on the date hereof and on the Closing Date (except for any such representations or warranties made as of a specific date, which shall be so true and correct as of such specific date), (ii) each of the representations and warranties set forth in Section 2.2(b) (Ownership Interests of the

BlueMountain Operating Companies) shall be true and correct in all respects on the date hereof and on the Closing Date (except for any such representations or warranties made as of a specific date, which shall be so true and correct as of such specific date), except for any failure(s) to be so true and correct that are de minimis and (iii) the representation and warranty set forth in Section 2.9(a) (Absence of Certain Changes) shall be true and correct in all respects on the date hereof and on the Closing Date.
(c)    Each of the covenants and agreements of the BlueMountain Operating Companies hereunder that by its terms is to be performed at or prior to the Closing shall have been duly performed in all material respects at or prior to the Closing.
(d)    Each of the covenants and agreements of each Seller hereunder that by its terms is to be performed at or prior to the Closing by such Seller shall have been duly performed in all material respects by such Seller at or prior to the Closing.
(e)    (i) A senior officer of the BlueMountain Operating Companies shall have delivered to Purchaser a certificate dated as of the Closing Date signed by such officer on behalf of the BlueMountain Operating Companies confirming the satisfaction of the conditions contained in Sections 7.3(a)-(c) solely with respect to the BlueMountain Operating Companies and (ii) each Seller shall have delivered to Purchaser a certificate with respect to such Seller dated as of the Closing Date confirming the satisfaction of the conditions contained in Sections 7.3(a), (b) and (d) solely to the extent the representations, warranties, covenants and agreements specified therein are representations, warranties, covenants and agreements of such Seller.
7.4    Consents. (a) Client Consents in respect of each of the Required Clients shall have been obtained and (b) the BlueMountain Fuji Consents shall have been obtained.
7.5    FCA Approval. Purchaser shall have received notice of approval of acquisition of control from the FCA in accordance with Part XII FSMA in respect of the proposed change of control of BMCP London pursuant to this Agreement and such approval shall not have been revoked and shall be in full force and effect on Closing or, in the absence of such notification, the assessment period shall have expired in accordance with section 189(6) FSMA without the FCA having served any notice of objection on Purchaser or any other party.
7.6    Employment Agreement. The Employment Agreement shall remain in full force and effect and shall not have been rescinded by the Principal.
7.7    Restructuring. The reduction in workforce contemplated by the Restructuring shall have been completed in all material respects.

7.8    2018 Audited Financial Statements and Work Papers.
(a)    Not later than fifteen (15) Business Days prior to the Closing Date, Management Company LLC shall have delivered to Purchaser (i) audited statements of financial condition (including any notes thereto) at December 31, 2018, and audited statements of operations, comprehensive income, changes in members’ or partners’ equity and cash flows (including any notes thereto) for the year ended December 31, 2018 (the “2018 Audited Financial Statements”), which 2018 Audited Financial Statements shall be substantially identical to the unaudited financial statements attached hereto as Schedule 7.8 (the “2018 Draft Financial Statements”) (other than with respect to subsequent events occurring after the date hereof), and (ii) an auditor’s report issued by the BlueMountain Operating Companies’ independent auditor in respect of the 2018 Audited Financial Statements that does not contain any disclaimer, qualification or modification as to “going concern,” uncertainty, audit scope, or accounting principles.
(b)    Not later than fifteen (15) Business Days prior to the Closing Date, and in any case promptly following Management Company LLC’s delivery of the 2018 Audited Financial Statements, Management Company LLC shall have directed the independent auditor of the BlueMountain Operating Companies to provide Purchaser access to its audit work papers with respect to the 2018 Audited Financial Statements (the “2018 Audit Work Papers”). The 2018 Audit Work Papers shall not reflect (i) unadjusted differences that would result (if recorded) in a reduction in the value of the net assets reflected on the 2018 Audited Financial Statements in an aggregate amount in excess of $4,000,000 (which unadjusted differences have not subsequently been recorded on the Base Interim Balance Sheet) or (ii) a change in the BlueMountain Operating Companies’ or the BlueMountain Subsidiaries’ accounting policies, practices, principles or procedures or any of their methods of reporting income, deductions or other material items for financial accounting purposes from those disclosed in the work papers of the BlueMountain Operating Companies’ independent auditor with respect to the Base Financial Statements for the year ended December 31, 2017, other than changes required by GAAP or applicable Laws and Regulations and disclosed in the footnotes to the 2018 Audited Financial Statements, and, in the case of each of clauses (i) and (ii), except to the extent disclosed in the 2018 Draft Financial Statements.
(c)    The Principal shall have delivered to Purchaser a certificate in the form attached hereto as Exhibit D dated as of the Closing Date signed by the Principal certifying that the 2018 Audited Financial Statements have been prepared in accordance with GAAP, applied consistently during the periods covered thereby, and present fairly in all material respects, the financial condition of each of the BlueMountain Operating Companies, as applicable, at the date of said statements and the results of its operations, income, changes in partners’ capital and cash flows for the period covered thereby.

7.9    Closing Deliverables. Purchaser shall have received the Closing deliverables contemplated by Section 1.4(a) and Section 1.4(b).

SECTION 8.	CONDITIONS TO THE OBLIGATIONS OF THE BLUEMOUNTAIN OPERATING COMPANIES AND THE SELLERS
The obligation of the BlueMountain Operating Companies and the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or, to the extent permitted by applicable Laws and Regulations, waiver in writing by the Seller Representative and the AMG Seller) at or prior to the Closing of each of the following conditions:
8.1    Litigation; No Opposition. (a) No Order by any Governmental Authority of competent jurisdiction enjoining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect; and (b) no statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated hereby.
8.2    HSR Approval. Any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.
8.3    Representations, Warranties and Covenants.
(a)    Each of the representations and warranties of Purchaser or Purchaser Parent contained in this Agreement (other than the representations and warranties set forth in Section 4.1 (Organization of Purchaser and Purchaser Parent), Section 4.2 (first three sentences) (Authority) and Section 4.5 (Finder’s Fee) (the “Purchaser Fundamental Representations”)) shall be true and correct in all respects (determined without regard to any qualifications or limitations as to materiality or material adverse effect or words of similar effect), in each case on the date hereof and on the Closing Date (except for any representation or warranty made as of a specific date, which shall be so true and correct as of such specific date), except for any failure(s) to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser or Purchaser Parent to consummate the transactions contemplated hereby or to comply with its obligations hereunder in a timely manner.
(b)    Each of the Purchaser Fundamental Representations shall be true and correct in all material respects on the date hereof and on the Closing Date (except for any such representations or warranties made as of a specific date, which shall be so true and correct as of such specific date).

(c)    Each of the covenants and agreements of each of Purchaser and Purchaser Parent hereunder that by its terms is to be performed at or prior to the Closing by Purchaser or Purchaser Parent, as applicable, shall have been duly performed in all material respects by Purchaser or Purchaser Parent, as applicable, at or prior to the Closing.
(d)    A senior officer of Purchaser shall have delivered to the Seller Representative and the AMG Seller a certificate dated as of the Closing Date signed by such officer on behalf of Purchaser certifying as to the satisfaction of the conditions contained in Section 8.3(a)-(c).
8.4    FCA Approval. Purchaser shall have received notice of approval of acquisition of control from the FCA in accordance with Part XII FSMA in respect of the proposed change of control of BMCP London pursuant to this Agreement and such approval shall not have been revoked and shall be in full force and effect on Closing or, in the absence of such notification, the assessment period shall have expired in accordance with section 189(6) FSMA without the FCA having served any notice of objection on Purchaser or any other party.
8.5    Closing Deliverables. The BlueMountain Operating Companies and the Sellers, as applicable, shall have received the Closing deliverables contemplated by Section 1.4(c).

SECTION 9.	INDEMNIFICATION
9.1    Survival of Representations, Warranties, Covenants and Agreements. Each of the representations and warranties contained in this Agreement or any certificate delivered by any party hereto to any other party or parties shall survive the Closing until the date that is three (3) years following the Closing Date, except for the representations and warranties made in Section 2.8 (Taxes), the Seller Fundamental Representations and the Purchaser Fundamental Representations, each of which shall survive until the date that is six (6) years following the Closing Date; provided, however, that notwithstanding the foregoing or anything to the contrary contained herein, this Section 9.1 shall not limit any claim or recovery available to Purchaser (or any additional insured) under the R&W Insurance Policy. All covenants and agreements contained in this Agreement to be performed prior to the Closing shall survive the Closing and continue thereafter for a period of twelve (12) months; all covenants and agreements contained in this Agreement to be performed following the Closing shall survive the Closing and continue thereafter in accordance with their terms. The expiration of any representation, warranty, covenant or agreement shall not affect any claim asserted in writing by an indemnified party to an indemnifying party prior to the date of such expiration in accordance with Section 9.7(a) hereof, and any such claim shall survive until such claim has been finally satisfied or otherwise resolved pursuant to this Section 9.

9.2    Indemnification with respect to BlueMountain Operating Companies. From and after the Closing, subject to the terms of this Section 9, the Principal agrees to indemnify and hold Purchaser and its subsidiaries and Affiliates (including Purchaser Parent and the BlueMountain Operating Companies and the BlueMountain Subsidiaries) and their respective officers, directors, members, employees, agents and representatives (individually an “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) harmless from and against any damages, liabilities, losses, Taxes, judgments, awards, fines, penalties, claims, costs, and expenses (including, without limitation, reasonable fees and expenses of counsel and experts) (whether or not arising out of third-party claims) (collectively, “Losses”) incurred by any of them resulting from, arising out of or based upon any of the following matters:
(a)    any breach of any Seller Fundamental Representations set forth in Section 2 of this Agreement and any breach of the representations of the BlueMountain Operating Companies set forth in Section 2.8, in each case solely to the extent that such Losses cannot be recovered by the Purchaser Indemnified Parties under the R&W Insurance Policy either (i) as a result of the application of the then-applicable Deductible under the R&W Insurance Policy to all or a portion of such Losses or (ii) because the Cap under the R&W Insurance Policy has been exhausted;
(b)    any breach of covenant or agreement of the BlueMountain Operating Companies in this Agreement;
(c)    any claim that the payees, or the amount or calculation, of the payments contemplated by Section 1.3(b) as set forth in the Funds Flow Memo are not true, complete and accurate in all respects or relating to the allocation or payment of all or any portion of the consideration payable to such payees in accordance with the Funds Flow Memo;
(d)    (i) Restructuring Costs in excess of the Restructuring Costs set forth on Schedule 5.11, (ii) the failure by the BlueMountain Operating Companies to comply with applicable Laws and Regulations in connection with the implementation of the Restructuring, (iii) the cost of any penalties, fines, damages or other amounts payable in lieu of compliance with such Laws and Regulations, such as payments in lieu of notice (e.g., under the WARN Act or similar state law), and (iv) the failure by the BlueMountain Operating Companies to implement the Restructuring as set forth on Schedule 5.11; and
(e)    any Seller Transaction Expenses in excess of $5,000,000.
9.3    Indemnification by each Seller. From and after the Closing, subject to the other terms of this Section 9, each Seller agrees, severally and not jointly with any other Seller, to indemnify and hold the Purchaser Indemnified Parties harmless from and against any Losses that may be incurred by any of them resulting from, arising out of or based upon any of the following matters:
(a)    any breach of any Seller Fundamental Representation of such Seller set forth in Section 3 of this Agreement solely to the extent that such Losses cannot be recovered by the Purchaser Indemnified Parties under the R&W Insurance Policy either (i) as a result of the application of the then-applicable Deductible under the R&W Insurance Policy to all or a portion of such Losses or (ii) because the Cap under the R&W Insurance Policy has been exhausted;
(b)    any breach of covenant or agreement of such Seller in this Agreement; and
(c)    any Leakage Amount of any member(s) of such Seller’s Locked Box Group; provided, for the avoidance of doubt, that no Seller shall have any liability under this Section 9.3(c) for (i) any Leakage Amount of any other Seller’s Locked Box Group or (ii) any Interim Leakage Amount that has been deducted from the consideration otherwise payable to such Seller in accordance with Section 1.3.
9.4    Limitations on Indemnification by the Sellers. Notwithstanding any other provision of this Agreement to the contrary, other than in the case of Fraud, the right of the Purchaser Indemnified Parties to indemnification under Section 9.2 and Section 9.3 shall be subject to the following limitations:
(a)    No indemnification shall be payable to a Purchaser Indemnified Party with respect to any claim asserted pursuant to Section 9.2 or Section 9.3, as applicable, after the expiration of the related representation, warranty, covenant or agreement pursuant to Section 9.1 (the “Indemnification Cut-Off Date”); provided, however, that such expiration shall not affect any claim with respect to which notice was given in accordance with Section 9.7 prior to the applicable Indemnification Cut-Off Date; and
(b)    Notwithstanding any other provision of this Agreement to the contrary, (i) except with respect to Section 9.3(c), (A) no BlueMountain Seller (excluding the Principal) shall be obligated to indemnify the Purchaser Indemnified Parties under this Section 9 for any amounts in excess of the amount equal to such BlueMountain Seller’s BM Sale Percentage of the Adjusted Blue Mountain Seller Closing Consideration (excluding interest, if any, thereon), (B) the Principal shall not be obligated to indemnify the Purchaser Indemnified Parties under this Section 9 for amounts in excess of the Adjusted Principal Consideration (excluding interest, if any, thereon) and (C) the AMG Seller shall not be obligated to indemnify the Purchaser Indemnified Parties under this Section 9 for amounts in excess of the AMG Seller Closing Consideration, and (ii) no Seller have any liability with respect to (A) any breach or failure of any representation or warranty made by any other Seller in Section 3 or in any certificate delivered at the Closing with respect to such representations and warranties by any other Seller, (B) any breach of any covenant or agreement of any other Seller under this Agreement (and, in the case of the AMG Seller, any breach of any covenant or agreement of any BlueMountain Operating Company or BlueMountain Subsidiary in this Agreement) or (C) any Fraud of any other Seller (and, in the case of the AMG Seller, any Fraud of any BlueMountain Operating Company or BlueMountain Subsidiary, in which case the BlueMountain Sellers shall be jointly and severally liable for such Fraud of any BlueMountain Operating Company or BlueMountain Subsidiary). For the avoidance of doubt, (x) the AMG Seller shall not be liable for any Fraud of any other Seller or any BlueMountain Operating Company or BlueMountain Subsidiary and (y) no Seller shall have any obligation to contribute to or otherwise fund any portion of the indemnification obligation of any other Seller under this Agreement (whether under the Organizational Documents of the BlueMountain Operating Companies or the BlueMountain Subsidiaries or otherwise).
9.5    Indemnification by Purchaser. From and after the Closing, subject to the terms of this Section 9, Purchaser agrees to indemnify and hold the Sellers and their respective Affiliates and their officers, directors, members, employees, agents and representatives (individually, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) harmless from and against any Losses by any of them resulting from, arising out of or based upon any of the following matters:
(a)    any breach of a representation or warranty of Purchaser or Purchaser Parent set forth in Section 4 of this Agreement; or
(b)    any breach of covenant or agreement of Purchaser or Purchaser Parent under this Agreement.
9.6    Limitation on Indemnification by Purchaser. Notwithstanding any other provision of this Agreement to the contrary, other than in the case of Fraud, the right of Seller Indemnified Parties to indemnification under Section 9.5 shall be subject to the following provisions:
(a)    No indemnification pursuant to Section 9.5(a) shall be payable to the Seller Indemnified Parties, and Purchaser shall not be liable for any Losses thereunder, unless the total of all Losses for which indemnification would otherwise be payable pursuant to Section 9.5(a) shall exceed the then-applicable Deductible, in which case Purchaser shall only be liable for such Losses in excess of such amount; provided that in no event shall the limitation provided in this Section 9.6(a) apply to any claim based upon or related to a breach of any Purchaser Fundamental Representation;

(b)    No indemnification shall be payable to any Seller Indemnified Party with respect to claims asserted pursuant to Section 9.5 above after the applicable Indemnification Cut-Off Date; provided, however, that such expiration shall not affect any claim with respect to which notice was given in accordance with Section 9.7 prior to the applicable Indemnification Cut-Off Date; and
(c)    No indemnification shall be payable to the Seller Indemnified Parties for Losses arising under or related to any claims asserted under Section 9.5(a) in amounts in the aggregate in excess of the Cap; provided that in no event shall the limitation provided in this Section 9.6(c) apply to any claim based upon a breach of any Purchaser Fundamental Representation.
9.7    Notice; Defense of Claims.
(a)    An indemnified party may make a claim for indemnification under this Section 9 by giving written notice thereof to Purchaser (if it is the indemnifying party), the Principal (if he is the indemnifying party) or the Seller Representative and the AMG Seller (if any Seller other than the Principal is an indemnifying party) prior to the applicable Indemnification Cut-Off Date. Promptly after the Person seeking indemnification pursuant to this Section 9 (the “Indemnified Party”) has knowledge of any claim of a third party that would reasonably be expected to give rise to indemnification under this Section 9 (a “Third-Party Claim”), the Indemnified Party shall deliver to the Person from which indemnification is sought (the “Indemnifying Party”) (and, where the Indemnifying Party is a Seller other than the Principal, to the Seller Representative and the AMG Seller), written notice thereof pursuant to the preceding sentence promptly after it obtains such knowledge, provided that the failure to give such written notice shall not relieve the Indemnifying Party from any liability except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure to give notice. Each notice under this Section 9.7 shall reasonably summarize (i) the bases for the claim for indemnification and any claim or liability being asserted by a third party, (ii) the representation and warranty or covenant or other agreement that is alleged to have been inaccurate or to have been breached, and (iii) to the extent reasonably practicable or estimable, an estimate of, the aggregate amount of the Losses for which a claim is being made under this Section 9.
(b)    After receipt by Purchaser (where it is the Indemnifying Party), the Principal (where he is the Indemnifying Party) or the Seller Representative and the AMG Seller (where any Seller other than the Principal is the Indemnifying Party) of a claim notice under Section 9.7(a) with respect to a Third-Party Claim, Purchaser (where it is the Indemnifying Party), the Principal (where he is the Indemnifying Party), the AMG Seller (where it is an Indemnifying Party) or the Seller Representative (where a Seller other than the Principal and the

AMG Seller is an Indemnifying Party), as applicable, may, at its option, upon written notice given to the Indemnified Party within thirty (30) days of the receipt of the notice of such Third-Party Claim, assume the defense of the Indemnified Party against such claim (including the employment of counsel of its choosing), provided, however, if (A) any portion of such Third-Party Claim seeks injunctive, equitable or other non-monetary relief against any Indemnified Party or (B) any portion of such Third-Party Claim involves criminal or quasi-criminal allegations against any Indemnified Party, the Indemnified Party shall have the right to control such portion of such Third-Party Claim. The Indemnified Party shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. Except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, no Indemnifying Party (or the Seller Representative on behalf of any BlueMountain Seller) shall settle or compromise any Third-Party Claim or permit a default judgment or consent to an entry of judgment unless such settlement, compromise or judgment (i) provides solely for the payment of money damages, (ii) provides for a full release of the Indemnified Party to the extent that there is an Indemnified Party defendant with respect to the claim(s) being settled, (iii) does not contain any admission or finding of wrongdoing on behalf of the Indemnified Party, and (iv) does not require such Indemnified Party to pay any portion of the settlement. Until the Indemnifying Party or the Seller Representative, as applicable, shall have so assumed the defense of any Third-Party Claim in accordance with the terms of this Section 9.7(b), the Indemnified Party may, but shall not be obligated to, undertake the defense of such claim on behalf of and for the account and risk of the Indemnifying Party, and if such Indemnified Party is entitled to indemnification under this Section 9, all reasonable legal and other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party. In the event that an Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with the terms of this Section 9.7(b), any Indemnified Party shall have the right to employ one separate counsel (other than local counsel) in any such action or claim and to participate in (but not control) the defense thereof (A) at its own expense or (B) at the Indemnifying Party’s sole cost and expense if (x) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (y) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable or (z) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any consent to an entry of any judgment or any compromise or settlement of any such action or claim effected without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). After any Third-Party Claim has been filed or initiated, subject to applicable Laws and Regulations and all privileges, including the attorney-client privilege, each party shall make available to the other parties and their attorneys and accountants all pertinent information under its control relating to such claim, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.
(c)    For all purposes of this Section 9, in the case when the Indemnifying Party with respect to any particular claim includes both the AMG Seller and one or more other Sellers, (i) all notices required to be given to or made by, and all consents and other actions to be taken by, the Indemnifying Party shall be given to or made by or taken by the AMG Seller and the Seller Representative and all references to the “Indemnifying Party” shall be deemed to be references to the AMG Seller and the Seller Representative, (ii) the AMG Seller shall be entitled to control the defense and conduct of any Third-Party Claim and related proceeding or portion thereof to the extent related to the AMG Seller or one of its Affiliates (including by employing counsel of its choosing) and (iii) in no event shall the AMG Seller be liable for any action (including any settlement) taken without its prior written consent (not to be unreasonably withheld or delayed).
9.8    Other Indemnification Matters.
(a)    In calculating any amount indemnifiable hereunder in respect of Losses, Losses shall be reduced by any amounts actually recovered by the Indemnified Party under available insurance policies, pursuant to indemnification obligations, or from any other Person alleged to be responsible for any Losses (including, in the case of any claims made by the Purchaser Indemnified Parties, any recovery pursuant to the terms of the R&W Insurance Policy), net of (i) any increase in related premiums based on retrospective or reinstatement premium adjustments or other similar adjustments, (ii) any deductible and (iii) any other reasonable and necessary out-of-pocket expense incurred by the Indemnified Party in obtaining such recovery. If an Indemnified Party or its Affiliates receive any such recovery described in the immediately preceding sentence after an indemnification payment by the Indemnifying Party has been made, then such Indemnified Party or its Affiliates shall promptly reimburse the Indemnifying Party for any payment made, but not in excess of such amount received by the Indemnified Party or its Affiliates. In the event of the occurrence of any Losses for which indemnification is available under this Section 9, the Indemnified Party shall use commercially reasonable efforts to seek recovery under any available third-party insurance policies or third-party indemnification obligations or other rights of recovery with respect to such Losses.
(b)    The parties agree to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for U.S. federal, state, local and foreign income tax purposes (unless there is a contrary “determination” (within the meaning of Section 1313(a) of the Code or any similar state or local tax provision)).

(c)    Any liability for any Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement of this Agreement.
(d)    Notwithstanding anything to the contrary in this Agreement, for purposes of (i) determining whether there has been a breach or inaccuracy giving rise to an indemnification obligation under this Section 9 and (ii) calculating the amount of Losses resulting from any breach or inaccuracy of a representation or warranty in this Agreement, all “material,” “materially,” “in all material respects,” “Material Adverse Effect” and other like qualifications shall be disregarded.
(e)    Notwithstanding any other provision herein to the contrary, the right of any party hereto to seek indemnification and to payment of Losses pursuant to this Section 9 shall not be affected in any way by any investigation conducted (or omitted), or any knowledge (whether actual, constructive or imputed) acquired (or capable of being acquired), by such party hereto at any time with respect to the accuracy or inaccuracy of or compliance with or performance of any representation, warranty, covenant, agreement or obligation. The waiver, other than a written waiver, of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification based on such representations, warranties, covenants, agreements and obligations.
(f)    Notwithstanding any other provision herein to the contrary, Section 9.3(c) shall be the sole and exclusive provision in this Agreement under which the Purchaser Indemnified Parties shall be entitled to make any claim or recover any Losses resulting from, arising out of or based upon any matter constituting Leakage, and no Purchaser Indemnified Party shall be entitled to any recovery under this Agreement in respect of Leakage under Section 9.2(a) (including where any such matter could also constitute a breach of any representation or warranty in this Agreement) or any other provision of this Section 9.
9.9    Indemnification Payments; R&W Insurance Policy.
(a)    (i) The parties acknowledge that Purchaser has obtained the R&W Insurance Policy (with the R&W Insurance Costs borne by Purchaser and deducted from the portion of the Principal Consideration otherwise payable to the Principal in accordance with Section 1.3(c)) on its own behalf, to insure Purchaser after the Closing against Losses arising out of or in connection with breaches of any of the representations and warranties in Section 2 and Section 3 and such other Losses covered under the terms of the R&W Insurance Policy and (ii) for purposes of clarity, as between any Purchaser Indemnified Party, on the one hand, and the insurer under the R&W Insurance Policy, on the other hand, none of the terms, limitations, conditions and restrictions on indemnification set forth in this Section 9 shall affect the rights of the Purchaser Indemnified Parties under the R&W Insurance Policy, which rights shall be governed solely thereby.
(b)    The parties hereto acknowledge and agree that, other than as provided in Section 9.2(a) and Section 9.3(a), the sole and exclusive recourse of the Purchaser Indemnified Parties for any breach or inaccuracy of any representations and warranties in this Agreement shall be the R&W Insurance Policy and any recovery for any Losses related thereto shall be satisfied only under the R&W Insurance Policy. Other than any indemnification for Losses for which the Purchaser Indemnified Parties are entitled to indemnification directly from the applicable Seller(s) pursuant to Section 9.2(a) or Section 9.3(a), no Purchaser Indemnified Party shall have any right to seek or recover any amounts from any Seller resulting from, arising out of or relating to any breach or inaccuracy of any representations and warranties in this Agreement.
9.10    Exclusive Remedy. Each party hereto acknowledges and agrees that, from and after the Closing, except for the right to seek and obtain equitable relief pursuant to Section 5.12(b) or Section 12.11 or to seek any remedy in respect of Fraud, such party’s sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this Section 9. In furtherance of the foregoing, each party hereto hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law or Regulation, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that such party may have against the other parties hereto, such other parties’ Affiliates and each of their respective representatives arising under or based upon any applicable Law or Regulation, in each case except pursuant to the provisions set forth in this Section 9. Notwithstanding anything to the contrary in this Section 9.10, nothing in this Section 9.10 shall limit the right of any party hereto to seek and obtain any equitable relief to which any such party hereto shall be entitled pursuant to Section 5.12(b) or Section 12.11 or to seek any remedy on account of Fraud by any party hereto.
9.11    Assignment of Claims. With respect to any matter giving rise to a claim for indemnification hereunder, the Indemnifying Party shall be subrogated to, and the Indemnified Party shall assign to the Indemnifying Party, any right of action (whether pursuant to contract, arising under applicable law or otherwise) which the Indemnified Party may have against any other Person other than any such right of action against a BlueMountain Operating Company or a BlueMountain Subsidiary; provided, that no such subrogation or assignment shall contravene the terms of the R&W Insurance Policy.

SECTION 10.	TERMINATION OF AGREEMENT
10.1    Termination. Prior to the Closing, this Agreement may be terminated only as follows (and it may not be terminated following the Closing):
(a)    By mutual written consent of the Purchaser, the Seller Representative and the AMG Seller;
(b)    by Purchaser, one the one hand, or the Seller Representative and the AMG Seller (acting jointly), on the other hand, if any Order of any Governmental Authority permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall have become final and non-appealable;
(c)    (i) by the Seller Representative and the AMG Seller (acting jointly) if Purchaser breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser contained in this Agreement shall have become untrue, that would result in a failure of a condition set forth in Section 8 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) prior to the earlier of (A) thirty (30) days’ following delivery of written notice from the Seller Representative and the AMG Seller (acting jointly) to Purchaser and (B) the Outside Date; provided, that the Seller Representative and the AMG Seller (acting jointly) may not terminate this Agreement pursuant to this Section 10.1(c)(i) if the BlueMountain Operating Companies or any Seller is then in breach of this Agreement and such breach shall have been the cause of, or shall have resulted in, any of the conditions set forth in Section 8 not to be satisfied; or (ii) by Purchaser, if the BlueMountain Operating Companies or any Seller breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the BlueMountain Operating Companies or any Seller contained in this Agreement shall have become untrue, that would result in a failure of a condition set forth in Section 7 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such condition) prior to the earlier of (A) thirty (30) days’ notice thereof from Purchaser to the Seller Representative and the AMG Seller and (B) the Outside Date; provided that Purchaser may not terminate this Agreement pursuant to this Section 10.1(c)(ii) if Purchaser is then in breach of this Agreement and such breach shall have been the cause of, or shall have resulted in, any of the conditions set forth in Section 7 not to be satisfied; or
(d)    (i) by the Seller Representative and the AMG Seller (acting jointly) if the Closing does not occur by the close of business on February 3, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 10.1(d) (i) shall not be available to the Seller Representative and the AMG Seller if a material breach of this Agreement by the BlueMountain Operating Companies or any Seller shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by the Outside Date; or (ii) by Purchaser if the Closing does not occur by the close of business on the Outside Date; provided that the right to terminate this Agreement under this Section 10.1(d)(ii) shall not be available to Purchaser if a material breach of this Agreement by Purchaser shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by the Outside Date.
In the event that Purchaser is seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)), Purchaser shall give prompt written notice of such termination to the Seller Representative and AMG Seller, and in the event the Seller Representative and AMG Seller (acting jointly) are seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)), the Seller Representative and AMG Seller (acting jointly) shall give prompt written notice of such termination to Purchaser. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.
10.2    Effect of Termination. If this Agreement is terminated in accordance with Section 10.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto; provided, however, that (a) the provisions of this Section 10 and the provisions of Section 12 hereof shall survive any termination of this Agreement; and (b) nothing herein shall relieve any party hereto from any liability for its Fraud or willful and material breach of this Agreement. For purposes of this Agreement, “willful and material breach” means a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by or on behalf of the breaching party with actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, result in a breach of this Agreement.

SECTION 11.	DEFINITIONS
11.1    Definitions. For purposes of this Agreement and the Exhibits and Schedules hereto, the following terms shall have the respective meanings set forth in this Section 11.1:
“2018 Audit Work Papers” shall have the meaning specified in Section 7.8(b).
“2018 Audited Financial Statements” shall have the meaning specified in Section 7.8(a).
“2018 Draft Financial Statements” shall have the meaning specified in Section 7.8(a).

“Accounting Firm” means such internationally recognized independent public accounting firm mutually agreed to by the Seller Representative, the AMG Seller and Purchaser; provided that if Purchaser, the Seller Representative and the AMG Seller do not appoint an Accounting Firm within thirty (30) days after written notice by one party to the other proposing the nomination of an accounting firm to serve as the Accounting Firm in accordance with the applicable terms of this Agreement, any party may request the American Arbitration Association to appoint as the Accounting Firm a senior partner in a nationally recognized independent public accounting firm that has not had a material relationship with any Seller, any of the BlueMountain Operating Companies or BlueMountain Subsidiaries or Purchaser or any of their respective Affiliates within the preceding two years.
“Adjusted BlueMountain Seller Closing Cash Proceeds” shall have the meaning specified in Section 1.3(b)(ii).
“Adjusted Principal Consideration” shall have the meaning specified in Section 1.3(c).
“Advisers Act” means the Investment Advisers Act of 1940, as the same may be amended from time to time, and any successor to such act.
“Advisory Contract” means any investment management, advisory or sub advisory contract, or any other contract, agreement, arrangement or understanding (whether written or oral) pursuant to which any of the BlueMountain Operating Companies or the BlueMountain Subsidiaries provides Investment Management Services, pursuant to which all or a portion of the compensation for such services is determined or calculated, or which, in whole or in part, determines the manner in which such services are provided (including, without limitation, Side Letters).
“Affiliate” means with respect to any Person (herein the “first party”), any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (a) vote twenty-five percent (25%) or more of the outstanding voting securities of such Person, or (b) otherwise direct the management or policies of such Person by contract or otherwise. No BlueMountain Operating Company or BlueMountain Subsidiary shall be an Affiliate of the AMG Seller.
“Agreement” shall have the meaning specified in the preamble hereto.
“AMG Parent” shall have the meaning specified in the preamble hereto.

“AMG Seller” shall have the meaning specified in the preamble hereto.
“AMG Seller Closing Consideration” shall have the meaning specified in Section 1.3(b)(i).
“AMG Side Letters” means, collectively, the letter agreements with AMG Seller listed on Schedule 2.12(xx) and the Distribution Partnership Master Agreement dated as of April 26, 2013 by and between Management Company LLC and AMG Parent (and amendments thereto).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as the same may be amended, modified, succeeded or replaced from time to time.
“Base Date” shall have the meaning specified in Section 2.6(a).
“Base Financial Statements” shall have the meaning specified in Section 2.7(a)(i).
“Base Interim Balance Sheet” shall have the meaning specified in Section 2.7(a)(iii).
“BlueMountain Fuji Agreements” means collectively, (a) that certain Services Agreement between Fuji Management LLC and Management Company LLC dated November 24, 2015 and (b) that certain Secondment Agreement between Fuji Management LLC and Management Company LLC dated November 24, 2015.
“BlueMountain Fuji CLO” means each of BlueMountain Fuji EUR CLO 2016-1 DAC, BlueMountain Fuji EUR CLO II DAC, BlueMountain CLO 2013-2 Ltd., BlueMountain Fuji US CLO I Ltd., BlueMountain Fuji US CLO II Ltd., BlueMountain Fuji US CLO III Ltd., BlueMountain Fuji EUR CLO III DAC and BlueMountain Fuji EUR CLO IV DAC.
“BlueMountain Fuji Consents” means, with respect to a particular BlueMountain Fuji CLO, the consent of Fuji Management LLC to the “assignment” (as defined in the Advisers Act) of the BlueMountain Fuji Agreements with respect to such BlueMountain Fuji CLO resulting from the consummation of the transactions contemplated hereby.
“BlueMountain Funds” means, collectively, all collective investment vehicles and single investor investment vehicles (whether open-ended or closed-ended, structured as a collateralized loan obligation or similar, and including, without limitation, investment companies, partnerships, limited liability companies) (a) sponsored or promoted by any of the BlueMountain Operating Companies, (b) for which any of the BlueMountain Operating Companies or BlueMountain Subsidiaries acts as a general partner, trustee or managing member (or in a similar capacity), principal underwriter or distributor or (c) for which any of the

BlueMountain Operating Companies or BlueMountain Subsidiaries acts as an investment adviser, investment manager or otherwise provides Investment Management Services, directly or indirectly.
“BlueMountain Interests” shall have the meaning specified in the recitals hereto.
“BlueMountain Operating Company” and “BlueMountain Operating Companies” shall have the meaning specified in the preamble hereto.
“BlueMountain Seller Closing Cash Proceeds” shall have the meaning specified in Section 1.3(b)(ii).
“BlueMountain Sellers” shall have the meaning specified in the preamble hereto.
“BlueMountain Subsidiaries” shall have the meaning specified in Section 2.3(a).
“BlueMountain Tax Return” shall have the meaning specified in Section 6.3(a).
“BM Seller Sale Percentage” means, with respect to each BlueMountain Seller, the percentage determined by dividing such BlueMountain Seller’s Sale Percentage by the aggregate Sale Percentages of all BlueMountain Sellers.
“BMCP London” means BlueMountain Capital Partners (London) LLP, Company Number OC311093 of 20-22 Bedford Row, London, a United Kingdom limited liability partnership.
“BMCP London LLP Deed” means the Eighth Amended and Restated Limited Liability Partnership Deed of BMCP London, effective as of January 1, 2017.
“Bonus Plan” shall have the meaning specified in Section 2.18.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) any other day on which banks are authorized or required by law to close in any of Massachusetts or New York City.
“Cap” means $40,000,000.
“Cayman Mutual Fund” means any BlueMountain Fund that falls within the definition of “Mutual Fund” under the Mutual Funds Law (2007 Revision) of the Cayman Islands.
“Claims” means any transfer restrictions, liens, claims, charges, security interests, assignments, mortgages, deposit arrangements, pledges or encumbrances of any kind or nature whatsoever, excluding restrictions on transferability imposed by federal and state securities laws and excluding restrictions arising under this Agreement.
“Client” means any Person (other than a BlueMountain Operating Company or BlueMountain Subsidiary) to whom any of the BlueMountain Operating Companies or the BlueMountain Subsidiaries provides Investment Management Services, including any BlueMountain Fund.
“Client Consent” shall have the meaning specified in Section 5.3(a).
“CLO Client” means each of BlueMountain CLO 2012-2 Ltd., BlueMountain CLO 2013-1 Ltd., BlueMountain CLO 2014-2 Ltd., BlueMountain CLO 2015-2 Ltd., BlueMountain CLO 2015-3 Ltd., BlueMountain CLO 2015-4 Ltd., BlueMountain CLO 2016-1 Ltd., BlueMountain CLO 2016-3 Ltd., BlueMountain CLO 2018-1 Ltd., BlueMountain CLO 2018-2 Ltd., BlueMountain CLO 2018-3 Ltd., BlueMountain CLO XXII Ltd., BlueMountain CLO XXIII Ltd., BlueMountain CLO XXIV Ltd., BlueMountain CLO 2011-1 Ltd., BlueMountain CLO 2012-1 Ltd., BlueMountain CLO 2013-3 Ltd., BlueMountain CLO 2013-4 Ltd., BlueMountain CLO 2014-1 Ltd., BlueMountain CLO 2015-1 Ltd., BlueMountain CLO 2016-2 Ltd., BlueMountain CLO II Ltd., BlueMountain CLO III Ltd. and BlueMountain CLO XXV Ltd.
“CLO Management LLC” shall have the meaning specified in the preamble hereto.
“CLO Management LLC Agreement” means the Limited Liability Company Agreement of CLO Management LLC, effective as of January 27, 2017.
“Closing” shall have the meaning specified in Section 1.2.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor code thereto. For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such sections and any similar provisions of state, local or foreign law.
“Commodity Exchange Act” means Title 7, Section 1 et seq. of the United States Code as the same may be amended, modified, succeeded or replaced from time to time.
“Common Equity Interest” shall have the meaning specified in each applicable Governing Agreement.

“Common Equity Units” shall have the meaning specified in each applicable Governing Agreement.
“Confidential Information” shall have the meaning specified in Section 5.12(a).
“Confidentiality Agreement” means that certain Amended and Restated Confidentiality Agreement, dated as of June 5, 2019, between Purchaser and Management Company LLC.
“Contracts” shall have the meaning specified in Section 2.12(a).
“Contribution Amount” shall have the meaning specified in Section 1.3(b)(iii).
“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person. The terms “controlling” and “controlled” shall have their correlative meanings.
“Controlled Affiliate”, in respect of a Person, means an Affiliate that is Controlled by such Person; provided that no Client or Controlled Affiliate thereof shall be a Controlled Affiliate of any Seller or any BlueMountain Operating Company or BlueMountain Subsidiary.
“Deductible” means $2,100,000; provided that, on the date that is twelve (12) months after the Closing Date, the Deductible shall be reduced to $1,050,000.
“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.
“Disbursing Agent” means Citibank, N.A. or such other disbursing or paying agent mutually agreed by Purchaser and Seller Representative.
“Disbursing Agent Agreement” means the Disbursing Agent Agreement by and among the Seller Representative (on behalf of itself and the BlueMountain Sellers), Purchaser and the Disbursing Agent, substantially in the form attached hereto as Exhibit E.
“Disclosure Schedule” shall have the meaning specified in Section 2.
“Employment Agreement” shall have the meaning specified in the recitals hereto.
“Employee Program” shall have the meaning specified in Section 2.19(l)(i).

“Environmental Law” means any applicable Laws and Regulations (including common law) concerning the protection of human health or the environment (including ambient air, surface water, groundwater, sediment, land, surface or subsurface strata, and natural resources), including Laws and Regulations (a) imposing liability in connection with cleanup, investigation or remediation relative to any release or threatened release of Hazardous Substances, (b) relating to exposure to Hazardous Substances and protection of worker health and safety, and (c) otherwise relating to the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport, or handling of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor to such Act.
“ERISA Affiliate” shall have the meaning specified in Section 2.19(l)(iii).
“ERISA Investor” shall have the meaning specified in Section 2.6(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor to such Act.
“FCA” means the United Kingdom Financial Conduct Authority.
“FCA Document” shall have the meaning specified in Section 2.15(e).
“Filing Party” shall have the meaning specified in Section 5.5(a).
“FINRA” means the Financial Industry Regulatory Authority.
“FIRPTA Certificate” shall have the meaning specified in Section 1.4(b)(iii).
“Foreign Plan” shall have the meaning specified in Section 2.19(k).
“Fraud” means a knowing and intentional misrepresentation of material facts in this Agreement which constitutes common law fraud under the laws of the state of New York.
“FSMA” means the Financial Services and Markets Act, as amended, and all rules, regulations and orders thereunder, including any made by HM Treasury or the FCA.
“FTC” shall have the meaning specified in Section 5.5(c).
“Fuji Management LLC” means BlueMountain Fuji Management, LLC.

“Fund Client” means each Client other than a CLO Client and the Single Investor Fund. For the avoidance of doubt, none of Fuji Management LLC or the BlueMountain Fuji CLOs is a Fund Client.
“Funds Flow Memo” shall have the meaning specified in Section 1.3(d)(ii).
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governing Agreement” means the Management Company LLC Agreement, the BMCP London LLP Deed, the GP Holdings LLC Agreement and/or the CLO Management LLC Agreement, as applicable.
“Governing Body” shall have the meaning specified in Section 5.3(a)(i).
“Governmental Authority” means any United States or other foreign, federal, state, municipal or other governmental entity exercising executive, legislative, judicial, regulatory or administrative functions, including the SEC, and including any governmental or non-governmental self-regulatory organization, agency, board, commission, bureau, instrumentality department or authority.
“GP Holdings LLC” shall have the meaning specified in the preamble hereto.
“GP Holdings LLC Agreement” means the Twelfth Amended and Restated Limited Liability Company Agreement of GP Holdings LLC, dated June 3, 2019 and effective as of January 1, 2019.
“Guaranteed Obligations” shall have the meaning specified in Section 12.17(a).
“Guaranteed Parties” shall have the meaning specified in Section 12.17(a).
“Hazardous Substance” means petroleum or any material or substance in such concentration that it is regulated or controlled as a hazardous substance, toxic substance, hazardous waste, or pollutant under any Environmental Law.
“HCERA” shall have the meaning specified in Section 2.19(h).
“Health Plan” shall have the meaning specified in Section 2.19(h).
“Healthcare Reform Laws” shall have the meaning specified in Section 2.19(h).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” means, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings and (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings and (c) estates, trusts, partnerships and other entities of which substantially all of the beneficial interest is held directly or indirectly by the foregoing.
“Incentive Fees” means (a) all “carried interests,” “performance allocations,” “incentive allocations,” and other items of gain allocated (directly or indirectly) to the BlueMountain Operating Companies or the BlueMountain Subsidiaries by a Client or in respect of a Client’s account, and (b) all “performance fees,” “incentive fees” and other payments based, in whole or in part, on the investment performance of a Client.
“Indebtedness” means, with respect to each BlueMountain Operating Company and its consolidated subsidiaries, without duplication, (a) the unpaid principal amount of and accrued interest on all indebtedness for borrowed money, including any prepayment penalties or premiums, make-whole payments, indemnities, breakage costs (including breakage fees payable on termination of the arrangements), fees and other costs and expenses associated with the repayment of any such indebtedness, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, or debt security, (c) liabilities for the deferred purchase price of property, assets, securities, businesses or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including all seller notes and “earn-out” payments related to past acquisitions (assuming the maximum amounts earned), (d) all liabilities arising out of interest rate and currency swap arrangements and any other derivative arrangements or arrangements designed to provide protection against fluctuations in interest or currency rates (in each case, valued as if terminated or closed at the Closing), (e) all obligations classified as financing or capital leases in the Base Financial Statements or the Base Interim Balance Sheet or required to be capitalized by GAAP, (f) letters of credit and any similar agreements and (g) any guarantee of any of the foregoing obligations.
“Indemnification Cut-Off Date” shall have the meaning specified in Section 9.4(a).
“Indemnified Party” shall have the meaning specified in Section 9.7(a).
“Indemnified Taxes” means (a) any Taxes required to be paid by or with respect to any BlueMountain Operating Company or any BlueMountain Subsidiary attributable to any Pre-Closing Tax Period (such Taxes for a Straddle Period to be apportioned in accordance with Section 6.4), (b) any Taxes required to be paid by or with respect to any BlueMountain Operating Company or any BlueMountain Subsidiary as a result of such entity having been a member of any U.S. federal “affiliated group” (as defined in Section 1504 of the Code) or state, local or non-U.S. combined, unitary or analogous group, in each case, on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any comparable, similar or analogous provision of state, local or non-U.S. law, (c) any Taxes required to be paid by or with respect to any BlueMountain Operating Company or any BlueMountain Subsidiary as a transferee or successor pursuant to applicable law, in either case where the liability is attributable to an event or transaction that occurred before the Closing, (d) any amounts required to be paid by any BlueMountain Operating Company or any BlueMountain Subsidiary pursuant to any tax sharing agreement to which any BlueMountain Operating Company or any BlueMountain Subsidiary is a party or is otherwise bound by on or prior to the Closing Date, (e) any Taxes resulting from any breach of any covenant or agreement to be performed by Sellers pursuant to Section 6 and (f) any Transfer Taxes for which the Sellers are responsible under Section 1.6.
“Indemnifying Party” shall have the meaning specified in Section 9.7(a).
“Insurance Approvals” means any approvals or non-disapprovals requested by any Affiliate of Purchaser from the New York State Department of Financial Services or the Maryland Insurance Administration.
“Intellectual Property” means (a) all patents, patent applications and patent disclosures, and related improvements (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, and all applications, registrations and renewals in connection therewith, (c) all copyrights, database rights, applications, registrations and renewals in connection therewith, and related improvements (d) all Trade Secrets and confidential business information (including software programs, research and development, know-how, compositions, manufacturing and production processes, technical data, designs, specifications and business and marketing plan and proposals) and related improvements, and (e) internet websites, including all content and materials displayed on and/or accessible through such sites and related improvements.
“Interest Rate” means a rate per annum equal to the LIBO Screen Rate.
“Interim Leakage Amount” shall have the meaning specified in Section 1.3(d)(iii).
“Interim Period” shall have the meaning specified in Section 5.2.
“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time and any successor to such Act.
“Investment Management Services” means any services which involve (a) the management, directly or indirectly, of an investment account or fund (or portions thereof or a group of investment accounts or funds) or collateralized loan obligation for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act, and performing activities related or incidental thereto.
“IRS” means the Internal Revenue Service.
“Knowledge” means, (a) with respect to the BlueMountain Operating Companies, the knowledge of Andrew Feldstein, Michael Liberman, Stephen Siderow, Dava Ritchea, Paul Friedman, Lee Kempler, Laura Cappiello and Amy Wierenga after reasonable inquiry by each such individual of those employees who would reasonably be expected to have knowledge of the relevant subject matter, (b) with respect to the AMG Seller, the knowledge of David Billings after reasonable inquiry by such individual of those employees who would reasonably be expected to have knowledge of the relevant subject matter, (c) with respect to any other Seller, the knowledge of such Seller, and (d) with respect to Purchaser, the knowledge of Dominic Frederico, Robert Bailenson, Ling Chow, David Buzen, Ashleigh Bischoff and Dawn Jasiak after reasonable inquiry by each such individual of those employees who would reasonably be expected to have knowledge of the relevant subject matter.
“Laws and Regulations” shall have the meaning specified in Section 2.14(a), and “Laws or Regulations” means any of such Laws or Regulations individually.
“Leakage” means, with respect to any particular Seller’s Locked Box Group, any of the following occurring during the period from the Locked Box Date until the Closing that is not Permitted Leakage:
(a)any dividend or other distribution (whether in cash, cash equivalents or in-kind) declared, paid or made by any BlueMountain Operating Company or BlueMountain Subsidiary to any member of such Seller’s Locked Box Group;
(b)    any payment to any member of such Seller’s Locked Box Group by any BlueMountain Operating Company or BlueMountain Subsidiary for the purchase or redemption of any BlueMountain Interests;
(c)    any sale or transfer of assets, in a single transaction or a series of related transactions, by any BlueMountain Operating Company or BlueMountain Subsidiary to any member of such Seller’s Locked Box Group;

(d)    any payment (other than payments of a type described in clauses (a), (b), (f) or (g) of this definition of “Leakage”) by any BlueMountain Operating Company or BlueMountain Subsidiary to or on behalf of any member of such Seller’s Locked Box Group;
(e)    any waiver, discount, release or forgiveness by any BlueMountain Operating Company or BlueMountain Subsidiary of any amounts, rights, values or benefits owed by a member of such Seller’s Locked Box Group;
(f)    any payment of service, management, shareholder or adviser’s fees, costs and expenses or compensation of a similar nature by any BlueMountain Operating Company or BlueMountain Subsidiary to a member of such Seller’s Locked Box Group in connection with the transactions contemplated by this Agreement;
(g)    any service, shareholder, adviser, management, director, or attendance fee (or equivalent) paid by any BlueMountain Operating Company or BlueMountain Subsidiary to any director, employee, representative or agent of any Seller’s Locked Box Group;
(h)    any guarantee or indemnity provided by, or the creation of any Claims over the assets of, any BlueMountain Operating Company or BlueMountain Subsidiary, in each case of or as security for any obligation of any member of such Seller’s Locked Box Group;
(i)    any assumption by any BlueMountain Operating Company or BlueMountain Subsidiary of any liability or obligation (contingent or otherwise) of, or any incurrence by any BlueMountain Operating Company or BlueMountain Subsidiary of any liability or obligation (contingent or otherwise) for, any member of such Seller’s Locked Box Group; and
(j)    any agreement by any BlueMountain Operating Company or BlueMountain Subsidiary to do any of the foregoing with respect to such Seller’s Locked Box Group.
“Leakage Amount” means, in relation to any Leakage with respect to a particular Seller’s Locked Box Group, the aggregate of the following amounts to the extent that such amounts constitute Leakage with respect to such Seller’s Locked Box Group:
(a)    the payments made, or agreed to be made;
(b)    the market value of the asset transferred, or agreed to be transferred, less any cash and the market value of any other consideration received, or to be received, for it;
(c)    the amount of the debt waived, or agreed to be waived;

(d)    the amount of the liabilities assumed or incurred, or agreed to be assumed or incurred, including any Tax becoming payable at any time by any BlueMountain Operating Company or BlueMountain Subsidiary as a consequence of any such Leakage; and
(e)    any Tax amount in respect of such Leakage Amount, whether or not actually received by the applicable Persons or in respect of which such Persons have benefitted.
“Leakage Certificate” shall have the meaning specified in Section 1.3(d)(iii).
“Lease” shall have the meaning specified in Section 2.5.
“LIBO Screen Rate” means, for any day and time, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period of one month as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as agreed by Purchaser, the Seller Representative and the AMG Seller); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“License” and “Licenses” shall have the meanings specified in Section 2.15(b).
“Lock-Up Agreement” shall have the meaning specified in the recitals hereto.
“Locked Box Date” means March 31, 2019.
“Locked Box Group” means, with respect to any particular Seller, such Seller or any of his, her or its Affiliates or any of their respective officers, partners, members, equityholders, directors, employees or family members. For purposes of this definition, any Person that provides Investment Management Services in which AMG Parent owns a direct or indirect equity interest shall not be considered an Affiliate of the AMG Seller.
“Losses” shall have the meaning specified in Section 9.2.
“Management Company LLC” shall have the meaning specified in the preamble hereto.
“Management Company LLC Agreement” means the Twelfth Amended and Restated Limited Liability Company Agreement of Management Company LLC, dated June 3, 2019 and effective as of January 1, 2019.

“Material Adverse Effect” means a change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, properties, assets, liabilities, business or operations of the BlueMountain Operating Companies and BlueMountain Subsidiaries, taken together as a whole or (b) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided that, solely with respect to the foregoing clause (a), any such change, effect, event, occurrence, circumstance, state of facts or development resulting from or arising in connection with the following shall be disregarded for purposes of determining whether a Material Adverse Effect has occurred or exists or would reasonably be expected to occur or exist: (i) the entering into of this Agreement or the public announcement or consummation of the transactions contemplated hereby, (ii) any change or condition generally affecting the investment management industry, (iii) any change in economic, financial market, regulatory or political conditions (including any change in interest rates), (iv) any outbreak or substantial worsening of war or hostilities or terrorist act, calamity, natural disaster or any similar crisis, (v) any change in applicable Laws and Regulations or accounting principles or official binding interpretations or enforcement thereof, (vi) any failure of any BlueMountain Operating Company or BlueMountain Subsidiary to meet any projections or forecasts (provided that the exception in this clause (vi) shall not prevent or otherwise affect any determination that the underlying reasons for such failure constitutes or contributed to a Material Adverse Effect), (vii) any action or inaction that is expressly required by the terms of this Agreement, (viii) any termination of any Advisory Contracts, termination or reduction of any Client relationships, failure to obtain Client Consents or reduction in assets under management or the revenues of any Client (the subject matter of which shall be governed solely by Sections 1.3 and 7.4) (provided that the exception in this clause (viii) shall not prevent or otherwise affect any determination that the underlying reasons for such failure constitutes or contributed to a Material Adverse Effect),or (ix) any action taken at the request of Purchaser or its Affiliates; provided, further, that any change, effect, event, occurrence, circumstance, state of facts or development, in the case of the foregoing clauses (ii), (iii), (iv) and (v), which has a disproportionate impact on the BlueMountain Operating Companies and BlueMountain Subsidiaries as compared to similarly situated Persons in the investment management industry may be taken into account in determining whether there has been a Material Adverse Effect.
“Material CLO Action” shall have the meaning specified in Section 2.21(i).
“Multiemployer Plan” shall have the meaning specified in Section 2.19(l)(iv).
“Net Assets Reduction Amount” means the lesser of (a) the aggregate amount by which the value of the net assets reflected on the 2018 Audited Financial Statements would be reduced by unadjusted differences reflected in the 2018 Audit Work Papers if such unadjusted differences were recorded and (b) $4,000,000.
“NYSE” means the New York Stock Exchange Inc.
“Offering Document” means offering document, offering memorandum, private placement memorandum or similar document and any amendments or supplements with respect to any of the foregoing with respect to a BlueMountain Fund.
“Order” means any order, judgment, decree, injunction, stipulation, settlement, or consent order of or with any Governmental Authority.
“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and with respect to any other Person, its comparable organizational documents; in each case, as has been amended or restated and as in effect on the date hereof.
“Outside Date” shall have the meaning specified in Section 10.1(d).
“Parent Common Stock” means the common shares, par value $0.01 per share, of Purchaser Parent.
“Parent Financial Statements” shall have the meaning specified in Section 4.9(b).
“Parent SEC Documents” shall have the meaning specified in Section 4.9(b).
“Permitted Encumbrances” means (a) statutory Claims arising by operation of law with respect to a liability incurred in the ordinary course of business and which is not delinquent; (b) requirements and restrictions of zoning, building and other laws; (c) Claims for Taxes not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings; (d) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Claims and security obligations that are not delinquent; (e) Claims set forth in any title policy or title report or survey with respect to leases and other Claims of record; (f) licenses of, or other grants of rights to use, Intellectual Property; or (g) such Claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
“Permitted Leakage” means any of the following:

(a)    any payments or transactions to the extent specifically provided for in the Base Interim Balance Sheet;
(b)    any payments or other actions contemplated by this Agreement or the Transaction Documents;
(c)    the payment of any salary, bonus or other compensation or employee benefits or expenses to or in favor of any officer, director, member, partner, investor or employee of any BlueMountain Operating Company or BlueMountain Subsidiary in the ordinary course of business of the BlueMountain Operating Companies and the BlueMountain Subsidiaries consistent with past practice, in each case in accordance with the terms of any applicable Employee Program and to the extent set forth on Schedule 11.2;
(d)    the incurrence or payment of any Restructuring Costs or Seller Transaction Expenses; provided, that the incurrence or payment of Seller Transaction Expenses shall in no way limit the obligation of the Principal pursuant to Section 9.2(e);
(e)    any action or matter undertaken at the request of, or with the written consent of, Purchaser;
(f)    any Tax Distribution Amount;
(g)    any payment described on Schedule 11.2; and/or
(h)    any fees, costs, expenses and any Tax incurred by any Blue Mountain Operating Company or BlueMountain Subsidiary as a result of any of the items described in the foregoing clauses (a)-(g).
“Person” means any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning on the day after the Closing Date.
“PPACA” shall have the meaning specified in Section 2.19(h).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending at the end of the Closing Date.

“Pre-Closing Tax Proceeding” shall have the meaning specified in Section 6.5(a).
“Primary Lease” means the Leases in respect of the real property located at (a) 280 Park Avenue, New York, New York 10017 and (b) 5 Hanover Square, London W1S 1HE, United Kingdom.
“Principal” means Mr. Andrew Feldstein, in his capacity as such pursuant to the terms of this Agreement.
“Principal Seller” means each of the Principal and Jane Veron.
“Principal Consideration” shall have the meaning specified in Section 1.3(c).
“Proceeding” means a formal administrative or civil action initiated by a Governmental Authority, a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). For the avoidance of doubt, a “Proceeding” shall not include other civil litigation, investigations, or arrests or similar charges effected in the absence of a formal criminal indictment or information (or equivalent formal charge).
“Profit Interest” shall have the meaning specified in each applicable Governing Agreement.
“Profit Units” shall have the meaning specified in each applicable Governing Agreement.
“Promissory Note” shall have the meaning specified in Section 1.3(a).
“Public Official” means (a) any director, officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (b) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled company or organization; (c) any director, officer, employee or representative of any public international organization, such as the United Nations or the World Bank; (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (e) any political party, party official or candidate for political office.
“Purchase Price” shall have the meaning specified in Section 1.3(a).
“Purchase Price Allocation” shall have the meaning specified in Section 1.3(e).

“Purchaser” shall have the meaning specified in the preamble hereto.
“Purchaser Fundamental Representations” shall have the meaning specified in Section 8.3(a).
“Purchaser Indemnified Party” and “Purchaser Indemnified Parties” shall have the meanings specified in Section 9.2.
“Purchaser Parent” shall have the meaning specified in the preamble hereto.
“Purchaser Tax Return” shall have the meaning specified in Section 6.3(c).
“Related Party” shall have the meaning specified in Section 12.13.
“Required Clients” means each of the Clients set forth on Schedule 11.3.
“Restructuring” means the actions of the BlueMountain Operating Companies and the BlueMountain Subsidiaries, as applicable, taken since January 1, 2019, or anticipated to be take prior to the Closing, in order to implement the reduction in workforce of the individuals set forth on Schedule 5.11, including using commercially reasonable efforts to obtain from each such individual an executed release agreement that is substantially in the form of the applicable agreement attached as an exhibit to Schedule 5.11.
“Restructuring Costs” means any fees, costs and expenses incurred by the BlueMountain Operating Companies and the BlueMountain Subsidiaries since January 1, 2019 in connection with or as a result of the implementation of the Restructuring, including without limitation any costs specified on Schedule 5.11 and any severance costs and/or deferred compensation payable to employees of the BlueMountain Operating Companies or the BlueMountain Subsidiaries that have been or will be terminated in connection with the Restructuring.
“RIA” shall have the meaning specified in Section 2.15(b).
“R&W Insurance Costs” means the aggregate cost of the R&W Insurance Policy, including any premium, underwriting costs and fees relating thereto.
“R&W Insurance Policy” means the Purchaser-side representation and warranty insurance policy attached hereto as Exhibit F.
“Sale Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name under “Sale Percentage” in Schedule A, which percentage represents such Seller’s aggregate pro rata ownership of the BlueMountain Interests as of the Closing Date. For the avoidance of doubt, the aggregate Sale Percentages are equal to 100%.
“Satisfaction Date” shall have the meaning specified in Section 1.2.
“Savings Plan” shall have the meaning specified in Section 5.15.
“SEC” means the Securities and Exchange Commission or any successor agency thereto.
“Securities Act” means the Securities Act of 1933, as the same may be amended from time to time and any successor to such act.
“Seller” and “Sellers” shall have the meanings specified in the preamble hereto.
“Seller Closing Consideration” shall have the meaning specified in Section 1.3(b)(i).
“Seller Fundamental Representations” shall have the meaning specified in Section 7.3(a).
“Seller Indemnified Party” and “Seller Indemnified Parties” shall have the meaning specified in Section 9.5.
“Seller Released Party” means (a) each Seller, (b) each Affiliate of any Seller and (c) any then-current or former director, officer, stockholder, owner, employee, agent or representative of any Person described in clauses (a) or (b).
“Seller Representative” means Andrew Feldstein, in his capacity as such pursuant to the terms of this Agreement.
“Seller Transaction Expenses” means (a) all fees, costs and expenses incurred by the BlueMountain Operating Companies and their respective Subsidiaries on or after the Locked Box Date (whether or not paid prior to the Closing) in connection with the sale process of the BlueMountain Operating Companies and BMCP London, and the preparation, negotiation and execution of this Agreement and the performance and consummation of the Purchase and the other transactions contemplated hereby and thereby, including: (i) fees, costs and expenses of all investment bankers, attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of any BlueMountain Operating Company or any of its Subsidiaries; (ii) severance, bonuses, retention payments and other change-of-control payments made to employees, independent contractors or directors of any BlueMountain Operating Company or any of its Subsidiaries that become contractually due as a result of this Agreement and the transactions contemplated hereby (but excluding, for the avoidance of doubt, (A) payments of amounts specified on Schedule 11.4 and (B) any “double-trigger” severance or similar payments caused by actions taken by Purchaser after the Closing); and (iii) the employer paid portion of any employment or payroll Taxes, without duplication, that become payable in connection with the payments referenced in clause (ii) above; and (b) legal fees of Skadden, Arps, Slate, Meagher & Flom LLP accrued through June 23, 2019 by the AMG Seller in connection with the sale process of the BlueMountain Operating Companies and BMCP London, and the preparation, negotiation and execution of this Agreement; provided that the amount of such legal fees shall not exceed the lesser of (i) $300,000 and (ii) the amount, if any, by which $5,000,000 exceeds the aggregate amount of the fees, costs and expenses of the BlueMountain Operating Companies and their respective Subsidiaries under clause (a) above. For the avoidance of doubt, Seller Transaction Expenses shall not include any Restructuring Costs.
“Share Price” means the VWAP of Parent Common Stock for the twenty (20) consecutive trading days ending on (and including) the trading day immediately prior to the Closing Date.
“Side Letter” means any agreement entered into between a BlueMountain Fund and an investor in such BlueMountain Fund in connection with such investor’s investment.
“Single Investor Consent” means the Client Consent in respect of the Single Investor Fund.
“Single Investor Fund” means BlueMountain Fursan Fund L.P.
“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.
“Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies and other entities with respect to which such Person, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity; provided that no BlueMountain Fund or CLO Client shall be a Subsidiary.
“Tax” and “Taxes” means all federal, state, local, foreign, and other taxes, government fees or the like, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, franchise taxes, capital stock taxes, sales taxes, use taxes, ad valorem or value-added taxes, employment and payroll-related taxes, withholding taxes, and transfer taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest thereon and fines and penalties in connection therewith.

“Tax Dispute Notice” shall have the meaning specified in Section 6.3(c).
“Tax Distribution Amount” means, with respect to any Seller, the amount, if any, distributed to such Seller by Management Company LLC, GP Holdings LLC or CLO Management LLC, as the case may be, constituting a “Tax Distribution Amount” (as that term is defined in the Management Company LLC Agreement, GP Holdings LLC Agreement and CLO Management LLC Agreement, respectively).
“Tax Proceeding” shall have the meaning specified in Section 6.5(a).
“Tax Refund” shall have the meaning specified in Section 6.6.
“Tax Return” means any federal, state, local or foreign return, declaration, election, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Taxing Authority” shall have the meaning specified in Section 2.8(b).
“Total Consideration” shall have the meaning specified in Section 1.3(e).
“Track Records” shall have the meaning specified in Section 2.15(g).
“Trade Secrets” means all know-how, trade secrets and confidential proprietary information, including concepts, methods, practices, processes, designs, customer lists, technical information, inventions and discoveries, in each case, in any form or medium.
“Transaction Documents” means the Employment Agreement, the Lock-Up Agreement, the Disbursing Agent Agreement and the Transfer Instruments described in Section 1.4(b)(i).
“Transfer Taxes” shall have the meaning specified in Section 1.6.
“Unadjusted Differences Excess” means an amount equal to (a) the Net Assets Reduction Amount minus (b) $1,000,000. For the avoidance of doubt, in no case shall the “Unadjusted Differences Excess” be a negative number.
“Unaffiliated Party” shall have the meaning specified in Section 5.3(a)(i).
“VWAP” means for the Parent Common Stock, the volume weighted average trade price per share of Parent Common Stock on the NYSE (calculated to the nearest one-hundredth of a cent) as reported by Bloomberg L.P., or any successor thereto, through its “Volume Weighted Average Price” function.

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.

SECTION 12.	MISCELLANEOUS
12.1    Fees and Expenses. Except as otherwise expressly provided herein, (a) Purchaser shall pay its own expenses incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby and (b) the BlueMountain Operating Companies and the Sellers shall pay their own respective expenses incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby.
12.2    Waivers. Any waiver of any terms or conditions or of the breach of any covenant, agreement, representation or warranty of this Agreement in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, agreement, representation or warranty, nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner a party’s right at a later time to enforce or require performance of such provision or of any provision hereof; provided, however, that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.
12.3    Governing Law. This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that could result in the application of the laws of any other jurisdiction.
12.4    Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand, upon receipt, (ii) if delivered by email, the Business Day following the day it is sent, and (iii) if sent by overnight courier, the Business Day following the date it is sent. All notices to a party will be sent to the addresses set forth below or to such other address or Person as such party may designate by notice to each other party hereunder:

TO PURCHASER OR PURCHASER PARENT:
c/o Assured Guaranty US Holdings Inc.
1633 Broadway
New York, New York 10019
Attn: General Counsel
generalcounsel@agltd.com
with a copy (which shall not constitute notice) to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best
Email: ebest@mayerbrown.com
TO ANY BLUEMOUNTAIN OPERATING ENTITY:
c/o BlueMountain Capital Management, LLC
280 Park Avenue, 12th Floor
New York, New York 10017
Attn: General Counsel
legalnotices@bluemountaincapital.com
TO ANY BLUEMOUNTAIN SELLER:
c/o BlueMountain Capital Management, LLC
280 Park Avenue, 12th Floor
New York, New York 10017
Attn: Sellers Representative
sellersrep@bluemountaincapital.com
TO THE AMG SELLER OR AMG PARENT:
c/o Affiliated Managers Group, Inc.
777 South Flagler Drive
West Palm Beach, FL, 33401
Attn: David Billings; Ben Langille
Email: david.billings@amg.com; ben.langille@amg.com

12.5    Entire Agreement, Etc.
(a)    This Agreement, including the Schedules and Exhibits referred to herein, the Transaction Documents and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto, except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement and the transactions contemplated hereby which were relied upon by any party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings. All references to “dollars” or “$” in this Agreement are to U.S. dollars.
(b)    (i) The parties hereto acknowledge and agree that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Sections 2, 3 and 4 (as applicable) (or any certificate delivered pursuant to this Agreement), and, except as and only to the extent expressly set forth in Sections 2, 3 and 4, no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party’s Affiliates, representatives or agents (including with respect to (A) the success, profitability or financial results or condition of the BlueMountain Operating Companies, BlueMountain Subsidiaries or BlueMountain Funds or the business of the BlueMountain Operating Companies, BlueMountain Subsidiaries or BlueMountain Funds after the Closing or (B) the accuracy or completeness of any information (written or oral), documents or material (including any cost estimate, valuation, appraisal, projection or forecast) made available by or on behalf of the BlueMountain Operating Companies or any BlueMountain Subsidiary, any BlueMountain Fund or any Seller to Purchaser or its respective counsels, accountants or advisors, whether before or after the execution and delivery of this Agreement, in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions or in any other form or forum in connection with the transactions contemplated by this Agreement, (including any information that may be delivered by or on behalf of such Persons pursuant to Section 5.4) or any omission therefrom to another party or any of its Affiliates) and (ii) Purchaser acknowledges and agrees that, to the fullest extent permitted by applicable Laws and Regulations, neither the BlueMountain Operating Companies nor any Seller, controlling persons or representatives shall have any liability or responsibility whatsoever to Purchaser or its affiliates or any of their respective stockholders, controlling persons or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any such information made available to Purchaser or its affiliates, or their respective stockholders, controlling persons or representatives, except as and only to the extent expressly set forth in Section 2 and Section 3 (as supplemented and qualified by the Disclosure Schedule).

EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BLUEMOUNTAIN OPERATING COMPANIES OR BLUEMOUNTAIN SUBSIDIARIES. In furtherance of the foregoing, Purchaser acknowledges and agrees that it (i) is an informed and sophisticated purchaser, and has engaged expert advisors experienced in the evaluation and purchase of companies such as the BlueMountain Operating Companies and BlueMountain Subsidiaries as contemplated hereunder, (ii) has undertaken such investigation and has been provided with and has evaluated such documents, information and other material as it has deemed necessary to enable it to make an informed and intelligent decision and, based thereon, has formed an independent judgment concerning the BlueMountain Operating Companies, BlueMountain Subsidiaries and BlueMountain Funds, the business, financial condition, operations, assets, liabilities and properties of the BlueMountain Operating Companies, BlueMountain Subsidiaries and BlueMountain Funds, and the transactions contemplated hereby, (iii) has had such time as it deems necessary and appropriate fully and completely to review and analyze such documents, information and other materials and (iv) is not relying upon and has not relied upon any other representations, opinions or other information made available or delivered (or failure thereof) by, on behalf of or with respect to the BlueMountain Operating Companies, BlueMountain Subsidiaries and BlueMountain Funds or the Sellers or by any of their Affiliates or any of their respective representatives other than the representations and warranties expressly set forth in Sections 3 and 4, and any claims Purchaser may have for breach of representation or warranty in this agreement shall be based solely on the representations and warranties expressly set forth in Sections 3 and 4; provided, that nothing herein shall limit or preclude the ability of any party hereto to seek recovery in the event of Fraud.
12.6    Assignability; Binding Effect. This Agreement or any of the obligations or rights hereunder: (i) may not be assigned by Purchaser without the prior written consent of the Seller Representative and the AMG Seller; provided that Purchaser may assign this Agreement or any obligations or rights hereunder to any of its Affiliates that is wholly owned by Purchaser Parent, including for purposes of designating any such Affiliate to purchase the equity of one or more of the BlueMountain Operating Companies or BlueMountain Subsidiaries hereunder; provided, further, that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder; (ii) may not be assigned by the AMG Seller without the prior written consent of Purchaser and the Seller Representative other than to a controlled Affiliate of the AMG Seller (for which consent shall not be required); provided that no such assignment by the AMG Seller shall relieve the AMG Seller of any of its obligations hereunder; and (iii) may not be assigned by any of the BlueMountain Sellers or any of the BlueMountain Operating Companies without the prior written consent of Purchaser and the AMG Seller. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns. Except as otherwise provided herein, nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim.
12.7    Captions; Gender; Interpretation. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any document, list or other item shall be deemed to have been “made available” to Purchaser for all purposes of this Agreement only if such document, list or other item was posted at least two (2) Business Days prior to the date hereof in the electronic dataroom established by the Sellers in connection with the transactions contemplated by this Agreement. All terms defined in this Agreement in the singular have a comparable meaning when used in the plural, and vice versa. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to any Person include the successors and permitted assigns of that Person.
12.8    Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be (i) executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and (ii) executed by facsimile.
12.9    Amendments. This Agreement may not be amended or modified except by a writing duly and validly executed by (i) Purchaser, (ii) the AMG Seller and (iii) the Seller Representative (on his own behalf and on behalf of each of the BlueMountain Sellers and the BlueMountain Operating Companies, and the Seller Representative shall be authorized to so amend this Agreement on behalf of each of them), and compliance with any provisions set forth in this Agreement may not be waived except by a writing duly and validly executed by the party waiving compliance.
12.10    Publicity and Disclosures. Purchaser, the AMG Seller and the Seller Representative shall coordinate with each other in advance as to the form and content of any press release or other external written communication to be disseminated to members of the public regarding the transactions contemplated by this Agreement. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by a party to this Agreement without the prior written consent of Purchaser, the AMG Seller and the Seller Representative (which consent shall not be unreasonably withheld), except as is otherwise required by applicable Laws and Regulations or pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Governmental Authority (in which case, to the extent possible under the circumstances and permitted by applicable Laws or Regulations, the party making such disclosure shall provide prior notice to the other parties described in this Section 12.10).
12.11    Specific Performance.
(a)    The parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached thereby at or prior to the Closing, irreparable damage would occur, no adequate remedy at law would exist and damages would not be able to be determined, and that each of Purchaser, the AMG Seller and the Seller Representative (acting on behalf of the BlueMountain Sellers), but no other party hereto, will be entitled to specific performance at or prior to the Closing to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.
(b)    Each of the parties agrees that (i) it is their intention that each of Purchaser, the AMG Seller and the Seller Representative (on behalf of the BlueMountain Sellers) be able to obtain specific performance to specifically enforce the provisions of this Agreement, and no party will take any different or conflicting position in any legal, administrative, arbitral or other proceedings, suits or actions and (ii) it will not oppose the granting of, or raise any objections to the availability or granting of, the equitable remedy of specific performance or other equitable relief on the basis that (x) the other party has an adequate remedy at law (including monetary damages) or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. No party hereto shall be required to provide any bond or other security in connection with any order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement.
12.12    Submission to Jurisdiction; Waiver of Jury Trial.
(a)    Any suit, action or proceeding arising under or in connection with this Agreement or any Transaction Document and the transactions contemplated hereby and thereby shall be brought in a state court located in the borough of Manhattan in New York, New York or a federal court located in the borough of Manhattan in New York, New York. Each party hereto hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable Laws and Regulations, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 12.4 shall be deemed effective service of process on such party.
(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12(B).
12.13    No Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Subject to the immediately preceding sentence, no former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, Affiliates, general or limited partners or assignees (each, with respect to any Person, a “Related Party”) of any Seller, any BlueMountain Operating Company or any BlueMountain Subsidiaries, Purchaser or any Related Party of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the BlueMountain Operating Companies, any Seller or Purchaser under this Agreement or of or for any proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability or otherwise, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Laws and Regulations or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of any party or other Person or otherwise. Notwithstanding the foregoing, nothing herein shall limit or preclude the ability of any party hereto to bring a claim and seek recovery in the event of Fraud.
12.14    Releases. %3. Effective at the Closing, each Seller, on behalf of itself and its respective Affiliates (other than the BlueMountain Operating Companies and BlueMountain Subsidiaries) and their respective successors and assigns, hereby irrevocably and unconditionally releases and forever discharges each other Seller Released Party, each BlueMountain Operating Company and each BlueMountain Subsidiary from any and all past, present and future actions, claims, causes of action, debts, obligations, liabilities, damages or losses of any kind, character, description or nature whatsoever, known or unknown to such Seller and its Affiliates, suspected or unsuspected, reported or unreported, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, whether grounded in law or equity or sounding in tort or contract or otherwise, which such Seller or its respective Affiliates (other than the BlueMountain Operating Companies and BlueMountain Subsidiaries) and their respective successors and assigns any time prior to the Closing has, owns or holds or claims to have, own or hold against another Seller Released Party or any BlueMountain Operating Company or BlueMountain Subsidiary, arising directly or indirectly out of, based upon, or in any way related to or in connection with the ownership of the BlueMountain Operating Companies or BlueMountain Subsidiaries by such Seller or the conduct of the business of the BlueMountain Operating Companies or BlueMountain Subsidiaries prior to the Closing; provided, however, that the provisions of this Section 12.14(a) shall not apply to, or modify, the rights of any Seller under this Agreement or the Transaction Documents.
(a)    Effective at the Closing, each BlueMountain Operating Company, on behalf of itself and its respective Controlled Affiliates (including the BlueMountain Subsidiaries) and their respective successors and assigns, hereby irrevocably and unconditionally releases and forever discharges each Seller Released Party from any and all past, present and future actions, claims, causes of action, debts, obligations, liabilities, damages or losses of any kind, character, description or nature whatsoever, known or unknown to such BlueMountain Operating Company and its Controlled Affiliates, suspected or unsuspected, reported or unreported, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, whether grounded in law or equity or sounding in tort or contract or otherwise, which such BlueMountain Operating Company or any of its Controlled Affiliates (including the BlueMountain Subsidiaries) or their respective successors and assigns at any time prior to Closing has, owns or holds or claims to have, own or hold against a Seller Released Party, arising directly or indirectly out of, based upon, or in any way related to or in connection with any Seller Released Party’s ownership of any BlueMountain Operating Company or BlueMountain Subsidiary or the conduct of the business of the BlueMountain Operating Companies or BlueMountain Subsidiaries prior to the Closing; provided, however, that the provisions of this Section 12.14(b) shall not apply to, or modify, the rights of any BlueMountain Operating Company or of Purchaser or its Affiliates under this Agreement or the Transaction Documents.
(b)    Effective as of the Closing, each of the AMG Side Letters shall automatically terminate and cease to be of any further force and effect, and no party shall have any further rights, obligations or liability thereunder.
(c)    For the avoidance of doubt, effective from and after the Closing, (i) each Seller agrees that it shall have no further right to consent to or approve any amendment, modification or restatement of any of the Organizational Documents of the BlueMountain Operating Companies or the BlueMountain Subsidiaries and (ii) none of the Sellers shall have any obligations under any of the Organizational Documents of the BlueMountain Operating Companies.
12.15    Disclosure Schedule. The disclosure of any item or matter in a Disclosure Schedule shall not be construed as an admission, representation or indication that such item or other matter is “material” or would, or would reasonably be expected to, have a Material Adverse Effect, as the case may be, or that such item or other matter is required to be referred to or disclosed in such Disclosure Schedule, nor shall such disclosure establish a standard of materiality for any purpose whatsoever. The disclosure of any item or matter relating to any possible breach or violation of any law or contract shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.
12.16    Seller Representative.
(a)    Each of the BlueMountain Sellers hereby irrevocably appoints the Seller Representative as agent and attorney-in-fact for and on behalf of the BlueMountain Sellers, and the Seller Representative hereby accepts his appointment as the “Seller Representative” hereunder. The Seller Representative shall have full power and authority to represent all of the BlueMountain Sellers and their respective successors with respect to all matters arising under this Agreement for which the Seller Representative is authorized to act on their behalf. All actions taken by the Seller Representative pursuant to the authority granted hereunder shall be binding upon the BlueMountain Sellers as if expressly confirmed and ratified in writing by each of them. and the BlueMountain Sellers shall not have the right to object, dissent, protest or otherwise contest the same. The Seller Representative shall take any and all actions that the Seller Representative believes are necessary or appropriate under this Agreement for and on behalf of the BlueMountain Sellers as if the BlueMountain Sellers were acting on their own behalf. Purchaser and the AMG Seller may rely (without investigation) upon any representation or action taken or notice, consent or instruction given by the Seller Representative on behalf of the BlueMountain Sellers pursuant to the terms of this Agreement as being authorized by the BlueMountain Sellers, and no party hereto shall have any cause of action against Purchaser, the AMG Seller, the BlueMountain Operating Companies or any BlueMountain Subsidiary for any action taken by Purchaser or the AMG Seller (as applicable) in reliance upon any such decision, consent, instruction or action.
(b)    All actions, decisions and instructions of the Seller Representative in connection with the administration of his duties hereunder shall be conclusive and binding upon all of the BlueMountain Sellers. Except as otherwise provided in this Agreement, the Seller Representative shall have no duties to the BlueMountain Sellers, shall not be deemed to be an agent of the BlueMountain Sellers and shall have no liability to the BlueMountain Sellers for any action taken, decision made or instruction given by the Seller Representative pursuant to the authority granted to the Seller Representative under the terms of this Agreement, except in the case of the Seller Representative’s willful misconduct. The Seller Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Seller Representative in accordance with such advice, the Seller Representative shall not be liable to the BlueMountain Sellers. The BlueMountain Sellers shall severally but not jointly indemnify, defend and hold the Seller Representative harmless against any Loss, liability or expense incurred without gross negligence, fraud or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including the reasonable fees and expenses of any third party retained by Seller Representative in connection with the performance of his duties hereunder.
(c)    In the event of the death or permanent disability of the Seller Representative, a successor Seller Representative shall be selected by the BlueMountain Sellers (or their respective estates, executors or personal representatives) representing a majority of the Sale Percentages held by all BlueMountain Sellers, in which event the selected successor shall promptly notify Purchaser in writing of his, her or its succession as the Seller Representative.
12.17    Guaranty of AMG Parent.
(a)    AMG Parent hereby absolutely, unconditionally and irrevocably guarantees to and for the benefit of Purchaser and any Purchaser Indemnified Party (collectively, the “Guaranteed Parties”) the punctual and complete payment and performance if, as and when due, by the AMG Seller of all of the AMG Seller’s indemnification obligations set forth in Section 9 of this Agreement (such obligations, as amended from time to time, the “Guaranteed Obligations”). Each Guaranteed Party may, in its sole discretion, bring and prosecute a separate action against AMG Parent for the performance or payment of the Guaranteed Obligations, regardless of whether such action is brought against the AMG Seller or whether the AMG Seller is joined in any such action. This guarantee constitutes a guarantee of payment and not of collection. The Guaranteed Obligations will not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the AMG Seller or by any defense which the AMG Seller may have by reason of the Order or decision of any court or administrative body resulting from any such proceeding. The Guaranteed Parties shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that the AMG Seller becomes subject to a bankruptcy, reorganization, insolvency or similar proceeding, and the failure of any Guaranteed Party to so file shall not affect the Guaranteed Obligations hereunder. AMG Parent shall not institute any proceeding asserting or assert as a defense in any proceeding, and shall cause its respective Affiliates not to institute any proceeding asserting or assert a defense in any proceeding, that this guarantee is illegal, invalid or unenforceable in accordance with its terms.
(b)    AMG Parent waives promptness, diligence, notice of the acceptance of this guarantee, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred, notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations, notice of or proof of reliance by Purchaser upon guarantee, any right to require the marshalling of assets of the AMG Seller and all suretyship defenses generally.
(c)    AMG Parent hereby represents and warrants that (i) AMG Parent has full power and authority to execute and deliver this Agreement and to perform the obligations under this Section 12.17, and the execution, delivery and performance under this Section 12.17 of this Agreement by AMG Parent has been duly authorized by all necessary action on the part of AMG Parent; (ii) this Agreement constitutes a legal, valid and binding obligation of AMG Parent enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or similar laws affecting creditors’ rights generally; and (iii) the execution, delivery and performance under this Section 12.17 by AMG Parent does not contravene any provision of AMG Parent’s Organizational Documents or any Laws and Regulations or contractual restriction binding on AMG Parent or any of its assets.
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IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed as of the date first above written.
Purchaser:
ASSURED GUARANTY US HOLDINGS INC.
By:
    Name:    [●]
    Title:    [●]
Purchaser Parent:
ASSURED GUARANTY LTD., solely for purposes of Sections 1.3(c)(ii), 4.1, 4.2, 4.5 and 4.9
By:
    Name:    [●]
    Title:    [●]

[Purchase Agreement]

BlueMountain Operating Companies:
BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC
By:
    Name:    [●]
    Title:    [●]
BLUEMOUNTAIN GP
HOLDINGS, LLC
By:
    Name:    [●]
    Title:    [●]
BLUEMOUNTAIN CLO MANAGEMENT, LLC
By:
    Name:    [●]
    Title:    [●]
BlueMountain Sellers:

    Name:    [●]

    Name:    [●]

    Name:    [●]

[Purchase Agreement]

AMG Seller:
BMCM ACQUISITION, LLC
By:    AMG New York Holdings Corp.,
    Its Sole Member and Manager
By:
    Name:    David M. Billings
    Title:    President and Secretary
AMG Parent:
AFFILIATED MANAGERS GROUP, INC., solely for purposes of Section 12.17
By:

    Name:    David M. Billings
    Title:    Executive Vice President,
        General Counsel and Secretary

[Purchase Agreement]